UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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Intrawest Resorts Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

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Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300
Denver, Colorado 80202

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock of Intrawest Resorts Holdings, Inc., which we refer to as the “Company,” in connection with the Agreement and Plan of Merger, dated as of April 7, 2017, among Hawk Holding Company, LLC, a Delaware limited liability company (“Parent”), Hawk Holding Company, Inc., a Delaware corporation (“HHC”), and Hawk Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”) and the Company. We refer to the Agreement and Plan of Merger as the “Merger Agreement” (a copy of which is attached as Annex A to this information statement) and to the merger of Merger Sub with and into the Company that is contemplated by the Merger Agreement as the “Merger.” Upon completion of the Merger, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted automatically into the right to receive $23.75 in cash, without interest and subject to reduction for any required withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of (a) any shares of Company Common Stock owned by the Company as treasury stock or by Parent, HHC or Merger Sub (which will be canceled and cease to exist and no consideration will be paid with respect thereto) and (b) those shares of Company Common Stock with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn.

The board of directors of the Company (the “Board”) unanimously (a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the other transactions contemplated thereby, including the Merger; (b) approved the execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and (c) resolved to recommend the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, by the holders of shares of Company Common Stock, upon the terms and subject to the conditions set forth in the Merger Agreement.

The adoption of the Merger Agreement by the Company stockholders required the affirmative vote or written consent of the stockholders holding in the aggregate a majority of the outstanding shares of Company Common Stock. On April 8, 2017, following the execution of the Merger Agreement, Intrawest Europe Holdings S.à r.l. and Intrawest S.à r.l. (together, the “Majority Stockholder”), which are both subsidiaries of investment funds managed by affiliates of Fortress Investment Group LLC (“Fortress”), and which together on such date beneficially owned 27,038,250 shares of Company Common Stock representing approximately 67.9% of the 39,822,611 outstanding shares of Company Common Stock, delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Stockholder Written Consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company will not be soliciting your vote for adoption of the Merger Agreement and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of the Stockholder Written Consent contemplated by Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Majority Stockholder, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this information statement, or June 12, 2017, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex D. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. If the Merger is completed, you will receive instructions regarding the payment for your shares of Company Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Karen Sanford
Karen Sanford
Senior Vice President, Chief General Counsel and Corporate Secretary

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated May 22, 2017 and is first being mailed to stockholders on or about May 23, 2017.

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SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2017, by and among Hawk Holding Company, LLC (“Parent”), Hawk Holding Company, Inc. (“HHC”), and Hawk Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Intrawest Resorts Holdings, Inc. fully, and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Intrawest,” “Company,” “we,” “us” and “our” refer to Intrawest Resorts Holdings, Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. All references to defined terms not defined herein or in the notice to which this information statement is attached shall have the meanings ascribed to them in the Merger Agreement attached as Annex A to this information statement.

The Parties to the Merger Agreement (page 15)

The Company. Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns and/or operates six four-season mountain resorts with approximately 8,000 skiable acres and over 1,100 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays (“CMH”), a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages condominium hotel properties and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). The Company’s executive offices are located at c/o 1621 18th Street, Suite 300, Denver, Colorado 80202 and its telephone number is (303) 749-8200. For more information, visit www.intrawest.com. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 81.

Parent. Parent is a limited liability company formed under the laws of Delaware and is jointly owned by affiliates of Aspen Skiing Company, L.L.C. (“Aspen”) and KSL Capital Partners, LLC (“KSL Capital Partners”). Henry Crown & Company (“Crown”) is an affiliate of Aspen with common ownership. Parent was formed specifically for the purpose of serving as the intended holding company for the Company at the completion of the Merger and has not carried on any activities to date, except for activities incidental to its formation, activities undertaken in connection with the Transactions (as defined below) and activities undertaken in connection with the possible acquisition of certain other resorts. Parent’s principal executive offices are located at c/o KSL Capital Partners, LLC, 100 St. Paul St., Suite 800, Denver, CO 80206 and c/o Aspen Skiing Company, L.L.C., 117 Aspen Airport Business Center, Aspen, CO 81611 and its telephone number is (720) 284-6400 and (970) 923-0570.

Aspen owns and operates the four mountains of Aspen Snowmass – Snowmass, Aspen Mountain, Aspen Highlands and Buttermilk – as well as hospitality properties The Little Nell, Residences at The Little Nell, Limelight Aspen and Limelight Ketchum in Ketchum, Idaho. In addition, Aspen owns and operates numerous retail and rental locations throughout the resort and the Roaring Fork Valley in Colorado. For more information, visit www.aspensnowmass.com.

KSL Capital Partners is a private equity firm specializing in travel and leisure enterprises in five primary sectors: hospitality, recreation, clubs, real estate and travel services. KSL Capital Partners has offices in Denver, Colorado; Stamford, Connecticut; and London, England. Since 2005, KSL Capital Partners has raised approximately $7.5 billion in equity capital commitments. KSL Capital Partners’ current portfolio includes some of the premier properties in travel and leisure. For more information, please visit www.kslcapital.com.

HHC. HHC is a corporation incorporated under the laws of Delaware and was formed specifically for the purpose of serving as the intended holding company for the Company at the completion of the Merger. HHC is a wholly owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. HHC’s principal executive offices are located at c/o KSL Capital Partners, LLC, 100 St. Paul St., Suite 800, Denver, CO 80206 and c/o Aspen Skiing Company, L.L.C., 117 Aspen Airport Business Center, Aspen, CO 81611 and its telephone number is (720) 284-6400 and (970) 923-0570.

Merger Sub. Merger Sub is a corporation incorporated under the laws of Delaware and was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of HHC, an indirect wholly owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at c/o KSL Capital Partners, LLC, 100 St. Paul St., Suite 800, Denver, CO 80206 and c/o Aspen Skiing Company, L.L.C., 117 Aspen Airport Business Center, Aspen, CO 81611 and its telephone number is (720) 284-6400 and (970) 923-0570.

The Merger (page 17)

On April 7, 2017, the Company entered into the Merger Agreement with Parent, HHC and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, the Company will become a wholly owned subsidiary of Parent following the Effective Time. Because the Merger Consideration (as defined below) will be paid in cash, you will receive no equity interest in Parent, and after the Effective Time you will have no equity interest in the Company.

The Merger Consideration (page 57)

Upon completion of the Merger, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time will be canceled and converted automatically into the right to receive $23.75 in cash (the “Merger Consideration”), without interest and subject to reduction for any required withholding taxes automatically. However, the Merger Consideration will not be paid in respect of (a) any shares of Company Common Stock owned by the Company as treasury stock or by Parent, HHC or Merger Sub (which will be canceled and cease to exist and no consideration will be paid with respect thereto) and (b) those shares of Company Common Stock with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger.

Reasons for the Merger (page 26)

After careful consideration, the Company’s board of directors (the “Board”) unanimously determined to approve the Merger Agreement and recommended the adoption of the Merger Agreement by the Company’s stockholders. The Board believes that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its stockholders. For a discussion of the material factors that the Board considered in determining to approve the Merger Agreement, please see the section of this Information Statement entitled “The Merger—Reasons for the Merger” beginning on page 26.

Required Stockholder Approval for the Merger

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock. On April 8, 2017, following the execution of the Merger Agreement, the Majority Stockholder, which holds a majority of the Company’s outstanding shares of Company Common Stock, delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Stockholder Written Consent”). No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Delaware law.

Federal securities laws require that the Merger may not be completed until 20 days after the date of mailing of this information statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the Stockholder Written Consent, the Merger will not occur until that time has elapsed. The parties currently expect to complete the Merger in the third quarter of 2017.

Opinion of Deutsche Bank (page 30 and Annex B)

In connection with the Merger Agreement and the Merger, Deutsche Bank Securities Inc. (“Deutsche Bank”) on April 7, 2017 rendered its oral opinion to the Board, subsequently confirmed in a written opinion dated April 7, 2017, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock, other than Fortress Investment Group LLC (“Fortress”) and its affiliates, was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated April 7, 2017, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Deutsche Bank in connection with the opinion, is included in this information statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Board in connection with and for purposes of its evaluation of the Merger. For more information regarding the opinion of Deutsche Bank, see “Opinion of Deutsche Bank” beginning on page 30 of this information statement. Deutsche Bank’s opinion is not a recommendation as to how any holders of Company Common Stock should have voted with respect to the Merger.

Opinion of Moelis (page 37 and Annex C)

In connection with the Merger, the Board received a written opinion, dated April 7, 2017, from one of the Company’s financial advisors, Moelis & Company LLC (“Moelis”), as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to be received in the Merger by holders of Company Common Stock (other than Fortress and its affiliates). The full text of Moelis’ written opinion dated April 7, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this information statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock, other than Fortress and its affiliates, and does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. For more information regarding the opinion of Moelis, see “Opinion of Moelis” beginning on page 37 of this information statement. Moelis’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should have voted or should act with respect to the Merger or any other matter.

Financing (page 47)

Parent has obtained debt financing commitments for (i) the transaction contemplated by the Merger Agreement, the proceeds of which will be used in part by Parent to pay the aggregate Merger Consideration, for the refinancing of the certain existing indebtedness of the Company contemplated by the Merger Agreement, and all related fees and expenses (the “Transactions”) and (ii) specified other transactions. JPMorgan Chase Bank, N.A. (“JPMCB”), Bank of America, N.A. (“BofA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLFPS”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “Wells Fargo”), Credit Suisse Securities (USA) LLC (“CS Securities”), Credit Suisse AG, Cayman Island Branch (acting through such of its affiliates or branches as it deems appropriate, “CS” and, together with CS Securities and their respective affiliates, “Credit Suisse”), Citigroup Global Markets Inc. (“CGMI”), on behalf of Citi (as defined in the Debt Commitment Letter (as defined below)) and U.S. Bank National Association (“USB” and, together with JPMCB, BofA, MLFPS, Wells Fargo, Credit Suisse and Citi, the “Commitment Parties”), committed to provide a $1.235 billion first lien secured term loan facility, a $196.25 million senior secured revolving credit facility, and a $365 million second lien secured term loan facility, of which $640 million of the loans under the first lien secured term loan facility, $190 million of the loans under the second lien secured term loan facility, and a portion of the commitments under the senior secured revolving credit facility, will be available on the closing date to finance the Transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in an amended and restated debt commitment letter dated April 27, 2017 (which we refer to as the “Debt Commitment Letter”), between the Commitment Parties and HHC. JPMCB, MLFPS, Wells Fargo Securities, CS Securities, Citi and USB, on an exclusive basis, will act as the lead arrangers and bookrunners for the first lien secured term loan facility and JPMCB, MLFPS, Wells Fargo Securities, CS Securities and Citi, on an exclusive basis, will act as the lead arrangers and bookrunners for the second lien secured term loan facility (in such capacities, collectively, the “Lead Arrangers”). JPMCB will act as administrative agent for the first lien secured facilities and BofA will act as administrative agent for the second lien secured term loan facility (in such capacities, the “Administrative Agent”). The obligation of the Commitment Parties to provide the debt financing under the Debt Commitment Letter is subject to certain customary conditions.

Parent has entered into an equity commitment letter with KSL Capital Partners, dated April 7, 2017, pursuant to which KSL Capital Partners has agreed to provide committed equity financing of no less than $351,600,000 to Parent as a source of a portion of the funds required to consummate the transactions contemplated by the Merger Agreement. Parent has also entered into an equity commitment letter with Crown, dated April 7, 2017, pursuant to which Crown has agreed to provide committed equity financing of no less than $351,600,000 to Parent as a source of a portion of the funds required to consummate the transactions contemplated by the Merger Agreement. The obligations of KSL Capital Partners and Crown to provide the equity financing on the terms outlined in the equity commitment letters are subject to certain customary conditions.

A more detailed description of the financing is provided in “The Merger—Financing” beginning on page 47.

The obligations of Parent, HHC and Merger Sub to complete the Merger under the Merger Agreement are not subject to any financing condition.

The Merger Agreement (page 56 and Annex A)

Conditions to the Closing of the Merger (page 70)

The parties expect to complete the Merger after all of the conditions to the Merger in the Merger Agreement are satisfied or waived. The parties currently expect to complete the Merger in the third quarter of 2017. However, it is possible that factors outside of each party’s control could require them to complete the Merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the Merger may be consummated:

•	The receipt of the approval of the Stockholder Written Consent, which condition was satisfied following Parent’s receipt of the Stockholder Written Consent on April 8, 2017 (as described in the section entitled “The Merger Agreement—Written Consent” beginning on page 69);
•	The consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority;

•	The expiration or termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”);
•	With respect to Parent’s obligation to close, the accuracy of the representations and warranties of the Company, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the closing date of the Merger;
•	With respect to the Company’s obligation to close, the accuracy of the representations and warranties of Parent, HHC and Merger Sub in the Merger Agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the closing date of the Merger;
•	With respect to Parent’s obligation to close, the performance in all material respects by the Company of its obligations required to be performed under the Merger Agreement on or before the closing date of the Merger;
•	With respect to the Company’s obligation to close, the performance in all material respects by Parent, HHC and Merger Sub, of their respective obligations required to be performed by them under the Merger Agreement on or before the closing date of the Merger;
•	With respect to Parent’s obligation to close, there not having occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect since the date of the Merger Agreement;
•	With respect to Parent’s obligation to close, the Company or its subsidiaries having obtained any consent, transfer, renewal, or reissuance with respect to a certain United States Forest Service (“USFS”) Permit as required by the USFS in connection with the consummation of the Merger, provided that if the USFS requires a renewal or reissuance of such permit, the renewed or reissued permit shall either (i) have the same terms and conditions as the current USFS Permit; (ii) have the same terms and conditions as those terms and conditions set forth in the form of USFS Permit attached to the Merger Agreement, as agreed; or (iii) have terms and conditions, that when compared to the terms and conditions set forth in the form of USFS Permit attached to the Merger Agreement, as agreed, do not result in a “material adverse effect” to the Company’s Steamboat ski resort; and
•	With respect to Parent’s obligation to close, the Company or its subsidiaries having obtained the consent, transfer, renewal, or reissuance, as applicable, with respect to at least 13 of the 24 required Canadian permits related to licenses of occupation issued to Canadian Mountain Holidays Limited Partnership.

No Solicitation (page 64)

In the Merger Agreement, subject to certain exceptions, the Company has agreed that it will not, directly or indirectly, among other things:

•	Solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an alternative proposal (as used in this section, an “inquiry”);
•	Furnish non-public information regarding the Company and the Company subsidiaries to any person in connection with an inquiry or an alternative proposal;
•	Enter into, continue or maintain discussions or negotiations with any person with respect to an inquiry or an alternative proposal;
•	Otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding (other than to inform persons of the no solicitation obligations or to ascertain facts or clarify terms for the sole purpose of the Board reasonably informing itself about such alternative proposal), or furnish or cause to be furnished to any person or group any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an alternative proposal;
•	Approve, agree to, accept, endorse, recommend, execute or enter into any alternative proposal;

•	Submit to a vote of its stockholders, approve, endorse or recommend any alternative proposals;
•	Effect any adverse recommendation change (as summarized on page 65); or
•	Enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition, confidentiality or similar agreement contemplating or otherwise relating to any alternative proposal (as described below).

Notwithstanding the foregoing, prior to Parent’s receipt of the Stockholder Written Consent, in response to an alternative proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, if the Board determined that such alternative constituted or was reasonably expected to lead to a superior proposal and that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Company could have furnished information to and participated in discussions and negotiations with the party making such alternative proposal.

Further, if the Board determined at any time prior to Parent’s receipt of the Stockholder Written Consent, after consultation with its financial advisors and outside counsel, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law, the Board could have caused or permitted the Company to terminate the Merger Agreement in order to enter into a definitive agreement regarding a superior proposal, subject to certain notice provisions and Parent’s right to renegotiate the terms of the Merger Agreement such that the alternative proposal would no longer constitute a superior proposal and subject to the Company’s concurrent payment to Parent of the Company Termination Fee described below.

As a result of the execution and delivery of the Stockholder Written Consent on April 8, 2017, the requisite stockholder approval has been obtained; therefore, the Board has no ability to change its recommendation, and the Company is prohibited from responding to unsolicited proposals and terminating the Merger Agreement to accept a superior proposal.

For a further discussion of the limitations on solicitation of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 64.

Termination (page 71)

The Merger Agreement may be terminated in the following ways:

•	By mutual written consent of Parent and the Company;
•	By either the Company or Parent if:
•	The Merger is not consummated on or before February 1, 2018, which date we refer to as the termination date (which termination date may be extended by Parent by up to five business days if the marketing period has not expired by such date); or
•	Any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the Merger Agreement and such law or order has become final or nonappealable;
•	By the Company if:
•	Parent, HHC or Merger Sub have breached any of their respective representations, warranties, covenants or other agreements in the Merger Agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured before the earlier of the termination date or the date that is 45 calendar days following the Company’s delivery of written notice of such breach or failure to perform; or
•	(i) all of the closing conditions obligating Parent, HHC and Merger Sub to effect the Merger have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the closing by any party, but subject to the satisfaction (or waiver) of such conditions at the closing); (ii) Parent fails to consummate the transactions contemplated by the Merger Agreement on the date on which closing should have occurred; (iii) the Company has notified Parent in writing that the Company is ready, willing and able to effect the closing; and (iv) Parent fails to consummate the closing within three business days after the delivery of such notice.

•	By Parent if:
•	The Company has breached any of its representations, warranties, covenants or other agreements in the Merger Agreement such that specified conditions in the Merger Agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured before the earlier of the termination date or the date that is 45 calendar days following Parent’s delivery of written notice of such breach or failure to perform.

As a result of the execution and delivery of the Stockholder Written Consent on April 8, 2017, the requisite stockholder approval has been obtained; therefore, the Company is prohibited from terminating the Merger Agreement to accept a superior proposal.

Termination Fees (page 72)

Under the Merger Agreement, the Company could have been required to pay to Parent a termination fee of $28,373,610 if the Merger Agreement was terminated under specified circumstances (but the termination fee will not be payable pursuant to any of the applicable triggers in the Merger Agreement because of Parent’s receipt of the Stockholder Written Consent on April 8, 2017).

Under the Merger Agreement, the Company is entitled to receive a reverse termination fee, regulatory termination fee or permit termination fee, as applicable, equal to $66,205,091 from Parent under the following circumstances:

•	If the Merger Agreement is terminated by the Company (i) because Parent, HHC or Merger Sub have breached their respective representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and have failed to cure such breach within a certain period or (ii) because, at the end of the marketing period, Parent has failed to consummate the Merger pursuant to the Merger Agreement notwithstanding the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to do so and Parent has received notice of such failure from the Company;
•	If the Merger Agreement is terminated or deemed terminated by the Company or Parent in connection with the HSR Act or Competition Act, and at the time of such termination all other conditions set forth as conditions to the closing of the Merger are satisfied (other than those conditions which by their terms cannot be satisfied until the closing); or
•	If the Merger Agreement is terminated or deemed terminated by the Company or Parent in connection with the failure to obtain certain consents, transfers, renewals or reissuances of the USFS Permit and/or certain Canadian permits (as described under “—Conditions to the Closing of the Merger” beginning on page 70), and at the time of either such termination all of the other conditions set forth as conditions to the closing of the Merger are satisfied (other than those conditions which by their terms cannot be satisfied until the closing).

In no event will either the Company or Parent be required to pay a termination fee more than once.

For a further discussion of the circumstances under which termination fees are to be paid, see “The Merger Agreement—Termination Fees” beginning on page 72.

Interests of Our Directors and Executive Officers in the Merger (page 50)

You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 50.

U.S. Federal Income Tax Consequences of the Merger (page 52)

If you are a U.S. Holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 52), the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of shares of Company Common Stock receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash the U.S. Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.

If you are a Non-U.S. Holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger”), the Merger will generally not be a taxable transaction to such holder under U.S. federal income tax laws unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met; (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, subject to an applicable treaty providing otherwise; or (iii) at any time during the shorter of the five-year period preceding the Effective Time or the Non-U.S. Holder’s holding period for its Company Common Stock, we were a “United States real property holding corporation” and such holder held (actually or constructively) more than 5% of the shares of Company Common Stock.

Holders of shares of Company Common Stock should consult their tax advisor about the U.S. federal, state, local and foreign tax consequences of the Merger.

Regulatory Approvals (page 54)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. The Company and Parent and its affiliates originally filed their respective HSR Act notifications on April 21, 2017. On May 16, 2017, Parent submitted a request to withdraw its HSR Act notification effective May 22, 2017; Parent intends to refile the notification no later than May 24, 2017. Additionally, the obligations of Parent, HHC and Merger Sub to effect the Merger are subject to the consent, transfer, renewal or reissuance with respect to a certain USFS Permit and certain Canadian Permits (as defined in the Merger Agreement).

Exchange and Payment Procedures (page 58)

Shortly after the Effective Time, a paying agent will mail a letter of transmittal and instructions to you and the other Company stockholders. Holders of shares of Company Common Stock will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders, but such holders may, if required by the paying agent, be required to deliver an executed letter of transmittal to the paying agent.

Specific Performance (page 73)

Parent, HHC, Merger Sub and the Company are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity. The Company is entitled to obtain specific performance or other equitable relief to cause the full proceeds of the equity financing contemplated by the equity commitment letters to be drawn down on the terms and subject to the conditions set forth in the equity commitment letters and the Merger Agreement and/or to cause Parent, HHC and/or Merger Sub to consummate the transactions contemplated by the Merger Agreement only upon the occurrence of certain events.

Appraisal Rights (page 76 and Annex D)

Pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), our stockholders (other than the Majority Stockholder) have the right to dissent from the Merger and receive a cash payment for the judicially determined fair value of their shares of Company Common Stock. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $23.75 per share that our stockholders are entitled to receive in the Merger. To qualify for these rights, you must make a written demand for appraisal on or prior to June 12, 2017, which is the date that is 20 days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. If you validly exercise (and do not withdraw or fail to perfect) appraisal rights, the ultimate amount that you may be entitled to receive in an appraisal proceeding may be less than, equal to or more than the amount of Merger Consideration that you would have received under the Merger Agreement. For a summary of these procedures, see “Appraisal Rights” beginning on page 76. A copy of Section 262 of the DGCL is attached to this information statement as Annex D.

Litigation Related to the Merger (page 52)

A purported stockholder of the Company has made a demand pursuant to Section 220 of the DGCL to inspect certain books and records of the Company relating to the proposed Merger.

Market Price of Our Stock (page 75)

Company Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “SNOW”. The closing sale price of Company Common Stock on the NYSE on April 7, 2017, which was the last trading day before we announced the Merger, was $25.30. The closing sale price of Company Common Stock on the NYSE on January 12, 2017, which was the last trading day before an article published by Thomson-Reuters reported that the Company was exploring a potential sale, was $16.97, and the volume weighted average price of the Company Common Stock on the NYSE for the 90-day period ending January 12, 2017, was $17.03. On May 19, 2017, the last trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $23.51.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement, each of which you should read carefully. You may obtain information referred to in this information statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 81.

Q:	What is the proposed transaction?
A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become an indirect wholly owned subsidiary of Parent.
Q:	What will I receive in the Merger?
A:	Upon completion of the Merger, you will receive $23.75 in cash, without interest and less any required withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $2,375 in cash in exchange for your shares of Company Common Stock, less any required withholding taxes. You will not own shares in the surviving corporation.
Q:	What was the market price of the Company Common Stock at the time the Company entered into the Merger Agreement as compared to the Merger Consideration?
A:	The closing sale price of Company Common Stock on the NYSE on April 7, 2017 which was the last trading day prior to the Board’s adoption of the Merger Agreement, was $25.30. The closing sale price of Company Common Stock on the NYSE on January 12, 2017, which was the last trading day before an article published by Thomson-Reuters reported that the Company was exploring a potential sale, was $16.97, and the volume weighted average price of the Company Common Stock on the NYSE for the 90-day period ending January 12, 2017, was $17.03. See “Market Price of Our Stock” beginning on page 75.
Q:	When do you expect the Merger to be completed?
A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the third quarter of calendar year 2017, although the Company cannot assure completion by any particular date, if at all.
Q:	What happens if the Merger is not completed?
A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to be listed on the NYSE.
Q:	Why am I not being asked to vote on the Merger?
A:	Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the outstanding shares of Company Common Stock in order to effect the Merger. The requisite stockholder approval was obtained, following the execution of the Merger Agreement, on April 8, 2017, when the Stockholder Written Consent was delivered by the Majority

Stockholder. The Majority Stockholder owned shares of Company Common Stock constituting approximately 67.9% of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this Information Statement?
A:	Applicable laws and securities regulations require us to provide you with notice of the Stockholder Written Consent delivered by the Majority Stockholder, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex D.
Q:	Did the Board approve and recommend the Merger Agreement?
A:	Yes. The Board unanimously:
(a)	determined that the Merger Agreement is fair to and in the best interests of the Company and its stockholders, and declared it advisable to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger;
(b)	approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and
(c)	resolved to recommend the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, by the holders of Company Common Stock, upon the terms and subject to the conditions set forth in the Merger Agreement.

For a discussion of the factors that the Board considered in determining to approve the Merger Agreement, see “The Merger—Reasons for the Merger” beginning on page 26.

Q:	What happens if I sell my shares before completion of the Merger?
A:	If you transfer your shares of Company Common Stock, you will have transferred the right to receive the Merger Consideration to be received by the Company stockholders in the Merger. To receive the Merger Consideration, you must hold your shares through the completion of the Merger.
Q:	Is further action required of holders of the Company Common Stock to receive the Merger Consideration?
A:	Holders of shares of Company Common Stock will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders, but such holders may, if required by the paying agent, be required to deliver an executed letter of transmittal to the paying agent.
Q:	Is the Merger subject to the fulfillment of certain conditions?
A:	Yes. Before the Merger can be completed, the Company, Parent, HHC and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 70.
Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?
A:	Yes. As a holder of Company Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions, which conditions are described in this information statement in “Appraisal Rights” beginning on page 76.

Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?
A:	As a result of the execution and delivery of the Stockholder Written Consent on April 8, 2017, the requisite stockholder approval has been obtained, and the Company has no further ability to negotiate unsolicited alternative acquisition proposals or terminate the Merger Agreement to enter into a superior proposal. See “The Merger Agreement—No Solicitations of Other Offers” beginning on page 64.
Q:	Will I owe taxes as a result of the Merger?
A:	The Merger will be a taxable transaction for U.S. Holders of shares of Company Common Stock. As a result, assuming you are a U.S. Holder, you will recognize gain or loss with respect to the cash received for shares of Company Common Stock in the Merger equal to the difference between (x) the amount of cash you receive (determined before the deduction of any applicable withholding taxes) and (y) the adjusted tax basis of your surrendered shares of Company Common Stock. See “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 52 for a more detailed explanation of the tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation.

If you are a Non-U.S. Holder, the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless (i) you are an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met; (ii) the gain is effectively connected with the conduct of a trade or business in the United States by you, subject to an applicable treaty providing otherwise; or (iii) at any time during the shorter of the five-year period preceding the Effective Time or the Non-U.S. Holder’s holding period for its Company Common Stock, we were a “United States real property holding corporation” and you held (actually or constructively) more than 5% of the shares of Company Common Stock.

We urge you to consult your tax advisor on the tax consequences of the Merger to you and nothing herein should be considered tax advice.

Q:	Where can I find more information about the Company?
A:	We file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 81.
Q:	What will happen to outstanding Company equity-based awards in the Merger?
A:	For information regarding the treatment of the Company’s equity-based awards, please see the section of this Information Statement entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 67.
Q:	Do any of the Company’s directors and executive officers have interests in the Merger that may differ from those of Company stockholders generally?
A:	You should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 50. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement.
Q:	What is householding and how does it affect me?
A:	The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this Information Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by phone at (303) 749-8370 or by mail to Intrawest Resorts Holdings, Inc., 1621 18th Street, Suite 300, Denver, Colorado 80202. We will promptly send additional copies of this Information Statement upon receipt of such request.

Q:	Who can help answer my other questions?
A:	If you have more questions about the Merger, please contact our Investor Relations Department at (303) 749-8370. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the Merger and other information relating to the Merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “expect,” “intend,” “plan,” “project,” “believe,” “may,” “will,” “would,” “could,” “should,” “seek,” “estimate” and variations on these words and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the Merger;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the amount of the costs, fees, expenses and charges related to the Merger;
•	the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees;
•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Company Common Stock;
•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;
•	the risk that we may be subject to litigation in connection with the Merger;
•	risks related to diverting management’s attention from our ongoing business operations; and
•	other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2016, as amended. See “Where You Can Find More Information” beginning on page 81.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document and are predictions of future results which may not occur as anticipated, and the Company cautions readers not to place undue reliance on any forward-looking statements. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT

The Company

Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300
Denver, Colorado 80202
Phone: (303) 749-8200

The Company, incorporated in the state of Delaware, is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns and/or operates six four-season mountain resorts with approximately 8,000 skiable acres and over 1,100 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is CMH, a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages condominium hotel properties and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 81.

Parent

Hawk Holding Company, LLC
c/o KSL Capital Partners, LLC
100 St. Paul St., Suite 800
Denver, CO 80206; and
c/o Aspen Skiing Company, L.L.C.
117 Aspen Airport Business Center
Aspen, CO 81611
Phone: (720) 284-6400 and (970) 923-0570

Parent is a limited liability company formed under the laws of Delaware and is jointly owned by affiliates of Aspen and KSL Capital Partners. Crown is an affiliate of Aspen with common ownership. Parent was formed specifically for the purpose of serving as the intended holding company for the Company at the completion of the Merger and has not carried on any activities to date, except for activities incidental to its formation, activities undertaken in connection with the Transactions and activities undertaken in connection with the possible acquisition of certain other resorts.

Aspen owns and operates the four mountains of Aspen Snowmass – Snowmass, Aspen Mountain, Aspen Highlands and Buttermilk – as well as hospitality properties The Little Nell, Residences at The Little Nell, Limelight Aspen and Limelight Ketchum in Ketchum, Idaho. In addition, Aspen owns and operates numerous retail and rental locations through the resort and the Roaring Fork Valley in Colorado. For more information, visit www.aspensnowmass.com.

KSL Capital Partners is a private equity firm specializing in travel and leisure enterprises in five primary sectors: hospitality, recreation, clubs, real estate and travel services. KSL Capital Partners has offices in Denver, Colorado; Stamford, Connecticut; and London, England. Since 2005, KSL Capital Partners has raised approximately $7.5 billion in equity capital commitments. KSL Capital Partners’ current portfolio includes some of the premier properties in travel and leisure. For more information, please visit www.kslcapital.com.

HHC

Hawk Holding Company, Inc.
c/o KSL Capital Partners, LLC100 St. Paul St., Suite 800
Denver, CO 80206; and
c/o Aspen Skiing Company, L.L.C.
117 Aspen Airport Business Center
Aspen, CO 81611
Phone: (720) 284-6400 and (970) 923-0570

HHC is a corporation incorporated under the laws of Delaware and was formed specifically for the purpose of serving as the intended holding company for the Company at the completion of the Merger. HHC is a wholly owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Sub

Hawk Merger Sub, Inc.

c/o KSL Capital Partners, LLC
100 St. Paul St., Suite 800
Denver, CO 80206; and
c/o Aspen Skiing Company, L.L.C.
117 Aspen Airport Business Center
Aspen, CO 81611
Phone: (720) 284-6400 and (970) 923-0570

Merger Sub is a corporation incorporated under the laws of Delaware and was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of HHC, an indirect wholly owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE MERGER

Background of the Merger

From time to time since the Company’s initial public offering in February 2014, the Board and the Company’s management team (“Company Management”) have considered various strategic opportunities to maximize stockholder value. As part of the Company’s ongoing strategic planning process, the Board and Company Management periodically review and assess the Company’s competitive position and actively monitor and assess industry trends, the Company’s short- and long-term performance in light of the Company’s strategic plan, and potential strategic initiatives, including stock buybacks, internal restructurings, dispositions, acquisitions and strategic partnerships. The Board also periodically discusses potential risks that the Company faces in executing its strategic plan, including heightened exposure to unseasonable weather conditions and natural disasters, risks associated with the overall ski resort industry, competition in the Company’s business and other factors.

As part of these assessments, the Company has taken a number of actions to enhance stockholder value, such as the Company’s acquisition in September 2014 of the remaining 50.0% interest in Blue Mountain Resorts Limited Partnership it did not already own from Blue Mountain Resorts Holdings Inc. for CAD $58 million. Additionally, in January 2016, the Company completed the transaction to sell Intrawest Resort Club Group, its vacation club business, to Diamond Resorts International, Inc. for $85 million. Moreover, in connection with the Company’s ongoing assessment of strategic alternatives, Company Management periodically meets with investment banks covering the ski resort industry to review and assess various strategic alternatives, including a potential sale of the Company.

From time to time over the past two years, the Company and the Majority Stockholder have had discussions with Parent and others regarding possible strategic alternatives, including asset sales and a sale of the Company. Also from time to time, KSL Capital Partners in the ordinary course of its business expressed interest in the Company, but its expressions were not pursued. These contacts and any discussions that resulted were preliminary in nature and no agreements, arrangements or understandings regarding any transaction were reached.

In February 2016, the Company completed a modified “Dutch auction” self-tender offer pursuant to which the Company accepted for purchase approximately 5.6 million shares of its common stock at a purchase price of $9.00 per share, with the goal of improving share price and maximizing stockholder value.

On November 1, 2016, the Board, consisting of a majority of independent directors, held a meeting during which Company Management was also present. The Board discussed the recent indication from the Majority Stockholder that it believed that it was an opportune time to consider selling the Company and that it would be appropriate for all stockholders to participate pro rata in any control premium if the Board were to determine that a sale would be in the best interests of the Company and its stockholders. The Board then considered and discussed with Company Management possible strategic alternatives and considered hiring financial advisors. The Board authorized Company Management to interview financial advisors to assist the Company in connection with potential strategic alternatives on a confidential basis and report back to the Board with recommendations.

On November 18, 2016, the Board convened a meeting to hear presentations from representatives of each of Deutsche Bank Securities, Inc. (“Deutsche Bank”), Moelis & Company LLC (“Moelis”) and Houlihan Lokey Capital, Inc. (“Houlihan”), the three investment banks selected by Company Management based on a number of factors, including their previous experience, including with respect to the travel and leisure industry. Company Management and representatives of the Company’s regular outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) were also in attendance. Representatives of Skadden advised the Board regarding its fiduciary duties in connection with any evaluation of strategic alternatives. The Board then discussed whether to form a special committee. The Board discussed whether the Majority Stockholder or any director, including those affiliated with the Majority Stockholder, had any conflicts of interest, including whether management arrangements, liquidity or timing concerns or other factors gave rise to conflicts of interest. The Board then determined that no conflicts of interest existed and not to form a special committee. Skadden representatives then described the public company sale process generally and answered questions from the Board relating to public company merger agreements. Representatives of each of Moelis, Houlihan and Deutsche Bank joined the meeting separately to make presentations to the Board with respect to their proposed approach to a strategic review process. A separate question and answer period ensued between the Board and each of the three investment banks. Mr. Thomas F. Marano, Chief Executive Officer and President of the Company, advised that the Company was not seeking approval at this time, and Company Management and the Board agreed to reconvene at a later date in order to give the Board more time to review the presentation materials provided prior to the meeting by representatives of each of Deutsche Bank, Moelis and Houlihan. The Board also considered the possible disruption and risk to the Company’s business that could result from the public disclosure of an exploratory sale process, including the resulting distraction of attention of Company Management and employees and potential that competitors would try to exploit any uncertainty and concluded that proceeding on a non-public basis was the optimal approach in light of these risks.

On November 28, 2016, the Board convened a special meeting to discuss the presentations delivered by the investment banks at the November 18 Board meeting. Company Management and representatives of Skadden were also in attendance. The Board discussed each of the presentations and each investment bank’s experience in advising companies under similar circumstances, as well as each firm’s experience in the travel and leisure industry. After consideration of those factors, the Board subsequently authorized management to retain Moelis, Deutsche Bank and Houlihan.

On December 21, 2016, Deutsche Bank provided a disclosure to the Board regarding services Deutsche Bank or its affiliates have provided, for which they have received investment banking, commercial banking (including extension of credit) and other financial service fees from the Company.

With the assistance of the Company’s financial advisors, Company Management developed a list of potential parties, which was provided to the Board, and began the initial outreach process. Beginning in late December 2016 and continuing through February 2017, representatives of the Company’s financial advisors were in contact with 173 potential buyers during the sale process (including unsolicited inbound interest from 5 parties), 16 of which were strategic parties in the global ski industry (“Strategic Parties”), 63 of which were North American and European financial sponsors including pension funds (“Financial Sponsors”), 51 of which were high net worth individuals (“HNW”), sovereign wealth funds (“SWF”) or family offices, 32 of which were institutional investors / hospitality industry participants, primarily from the Middle East and Asia (“MEA Investors”), 9 of which were real estate investors and 2 of which were special purpose acquisition companies (“SPACs”). Of the 173 potential buyers, 78 were sent non-disclosure agreements (“NDAs”), 13 of which were Strategic Parties, 36 of which were Financial Sponsors, 11 of which were HNW, SWF or family offices, 13 of which were MEA Investors, 3 of which were real estate investors and 2 of which were SPACs. Of the 78 potential buyers that received NDAs, 52 signed NDAs, 11 of which were Strategic Parties, 26 of which were Financial Sponsors, 6 of which were HNW, SWF or family offices, 7 of which were MEA Investors, one of which was a real estate investor and one of which was a SPAC. The NDA provisions, which did not include a “don’t ask, don’t waive” standstill provision and included an anti-clubbing provision, were designed to provide the Board with control over the strategic review process, as well as any public disclosures with respect to such process, and afforded the Board the ability to maximize stockholder value with respect to any proposals received during the course of such process. In January 2017, the Company began providing the 52 parties that executed NDAs with information related to the Company, including a confidential information memorandum (“CIM”), which contained general background, confidential non-public information and non-public projections. From January 13, 2017 to February 13, 2017, representatives of the Company’s financial advisors assisted the Company in managing first-round buyer due diligence. During this period, representatives of the Company’s financial advisors were also in contact with the potential parties who received CIMs to answer questions and discuss the Company and sales process. Each of KSL Capital Partners, Crown, Party 1, Party 2 and Party 3 were part of the initial outreach process, executed NDAs in January 2017 and were provided with CIMs and the ability to engage in first-round buyer due diligence.

Representatives of Moelis and Deutsche Bank received requests from certain parties that the Company waive certain restrictions in the NDAs in order to allow these parties to provide equity or debt financing to, and/or partner with, other parties, through which they could submit a single indication of interest to the Company. Upon receipt of each party’s partnering request, representatives of Moelis and Deutsche Bank discussed with the Company the advisability of permitting such arrangements on a case-by-case basis, including whether there were any conflicts with any other existing partnership requests from other parties, and determined whether it would be advisable to permit each party’s specific request.

On January 13, 2017, news reports were published speculating that the Company was considering strategic alternatives, including an article published by Thomson-Reuters reporting that the Company was exploring a potential sale.

At the close of trading on January 13, 2017, the Company’s shares traded at $18.81 per share, representing an increase of 10.8% over the closing price of $16.97 per share on the previous day.

On January 24, 2017, representatives of Moelis and Deutsche Bank, at the direction of Company Management, sent first round process letters to each prospective buyer that had executed an NDA requesting submission of a detailed, nonbinding indication of interest to purchase 100% of the equity of the Company by February 13, 2017.

On or about February 13, 2017, the Company received preliminary indications of interest (“IOIs”) from six parties (three of which were from Strategic Parties and three of which were from Financial Sponsors), as follows: KSL Capital Partners submitted a nonbinding indication of interest to acquire the entire Company for between $23.00-$26.00 per share in cash; Party 1 submitted a nonbinding indication of interest to acquire the Company for between $20.00-$22.00 per share in cash; Party 2 submitted a nonbinding indication of interest to acquire the Company for between $21.00-$23.00 per share in cash; Crown and Aspen submitted a nonbinding indication of interest to acquire either (i) the Company’s Steamboat, Winter Park and CMH businesses for a total of $941 million-$1.129 billion in cash or (ii) the Company’s Steamboat and Winter Park businesses for a total of $732 million-$878 million in cash; Party 3 submitted a nonbinding indication of interest to acquire the entire Company for between $19.74-$21.47 per share in cash; and Party 4 submitted a nonbinding indication of interest to acquire the entire Company for between $19.00-$20.00 per share. Representatives of Moelis and Deutsche Bank informed the Company of the various rationales received from declining parties as to why they were declining to submit an indication of interest, including, but not limited to, the perceived run up in the Company’s stock price following publication of the article by Thomson-Reuters reporting that the Company was exploring a potential sale, concern regarding achievability of the Company’s forecasts, including ticket price increases and margin expansion, concerns regarding long-term trends of the ski industry (i.e., <1% annual growth in skier visits for approximately the last 20 years), concerns regarding seasonality, as well as the impact of and exposure to weather, and the longer term impact of climate change and potential deferred maintenance capital expenditures, concerns regarding earnings volatility, lack of strategic fit, complexity of the business and lack of interest in the North American market.

On February 15, 2017, the Board convened a meeting and invited representatives of each of Skadden, Moelis and Deutsche Bank to join. Company Management was also in attendance. The representatives of each of Moelis and Deutsche Bank provided the Board with an overview of the strategic review process and reviewed the first round indications of interest received. Such representatives indicated that a virtual data room would be set up and management presentations would be scheduled over the coming weeks, and provided their preliminary views as to the indications of interest. Representatives of Skadden presented an overview of certain aspects of the strategic review process going forward and discussed the Board’s fiduciary duties. The Board discussed the individual expressions of interest with the financial and legal advisors and the strategy to maximize stockholder value. The Board, in the interest of obtaining the highest price reasonably available for the Company and maximizing competitive pressure to exact the highest bids from all remaining parties, authorized Moelis and Deutsche Bank to proceed with the strategic review process and to advance KSL Capital Partners, Party 1 and Party 2 to the next round based on the quality of their bids and their ability to successfully consummate a transaction.

Following the Board’s selection, at the February 15, 2017 Board meeting, of parties to be invited to participate in the next stage of the strategic review process and submit final bids, representatives of Moelis and Deutsche Bank invited KSL Capital Partners, Party 1 and Party 2 to the final round of the bidding process and opened the “Round 2” virtual data room containing additional due diligence materials to permit the parties to conduct their next level of due diligence review. Parties 3 and 4 were contacted and informed that each needed to raise its indication of interest in order to be considered or recommended to advance to “Round 2.” Party 3 raised its indication of interest on February 16, 2017 to a range of $21.50-$23.22 per share in cash. Party 4 did not raise its indication of interest at such time and never proceeded further. The Board also authorized Moelis and Deutsche Bank to inform Crown and Aspen that it was not allowed to continue in the process because it was non-compliant in that it only expressed interest in the Company’s Streamboat, Winter Park and CMH businesses.

On February 16, 2017, representatives of Deutsche Bank informed Crown and Aspen that they were eliminated from the process.

From the period of February 22, 2017 through March 28, 2017 Company Management gave presentations to the remaining parties, including the Party 3 Consortium (as defined below) and permitted those parties to conduct resort and site tours of Company properties. The remaining parties continued to conduct extensive due diligence on the Company, including multiple meetings with management, resort and site tours and business, financial, legal, accounting and other due diligence investigations of the Company. Each of the remaining parties submitted numerous requests for additional information. In response to these diligence requests, the Company provided access to extensive data through its online data room, and management conducted numerous meetings, conference calls and resort and site tours with each of those potential buyers.

On February 22, 2017, representatives of Moelis and Deutsche Bank were informed that KSL Capital Partners and Crown desired to join to form a consortium. Representatives of Moelis and Deutsche Bank discussed with the Company the advisability of permitting such an arrangement, including whether there were any conflicts with any other existing or previous partnership requests from other parties. After discussion and consideration, Company Management determined that it would be advisable to permit KSL Capital Partners and Crown to enter into such an arrangement because the formation of a consortium of KSL Capital Partners and Crown would likely be able to provide higher value for the Company’s stockholders, and their determination was then relayed to KSL Capital Partners and Crown which joined together to form Parent.

In March 2017, Company Management and representatives of Moelis and Deutsche Bank continued to meet and participate in calls, with Parent, Party 1 and Party 2, to assist those parties in completing their due diligence processes.

On March 3, 2017, Party 2 dropped out of the process following the management presentations, citing business complexity and competition from other operators in the ski industry.

On March 7, 2017, representatives of Moelis and Deutsche Bank, at the direction and on behalf of the Company, sent to each of Parent and Party 1 a final round process letter requesting that parties submit a detailed, binding indication of interest to purchase 100% of the equity of the Company by March 29, 2017 and submit a mark-up of the draft Merger Agreement by March 24, 2017. An auction draft of the Merger Agreement was also provided.

On March 11, 2017, the Company received a revised letter from a consortium led by Party 3 (the “Party 3 Consortium”) describing the members of the consortium and their previous initial indication of interest. The Party 3 Consortium proposed to either (i) acquire all of the stock of the Company for raised cash consideration or (ii) alternatively, acquire a subset of the Company’s resorts, if that was of interest to the Company. Representatives of Moelis and Deutsche Bank discussed with the Company the advisability of permitting such an arrangement, including whether there were any conflicts with any other existing or previous partnership requests from other parties. After discussion and consideration by Company Management and members of the Board, the determination was made that it would be advisable to permit the members of the Party 3 Consortium to enter into such an arrangement because the formation of such a consortium would likely be able to provide higher value for the Company’s stockholders, and their determination was then relayed to Party 3 and the other members of the Party 3 Consortium.

On March 14, 2017, the Party 3 Consortium was provided with a final round process letter and invited to submit a final round bid. The Party 3 Consortium was also given access to the “Round 2” virtual data room and was provided with a copy of the draft Merger Agreement.

On March 22, 2017, Deutsche Bank provided an updated disclosure to the Board regarding services Deutsche Bank or its affiliates have provided, for which they have received investment banking, commercial banking (including extension of credit) and other financial service fees from the Company and from certain potential bidders and certain of their affiliates.

On March 23, 2017, Party 1 dropped out of the process following the management presentations and additional diligence, citing valuation and potential additional required capital expenditures not reflected in the Company Forecast (as defined below in “Certain Company Forecasts” beginning on page 46).

On March 23, 2017, representatives of Hogan Lovells US LLP (“Hogan Lovells”), counsel to Parent, called representatives of Skadden to discuss the draft Merger Agreement, including whether the Company considered providing for stockholder approval of the Merger Agreement pursuant to a written consent of the Majority

Stockholder, rather than pursuant to a vote held at a stockholder meeting as provided in the auction draft of the Merger Agreement. Representatives of Skadden communicated to Hogan Lovells that the auction draft of the Merger Agreement was intentionally drafted to include a stockholder vote at a meeting of stockholders.

On March 24, 2017, Parent provided an initial mark-up of the Merger Agreement. Shortly after receipt of the mark-up, representatives of Skadden sent a list of high level issues to Company Management for its review, which noted several key issues, including: (i) a proposal, for the Company to consider, that Majority Stockholder deliver a stockholder written consent approving the transaction within 24 hours of signing, (ii) a proposal for receipt of a “reverse termination fee” in the amount of 6% of Company equity value as the Company’s sole and exclusive remedy in the event of either a Parent breach or a Parent failure to close (whether intentional, due to a financing failure or otherwise), (iii) additional conditions to closing, including approvals under the Investment Canada Act, Competition Act and Canada Transportation Act as well as receipt of certain USFS Permits and Canadian Permits, as defined in the Merger Agreement and (iv) Parent’s rejection of the unqualified standard for regulatory efforts included in the draft auction Merger Agreement and an express provision that Parent would not be required to effect any divestitures or litigate in order to obtain regulatory approval. No price was proposed at this time.

On March 28, 2017, Company Management gave a presentation to representatives of Party 3.

On March 29, 2017, the Company received a “final round” cash bid from Parent for $23.00 per share of the Company Common Stock, representing a 35.5% premium to the closing price on January 12, 2017, the trading day prior to the January 13, 2017 Thomson-Reuters article, and a 35.1% premium to the volume weighted average closing price of the common stock for the 90 day period ending on January 12, 2017. The Company also received draft equity commitment and limited guaranty letters from KSL Capital Partners and Crown, and a draft debt commitment letter from JPMorgan Chase Bank, N.A. (“JPM”) relating to Parent’s bid. The bid indicated that Parent had completed virtually all of its diligence subject to a few remaining open confirmatory items, which Parent was prepared to complete extremely expeditiously and that the bid would expire at 5:00 p.m. (Eastern time) on March 31, 2017.

On March 30, Mr. Marano shared the bid from Parent with the Board members. Also on this date, at the direction of the Company, representatives of Moelis and Deutsche Bank informed Parent that it would have to improve its offer price.

On March 31, 2017, the Company convened a Board meeting to consider the bid from Parent. Company Management and representatives of Skadden were invited to join. The Board, Company Management and representatives of Skadden discussed the potential advantages and disadvantages of pursuing such a transaction. The Board discussed Parent’s proposal with Company Management and representatives of Skadden and asked about timing of the strategic review process and expectations with respect to any other potential bids. The Board then discussed Parent’s offer and inquired as to the terms that could be expected in the draft merger agreement. Representatives of Skadden described the anticipated transaction terms and reminded the Board that it need not make any decision about the proposed transaction at such time, noting that the directors should only make such a decision after informing themselves of all reasonable alternatives and concluding that a sale of the Company is in the best interests of all stockholders of the Company, as compared to remaining an independent company, after considering the attendant risks, uncertainties and benefits that remaining independent would entail. Skadden representatives answered questions from the directors about Parent’s mark-up of the Merger Agreement and the directors’ fiduciary duties. After further discussion, the Board instructed Company Management and the Company’s legal advisors to continue to negotiate potential terms with Parent.

On March 31, 2017, the Company received a revised indication of interest from the Party 3 Consortium. Subject to the findings of continued due diligence, the Party 3 Consortium anticipated moving its offer price range to (i) $23.22 to $25.00 per share for a cash purchase of all equity of the Company or (ii) 9.0x to 10.5x EBITDA or total purchase price of $620 million to $700 million as a standalone transaction or as part of a consortium transaction for one or more of the resorts of Blue Mountain, Tremblant and Winter Park. Representatives of Moelis and Deutsche Bank subsequently held several calls with Party 3 management on March 31, 2017 to clarify their indication. Such representatives learned that the Party 3 Consortium estimated that it had identified sources for only approximately 60% of the equity that would be necessary to support its indication of interest for a cash purchase of all equity of the Company at the time the letter was delivered to the Company. The Party 3 Consortium did not submit any debt commitment letter (because it had yet to arrange financing) and was in preliminary discussions with potential lenders. The Party 3 Consortium also indicated that it would need approximately four to six weeks to finish diligence and secure firm equity and debt commitments in order to submit a binding bid. The Party 3 Consortium was not excluded from the virtual data room until announcement of the Merger, at which time such access to the virtual data room was terminated.

On March 31, 2017, representatives of Skadden, after consultation with, and on behalf of, the Company, sent a revised draft of the Merger Agreement to Parent’s counsel that included, among other things: (i) a rejection of the requirement that the Company deliver a written consent from the Majority Stockholder to approve the Merger, but instead indicated that the Company and the Majority Stockholder would be willing to consider delivery of a voting agreement at signing that would require the Majority Stockholder to vote 30% of the Company’s outstanding shares held by it in favor of the Merger (with the percentage reduced to 20% if the Board effected a change in recommendation); (ii) an increased reverse termination fee of 8% of the Company’s equity value (to be paid by Parent if Parent breaches and fails to close, whether as a result of financing failure, willful breach by Parent or otherwise) and an ability for the Company to obtain specific performance for Parent’s breaches pre-termination (provided Parent would only be required to close if debt financing was available); (iii) rejection of closing conditions that would require the Company to obtain consents with respect to the USFS Permits and Canadian Permits and Parent to obtain ICA approval of the Merger; and (iv) a reversion to the unqualified regulatory efforts standard, that expressly required Parent to effect any divestitures and engage in any necessary litigation in order to obtain regulatory approval. Also after consultation with the Company, representatives of Skadden provided a revised draft of Parent’s debt commitment letter to Parent’s counsel and to counsel for Parent’s lender. The price remained open at this time.

Later that day, representatives of Moelis and Deutsche Bank received a revised bid orally from representatives of Goldman, Sachs & Co., on behalf of Parent, increasing the consideration of Parent’s all-cash offer to $23.50 per share.

On April 1, 2017, representatives of Skadden received a revised draft of the Merger Agreement from Parent’s counsel, on behalf of Parent, that included: (i) Parent’s proposal that the Majority Stockholder provide a written consent within 24 hours of signing the agreement and that the Company be prohibited from responding to unsolicited proposals and terminating the Merger Agreement in favor of a superior proposal after delivery of the stockholder consent; (ii) a decreased reverse termination fee in the amount of 6% of the Company’s equity value as the Company’s sole and exclusive remedy in the event of either a Parent breach or a Parent failure to close (whether intentional, due to a financing failure or otherwise); (iii) reinsertion of conditions with respect to the Company obtaining consents related to certain USFS Permits and Canadian Permits; (iv) rejection of the Company’s proposed unqualified efforts standard, replacing it with an express provision that Parent will not be required to effect any divestitures or engage in any necessary litigation in order to obtain regulatory approval; and (v) an increase in the scope of the Company’s representations and warranties as compared to the Company’s draft of the Merger Agreement as of March 31, 2017. Representatives of Skadden provided a list of the high-level issues to Company Management and discussed the revised draft of the Merger Agreement with them. Mr. Marano and Mr. Peter McDermott, a partner at KSL Capital Partners, also discussed the most significant open issues. The price remained open at this time.

On April 2, 2017, after consultation with, and on behalf of, the Company, representatives of Skadden sent a revised draft of the Merger Agreement to Parent’s counsel that, among other things: (i) rejected the obligation of the Company to deliver a written stockholder consent from its Majority Stockholder approving the Merger within 24 hours of signing but instead reverted to the special stockholder meeting, and delivery of a voting agreement at signing that would provide that the Majority Stockholder would vote 30% of the Company’s outstanding shares held by it in favor of the Merger (with the percentage reduced to 20% if the Board effected a change in recommendation); (ii) increased the reverse termination fee to 8% of the Company’s equity value (to be paid by Parent if Parent breached and failed to close, whether as a result of financing failure, willful breach by Parent or otherwise) and allowed the Company to obtain specific performance for Parent’s breaches pre-termination (provided Parent would only be required to close if debt financing was available); (iii) rejected the closing conditions that would require the Company to obtain consents with respect to the USFS Permits and Canadian Permits; (iv) provided once again for an unqualified regulatory efforts standard that expressly required Parent to effect any divestitures and engage in any necessary litigation in order to obtain regulatory approval; and

(v) narrowed the scope of the Company’s representations and warranties, from Parent’s attempt to expand the scope in its last draft. The price remained open at this time. On April 3, Mr. Marano and Mr. McDermott discussed the status of negotiations, and Mr. Marano informed Mr. McDermott that Parent’s current offer of $23.50 per share was still insufficient.

On April 4, 2017, Parent submitted a revised draft of the Merger Agreement along with a letter, including: (i) Parent’s demand that the Majority Stockholder deliver a written consent approving the Merger Agreement within 24 hours of signing; (ii) Parent’s compromise proposal on a reverse termination fee in the amount of 7% of equity value for both a financing failure as well as a failure to receive antitrust approval for the Merger; (iii) Parent’s continued insistence on including closing conditions for the transfer of the USFS Permits and Canadian Permits, which Parent described as being fundamental to its ability to operate the Company after closing (the conditions now also required the new permits to have substantially the same material terms and conditions as the existing permits); and (iv) Parent’s acceptance of the majority of the Company’s positions on the scope of the representations and warranties. The revised draft did not require Parent to divest any assets in order to obtain antitrust clearance to consummate the Merger, but offered a 7% reverse termination fee as a compromise position for a (i) failure to receive HSR clearance by the End Date, as defined in the Merger Agreement or (ii) final, non-appealable order preventing consummation of the Merger (solely relating to the HSR Act). Representatives of Skadden provided a list of the high-level issues to Company Management and discussed the revised draft of the Merger Agreement with them. The price remained open at this time.

On April 4, 2017, Mr. Marano and Mr. McDermott discussed the terms of the transaction. Mr. McDermott informed Mr. Marano that Parent might be willing to increase its bid to $23.75 per share if the Company would agree to deliver a written consent from its Majority Stockholder (but that Parent would not be willing to go higher than $23.75). No agreement was reached at this time.

On April 5, 2017, after consultation with, and on behalf of, the Company, representatives of Skadden sent a revised draft of the Merger Agreement to Parent’s counsel that included, among other things: (i) the Company’s counter proposal that a written consent could be obtained from the Majority Stockholder, only if during the 30 day period following delivery of the stockholder consent, the Company would be permitted to respond to unsolicited proposals and to terminate the Merger Agreement in favor of a superior proposal, (ii) acceptance of Parent’s proposed regulatory efforts standard that would not require Parent to divest any assets to obtain regulatory clearance in exchange for the 7% reverse termination fee in the event that HSR approval was not obtained and (iii) indication that conditions for USFS Permits and Canadian Permits were still being considered. The price remained open at this time.

On April 5, 2017, the Company convened a Board meeting. Company Management and representatives of Skadden were also in attendance. Management provided an update on process, and described a request from representatives of Moelis and Deutsche Bank that the Board direct Moelis and Deutsche Bank as to the projections to use in their fairness analysis. Management reviewed with the Board information, previously sent to the Board, that summarized certain historical and projected financial information (with projections extending through fiscal year 2022), as further described under “Certain Company Forecasts” beginning on page 46. Management also reviewed the assumptions used in preparing the projections, and discussed the results, compared to projections, for fiscal 2017 results to date. The directors discussed the information presented and noted that the Company’s industry was inherently a very difficult business to forecast given the seasonality and variability related to weather conditions from year to year. The Board concluded that the projections appeared to be reasonably prepared on a basis reflecting the best currently available estimates and judgments of Company Management as to the future performance of the Company. The Board then directed Moelis and Deutsche Bank to rely on, and consented to Moelis and Deutsche Bank relying on, the Company Forecasts (as defined below in “Certain Company Forecasts” beginning on page 46) presented at the meeting in the preparation of Moelis’ and Deutsche Bank’s fairness analyses. The Board fully discussed the current market price of the Company’s shares with the Company Management and the Company’s legal advisors in light of the January 13, 2017 Thomson-Reuters article and the closing stock price of $16.97 on that date.

Management reported to the Board its belief based on Mr. Marano’s discussion with Mr. McDermott on April 4, 2017, that Parent was near its best and final price. Management also shared its belief that the Party 3 Consortium was at least four to six weeks away from being able to line up the financing and complete the diligence necessary to make a definitive proposal and was unlikely to get to a proposal in line with the

Company’s strategic review process. Representatives of Skadden then discussed with the Board the process being undertaken in connection with a potential transaction and the Board’s fiduciary duties. The Board authorized Company Management and Skadden to continue negotiating the Merger Agreement.

On April 5, 2017, Deutsche Bank provided an updated disclosure to the Board regarding services Deutsche Bank or its affiliates have provided, for which they have received investment banking, commercial banking (including extension of credit) and other financial service fees from the Company and from Parent, and certain of their affiliates, and Moelis provided disclosure to the Board regarding relationships between Moelis, Parent and affiliates of Parent.

On April 6, 2017, representatives of Skadden and Hogan Lovells exchanged further revised drafts of the Merger Agreement throughout the day, and the parties and their counsel continued to negotiate the remaining open points in the Merger Agreement on behalf of the Company and Parent, including with respect to regulatory closing conditions and delivery of stockholder approval to the Merger by written stockholder consent of the Majority Stockholder. The remaining open points in the Merger Agreement were also discussed with Company Management. Price remained open at this time. Also on April 6, 2017, Moelis provided disclosure to the Board regarding relationships between Moelis, Fortress and affiliates of Fortress and certain other companies in which affiliates of Fortress had investments.

On April 6, 2017, the Company convened a Board meeting. Also in attendance were Company Management and representatives of each of Moelis, Deutsche Bank and Skadden. On April 5, 2017, in advance of the Board meeting to be held on April 6, 2017, the directors were provided with materials from Moelis’ and Deutsche Bank’s preliminary financial information and analysis regarding the Company and a potential transaction with Parent that assumed a per share price of $23.50 per share. At the meeting, the Company’s management and representatives of the Company’s advisors updated the Board regarding the proposed transaction and the status of Parent’s bid. Representatives of Moelis reviewed the robust sales process that had been undertaken. Representatives of Moelis also reviewed their financial analysis of Parent’s proposal to acquire the Company, assuming a purchase price of $23.50 per share. Representatives of Deutsche Bank then walked the Board through the key data points with respect to their financial analysis of Parent’s bid to acquire the Company, assuming a purchase price of $23.50. Representatives of Deutsche Bank stated that they agreed with Moelis’ summary of the strategic review process to date. In addition, representatives of Skadden discussed with the Board its fiduciary duties under Delaware law in connection with a possible sale of the Company as well as certain Merger Agreement terms. That same day, the Board directed Company Management to ask Moelis and Deutsche Bank the extent of the decline to the market price of the Company’s stock if no transaction were to be announced given ongoing speculation in the market about the Company pursuing a strategic transaction. The Board instructed representatives of Moelis and Deutsche Bank and the Company’s management to continue to proceed with the negotiations with Parent and to try to increase the price term. The Board believed that proceeding with Parent rather than the Party 3 Consortium was in the best interests of the Company’s stockholders and would lead to obtaining the best price reasonably obtainable to the stockholders as further engagement with the Party 3 Consortium would have disrupted the process with Parent, risking its continued participation in the process and the value of its offer, and delaying the process to accommodate the Party 3 Consortium, was unlikely to produce a definitive proposal within the next four to six weeks, if ever, and was unlikely to lead to a higher value given the delay and uncertainties inherent in the Party 3 Consortium’s indication of interest. The Board fully discussed the current market price of the Company’s shares in light of the January 13, 2017 Thomson-Reuters article. Further, the Board also discussed alternatives to a potential sale of the Company, including remaining as a standalone company.

On April 6, 2017, in advance of the Board meeting to be held on April 7, 2017, representatives of Skadden provided to the Board: (i) a copy of the then-current version of the Merger Agreement under negotiation with Parent; (ii) Parent’s draft debt commitment papers; (iii) Parent’s draft equity commitment letters; (iv) Parent’s draft form of limited guaranty; (v) an executive summary of the then-current Merger Agreement, debt commitment papers, equity commitment letters and limited guaranty; (vi) a presentation prepared by Skadden regarding the fiduciary duties of the Board; and (vii) proposed resolutions for the Board’s consideration.

On April 6 and 7, the parties and their advisors continued to negotiate the terms of the Merger Agreement and related documents, during which time Parent reiterated its position that the offer of $23.75 was final, that Parent required the Company’s acceptance of the Merger Agreement terms (including requiring the Company to deliver a written consent, approving the Merger, from its Majority Stockholder within 24 hours of execution of a merger agreement), that there were no other significant outstanding issues and that Parent was committed to work to announce the transaction before market open on Monday, April 10, 2016. After consultation with the Company, representatives of Skadden provided a revised draft of the forms of Parent’s equity commitment letter and limited guaranty to Parent’s counsel. The parties continued to negotiate the terms of, and worked to finalize any open issues in, Parent’s debt commitment letter, equity commitment letters and limited guaranties.

On April 7, 2017, the Board held a meeting. Also in attendance were representatives of the Company’s senior management, Moelis, Deutsche Bank and Skadden. Company Management provided an update on the most recent discussions on the transaction and communicated Parent’s statement that its offer to pay $23.75 per share was contingent on the Company’s acceptance of the Merger Agreement terms (including requiring the Company to deliver a written consent, approving the Merger, from its Majority Stockholder within 24 hours) and was its “final and best” offer. Skadden discussed the Board’s fiduciary duties and then reviewed with the Board the key legal terms of the Merger Agreement as well as the key terms of Parent’s debt and equity financing documents and limited guaranties.

Representatives of Deutsche Bank gave a financial presentation to the Board and reviewed with the Board their financial analysis of the $23.75 price per share. After a brief discussion, at the request of the Board, representatives of Deutsche Bank rendered to the Board an oral opinion, confirmed by a delivery of a written opinion dated April 7, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock, excluding Fortress and its affiliates. Representatives of Moelis then updated their financial presentation previously presented to the Board and reviewed with the Board their financial analysis of the $23.75 price per share Merger Consideration. Representatives of Moelis, at the request of the Board, delivered an oral opinion of Moelis, which opinion was subsequently confirmed by delivery of a written opinion, dated April 7, 2017, addressed to the Board, to the effect that, as of the date of such opinion, and based upon and subject to the conditions and limitations set forth in the opinion, the Merger Consideration of $23.75 in cash per share was fair, from a financial point of view, to such holders (other than Fortress and its affiliates). The Board discussed with management and its advisors the information that was disclosed in Moelis’ and Deutsche Bank’s disclosures of certain relationships. The Board also discussed with representatives of each of Moelis and Deutsche Bank their view about how the Company stock price might decline if the Company terminated the current sale process and the market became aware of such termination (without indicating a specific number).

Following additional discussion and deliberation, by a unanimous vote, the Board unanimously (a) determined that the terms of the Merger Agreement were fair to and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable the Merger Agreement, (c) authorized the officers of the Company to sign the Merger Agreement, which was executed by the Company, Parent, HHC and Merger Sub on April 7, 2017, (d) resolved to recommend adoption of the Merger Agreement by the stockholders of the Company and (e) resolved to seek and use reasonable best efforts to obtain the Stockholder Written Consent in lieu of an annual or special meeting of stockholders for their approval and adoption in accordance with the applicable requirements of the DGCL.

Following the execution of the Merger Agreement, the Majority Stockholder, holding approximately a 67.9% ownership interest in the Company, delivered a written consent, dated April 8, 2017, approving the Merger Agreement and the transactions contemplated thereby, which was delivered to Parent within 24 hours of signing the Merger Agreement, as contemplated by the Merger Agreement.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board consulted with the senior management of the Company, as well as representatives of Deutsche Bank, Moelis and Skadden. In the course of making the determination that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, approving and declaring advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommending that the holders of Company Common Stock vote in favor of adopting the Merger Agreement, the Board considered numerous factors, including the following material factors and benefits of the Merger:

•	The fact that the price proposed by Parent reflected extensive negotiations between the parties and their respective advisors, and represented the highest bona fide price (supported by committed financing) that the Company was offered for the shares of Company Common Stock after a broad competitive solicitation of interest and the Company’s belief that the agreed price was the highest price per share Parent was willing to agree to;
•	The fact that the Board, with the assistance of senior management, Deutsche Bank, Moelis and Houlihan conducted a broad, lengthy and thorough bid process that sought offers to purchase from a global group of 173 potential parties, including financial and strategic investors, 52 of whom elected to enter into confidentiality agreements with the Company and received information related to the Company, and that, following extensive due diligence, the Merger Consideration to be paid by Parent reflected the highest value reasonably available for the Company’s stockholders. The bidding process is more fully described under “The Merger—Background of the Merger” beginning on page 17 of this information statement;
•	The fact that the Board determined that there were no other potential purchasers that would be reasonably likely to engage in a transaction in the near term at a price per share greater than the price being offered by Parent and on other acceptable terms. After a long, robust auction process, and after a Thomson-Reuters news article reporting that the Company was exploring a potential sale, Parent was the only viable party left in the sale process. In contrast with Parent, the Party 3 Consortium, the only other party left in the sales process, had submitted a second round nonbinding indication of interest that was subject to further diligence and did not have fully committed debt or equity financing. The Party 3 Consortium further indicated in discussions with the Company’s senior management that it needed approximately four to six more weeks to complete its work to submit a final bid. Despite requests to the Party 3 Consortium to comply with the process set forth in the bid request letters provided to all parties in the second round of the sales process, the Party 3 Consortium was unable to submit a viable bid on the same time frame as Parent, and there was no assurance that the Party 3 Consortium would ever submit a final bid, and that if it did, it would be at a price that exceeded the $23.75 offered by Parent. The bidding process is more fully described under “The Merger—Background of the Merger” beginning on page 17 of this information statement;
•	The fact that the Merger Consideration of $23.75 per share to be received by the Company stockholders in the Merger represents a significant premium over the historical market prices at which shares of Company Common Stock traded prior to the publication of a Thomson-Reuters news article reporting that the Company was exploring a potential sale, including the fact that the Merger Consideration of $23.75 represented a premium of approximately:
•	39.95% over the closing price per share of Company Common Stock as of January 12, 2017, the last trading day before the publication of a Thomson-Reuters news article reporting that the Company was exploring a potential sale (the “Unaffected Date”),
•	23.89% over the highest closing price of the Company Common Stock during the 12 months preceding the Unaffected Date, and
•	97.92% over the Company’s initial public offering price of $12.00 per share on January 31, 2014;
•	The fact that the shares of Company Common Stock had never traded at prices higher than the Merger Consideration prior to the Unaffected Date;

•	The fact that the Merger Consideration is all cash, which provides liquidity and certainty of value to the Company stockholders, enabling them to realize value that had been created pursuant to the recent increase in the Company’s stock price, while eliminating long-term business and execution risk;
•	The Company’s current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if the Company were to remain an independent public company and the potential impact of those factors on the trading price of Company Common Stock (which cannot be quantified numerically);
•	The prospective risks to the Company as an independent public company, including the risks and uncertainties with respect to:
•	Achieving the Company’s growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the skiing and resort and lodging industries specifically,
•	The Company’s vulnerability to lack of adequate snowfall and unseasonable weather conditions, and that the Company’s financial results are highly dependent on weather,
•	Competing with the Company’s competitors in a market with increasing industry consolidation and the risk that potential opportunities could diminish in the future as the Company’s competitors continue to pursue acquisitions, and
•	The other “risk factors” set forth in the Company’s Form 10-K for the fiscal year ended June 30, 2016, as amended;
•	The support of the Majority Stockholder, which controlled approximately 68% of the aggregate outstanding shares of Company Common Stock as of April 7, 2017 and will be receiving the same form and amount of Merger Consideration for its shares of Company Common Stock as all other stockholders;
•	The fact the Majority Stockholder was not restricted by the Company from selling its shares without the minority stockholders participating, but instead chose to participate in a sale in which all stockholders would participate;
•	The opinion of Deutsche Bank to the Board that, as of April 7, 2017, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock, excluding Fortress and its affiliates, and the financial analyses related thereto prepared by Deutsche Bank and described below in “The Merger—Opinion of Deutsche Bank” beginning on page 30;
•	The opinion of Moelis to the Board that, as of April 7, 2017, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Moelis’ written opinion, the Merger Consideration of $23.75 in cash per share to be received in the Merger by holders of Company Common Stock was fair, from a financial point of view, to such holders (other than Fortress and its affiliates), and the financial analyses related thereto prepared by Moelis and described below in “The Merger—Opinion of Moelis” beginning on page 37;
•	The terms of the Merger Agreement and the related agreements, including:
•	The limited number and nature of the conditions to Parent’s obligation to consummate the Merger;
•	The Merger not being subject to a financing condition, the limited number and nature of the conditions to funding set forth in the financing commitment letters and the obligation of Parent and Merger Sub to use their reasonable best efforts to obtain the financing;
•	The fact that under specified circumstances, the Merger Agreement permits the Company to seek specific performance against Parent, HHC and Merger Sub with respect to the financing commitments, as well as against the equity investors with respect to the equity financing under the Company’s third-party beneficiary rights pursuant to the equity commitment letters;

•	The inclusion of a sizeable reverse termination fee in the amount of $66,205,091 to be paid to the Company by Parent in the event the Company terminates the Merger Agreement, under certain circumstances and subject to certain conditions, due to (i) a breach by Parent, HHC or Merger Sub of any representation, warranty, covenant or agreement resulting in a failure to satisfy closing conditions or (ii) Parent failing to close on the date at which the closing of the Merger should have occurred pursuant to the Merger Agreement;
•	The inclusion of a sizeable regulatory termination fee in the amount of $66,205,091, in the event the Company terminates the Merger Agreement as a result of the failure to satisfy the closing condition requiring that any waiting period (and any extension thereof) applicable to the Merger under the HSR Act, to have been terminated or expired or if a final and non-appealable legal restraint related to the HSR Act or Competition Act (Canada), as amended (“Competition Act”), shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger;
•	The inclusion of a sizeable permit termination fee in the amount of $66,205,091, in the event the Company terminates the Merger Agreement due to the failure to obtain (i) any consent, transfer, renewal or reissuance with respect to a certain U.S. Forest Service permit on the conditions specified in the Merger Agreement and (ii) at least 13 of the requisite Canadian permits that are specified in the Merger Agreement; and
•	The fact that the termination date of February 1, 2018 under the Merger Agreement, after which either party, subject to certain exceptions, can terminate the Merger Agreement, allows for sufficient time to consummate the Merger;
•	The fact that the Merger Agreement contains customary terms and was the product of arm’s-length negotiations;
•	The availability of appraisal rights to our stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see “Appraisal Rights” beginning on page 76 and Annex D);
•	The experience and reputation of KSL Capital Partners and Crown and their affiliates, who joined together to form Parent; and
•	The definitive agreements between Parent and each of KSL Capital Partners and Crown regarding the provision by KSL Capital Partners and Crown of committed equity financing, and the debt commitment letter from JPMorgan Chase Bank, N.A. to provide debt financing.

The Board also considered and balanced the potentially positive factors against a number of potentially negative factors concerning the Merger, including the following factors:

•	The fact that following the completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of Company Common Stock;
•	The fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger might not be completed, including as a result of a failure by Parent to obtain the financing, regulatory clearance or the USFS and Canadian permits to the standards set forth in the Merger Agreement, as described under “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 70;
•	That, as a condition to paying $23.75 per share of Company Common Stock, Parent insisted that the terms of the Merger Agreement: (i) require the Company to deliver a written consent, executed by the Majority Stockholder, that constitutes the stockholder approval necessary to consummate the Merger and (ii) prohibit the Company and its representatives from engaging in discussions regarding unsolicited proposals and terminating the Merger Agreement in favor of a superior proposal following the receipt of the Stockholder Written Consent. As discussed above, however, the Board also determined that there were no other potential purchasers that would be reasonably likely to engage in a transaction in the near term at a price per share greater than the price being offered by Parent;

•	The fact that the Merger Consideration consists of cash and will therefore be taxable to the Company stockholders for U.S. federal income tax purposes;
•	The fact that the estimated value of the Merger Consideration represents a discount to the trading price of Company Common Stock at the close of trading on the date the Merger Agreement was considered and approved;
•	The fact that Parent, HHC and Merger Sub are newly formed entities with essentially no assets other than equity and debt commitments, and that, notwithstanding the Company’s specific performance remedy under the Merger Agreement, the Company’s remedy in the event of breach of the Merger Agreement by Parent, HHC or Merger Sub may be limited to receipt of the applicable reverse termination fee provided under the Merger Agreement, which is guaranteed by affiliates of Parent, and that under certain circumstances we may not be entitled to a termination fee at all;
•	The risk that the debt financing contemplated by the debt commitment letters (or any alternative financing) might not be obtained, resulting in Parent potentially not having sufficient funds to complete the Merger, and while the Company may seek specific performance, such specific performance may only be sought if debt financing is available to Parent;
•	The fact that the applicable reverse termination fee is not available in all instances where the Merger Agreement may be terminated and may be the Company’s only recourse in respect of termination when it is available;
•	The fact that Parent’s, HHC’s, Merger Sub’s and the guarantors’ monetary damages under the Merger Agreement or guarantee, as applicable, cannot exceed the amount of the applicable reverse termination fee payable by Parent, HHC and Merger Sub, other than for limited specified reimbursement and indemnification obligations under the Merger Agreement;
•	The possibility of disruption to the Company’s business that could result from the announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;
•	The fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated; and
•	The fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

During its consideration of the transaction with Parent, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 50.

After taking into account all of the factors set forth above, as well as others, the Board unanimously determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to unanimously recommend and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of the Company, Deutsche Bank, Moelis and Houlihan, as financial advisors, and Skadden, as legal advisor, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 14.

Opinion of Deutsche Bank

At the April 7, 2017 meeting of the Board, Deutsche Bank delivered its oral opinion to the Board, subsequently confirmed in a written opinion dated April 7, 2017, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the Merger Consideration to be received by holders of Company Common Stock, other than Fortress and its affiliates, was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated April 7, 2017, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Deutsche Bank in connection with the opinion, is included in this information statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Board in connection with and for purposes of its evaluation of the Merger. Deutsche Bank expressed no opinion, and its opinion does not constitute a recommendation, as to how any holder of Company Common Stock should have voted with respect to the Merger. Deutsche Bank’s opinion was limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock, other than Fortress and its affiliates, as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the Merger or the Merger Agreement. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to Fortress and its affiliates or to the holders of any other class of securities, creditors or other constituencies of the Company’s, nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies. Also, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by holders of Company Common Stock or otherwise.

In connection with its role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company and certain internal analyses, financial forecasts and other information relating to the Company prepared by the management of the Company. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of the Company regarding the Company’s businesses and prospects. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for Company Common Stock;
•	compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for two other companies it considered relevant whose securities are publicly traded;
•	reviewed, to the extent publicly available, the financial terms of two recent business combinations which it deemed relevant;
•	reviewed the results of the Company’s exploration of interest in the acquisition of the Company;
•	reviewed the Merger Agreement; and
•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Board, assumed and relied upon the accuracy and completeness of all such information. At the Board’s direction, Deutsche Bank valued the Company’s interest in MMSA Holdings Inc. in its analyses at the $22 million book value provided to it by the

Company’s management (the “Mammoth Valuation”).1 Deutsche Bank did not independently verify the Mammoth Valuation and assumed, at the Board’s direction, that the Mammoth Valuation had been reasonably prepared, and it expressed no view as to the reasonableness of the Mammoth Valuation. At the Board’s direction, Deutsche Bank valued approximately 1,113 acres of undeveloped land owned by the Company in its analyses at the $136 million book value provided to it by the Company’s management (the “Undeveloped Land Valuation”). Deutsche Bank did not independently verify the Undeveloped Land Valuation and assumed, at the Board’s direction, that the Undeveloped Land Valuation had been reasonably prepared, and it expressed no view as to the reasonableness of the Undeveloped Land Valuation. Deutsche Bank did not conduct a physical inspection of any of the properties (including real property) or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor did Deutsche Bank evaluate the Company’s solvency or fair value under any law relating to bankruptcy, insolvency or similar matters.

With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed at the Board’s direction that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. Among other things, Deutsche Bank noted that such financial forecasts (i) assumed that each ski facility experiences favorable weather conditions for every year during the projection period even though such assumption is contrary to historical experience and (ii) do not include incremental or other remedial capital expenditures (a) at the level suggested by extrapolating from the capital expenditure level of the primary operator of comparable ski facilities (among operators with publicly-available information), nor (b) at the level identified by certain prospective buyers, including Parent. Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. However, for purposes of its analyses and the opinion it expressed, in light of the results of the Company’s exploration of interest in the acquisition of the Company, Deutsche Bank took into consideration certain downside risks to such financial forecasts. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Board, that in all respects material to its analysis, the Merger would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by the Company and its other advisors with respect to such issues.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Board at its meeting held on April 7, 2017, and that were used in connection with rendering its opinion described above. In accordance with customary investment banking practice, Deutsche Bank employed generally accepted valuation methods in reaching its opinion. The following summary does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand the financial analyses used by Deutsche Bank, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full

[1]	While Deutsche Bank’s written opinion refers to the Company’s interest in Mammoth Hospitality Management, L.L.C., the Mammoth Valuation actually relates to the Company’s interest in an entity named MMSA Holdings Inc. Deutsche Bank’s opinion as to the fairness of the Merger Consideration to be received by holders of Company Common Stock, other than Fortress and its affiliates, from a financial point of view, would not change based on the name of the entity in the Mammoth Valuation, since Deutsche Bank’s understanding was correct as to which Company investment the Mammoth Valuation relates to.

narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses. Except as otherwise noted, all quantitative information, to the extent it is based on market data, is based on market data as it existed on or before April 6, 2017, one trading day before the meeting of the Board at which Deutsche Bank presented its financial analyses, and is not necessarily indicative of current market conditions.

In connection with its analyses, as directed by the Board, Deutsche Bank considered financial projections prepared by Company Management dated January 13, 2017, except for fiscal year 2017 (budgeted) earnings before interest, taxes, depreciation and amortization (“EBITDA”), which was from the Company Forecasts (as defined below in “Certain Company Forecasts” beginning on page 46). The projections were of the Company’s base business and did not include the Company’s planned projects and the resulting EBITDA from those projects. Deutsche Bank assumed in its analyses that the cost savings identified by the Company (excluding $3 million in annual savings resulting from the elimination of public company costs) will be realized in full, on the timeline provided by the Company to potential purchasers. At the Board’s direction, Deutsche Bank valued the Company’s interest in MMSA Holdings Inc. in its analyses at the $22 million book value provided to Deutsche Bank by the Company’s management. At the Board’s direction, Deutsche Bank valued approximately 1,113 acres of undeveloped land owned by the Company at the $136 million book value provided to it by the Company’s management. For more information about the financial projections, see “Certain Company Forecasts” beginning on page 46.

In connection with its analyses, Deutsche Bank assumed, at the Board’s direction, that such forecasts had been reasonably prepared and reflected the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. Among other things, Deutsche Bank noted to the Board that such financial forecasts (i) assume that each ski facility experiences favorable weather conditions for every year during the projection period even though such assumption is contrary to historical experience and (ii) do not include incremental or other remedial capital expenditures (a) at the level suggested by extrapolating from the capital expenditure level of the primary operator of comparable ski facilities (among operators with publicly-available information), nor (b) at the level identified by certain prospective buyers, including Parent. Deutsche Bank expressed no view to the Board as to the reasonableness of such forecasts or the assumptions upon which they are based. However, for purposes of Deutsche Bank’s analyses and the opinion it expressed, in light of the results of the Company’s exploration of interest in the acquisition of the Company, Deutsche Bank took into consideration certain downside risks to such financial forecasts. These downside risk assessments included (i) Deutsche Bank’s quantitative assessment (which is summarized below in each of the applicable financial analyses) of the impact on its calculation of a range of estimated implied values per share of Company Common Stock if approximately $50 million of incremental capital expenditures is spent evenly over the first five years in the management projections; and (ii) Deutsche Bank’s qualitative assessment of the impact on its financial analyses were the Company to experience unfavorable weather conditions at one or more ski facilities in one or more years covered by management’s forecasts. Deutsche Bank noted to the Board that during the period of fiscal year 2013 through the first half of fiscal year 2017 the Company reinvested 8% of revenue in capital expenditures, as compared with Vail Resorts, Inc.’s (“Vail”) 11% reinvestment rate. Applying Vail’s reinvestment rate to the Company’s revenues implied that the Company had underspent on capital expenditures by approximately $60 million. Deutsche Bank did not calculate specific illustrative sensitivity cases for the adverse weather condition scenarios due to the numerous variables involved (including the number of geographic regions in which the Company’s ski facilities are located, each of which might experience a variety of different weather conditions, and the timing of such adverse weather conditions in light of the number of years involved in the management forecasts) and the absence of specific guidance from the Company’s management as to the financial impact of adverse weather conditions on each of its ski facilities for each of the years involved in the management forecasts.

Trading Range Analysis

Deutsche Bank performed a trading range analysis with respect to the historical share prices of Company Common Stock. Deutsche Bank noted that the low and high closing trading prices per share of Company Common Stock during the 52-week period ending on April 6, 2017 were approximately $8.23 and $25.58. As of April 7, 2017, the closing price per share of Company Common Stock was $25.30, compared to the Merger Consideration of $23.75 per share. The closing sale price of Company Common Stock on the NYSE on January 12, 2017, which was the last trading day before an article published by Thomson-Reuters reported that the Company was exploring a potential sale, was $16.97 per share.

Deutsche Bank’s review of the trading range was for reference only.

Analyst Price Targets

Deutsche Bank reviewed and analyzed future public market trading price targets for Company Common Stock prepared and published by four equity research analysts on February 2, 2017. Three of the analysts included share price targets for Company Common Stock. The analyst price targets for Company Common Stock were $20.00, $23.00 and $26.00 per share as of February 2, 2017, compared to the Merger Consideration of $23.75 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Company Common Stock and these estimates are subject to uncertainties, including the Company’s future financial performance and future financial market conditions.

Deutsche Bank’s review of analyst price targets was for reference only.

Analysis of Trading Comparables Adjusted for Excess Land

Deutsche Bank performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Deutsche Bank compared certain of the Company’s financial information with publicly available information for two companies operating ski resorts, Vail and Peak Resorts, Inc (“Peak”).

Based on the closing prices of Company Common Stock and the common stock of the selected companies on April 6, 2017, financial information as of December 31, 2016 of the selected companies and analyst consensus estimates for the selected companies, Deutsche Bank calculated (a) the enterprise value (defined as fully diluted equity value (utilizing the treasury stock method for outstanding options) plus total debt, capital lease obligations and non-controlling interests, less unrestricted cash and cash equivalents (“TEV”)) based on the closing stock price as of April 6, 2017, (b) the percent of net debt to TEV, (c) debt as a multiple of the last twelve months (“LTM”) estimated EBITDA, (d) TEV less the book value of land (as disclosed by each company on its balance sheet in its most recent quarterly filing) as a multiple of EBITDA for calendar years 2017 (expected) and 2018 (expected), and (e) TEV as a multiple of EBITDA for calendar years 2017 (expected) and 2018 (expected).

The results of this analysis are summarized as follows:

($ in millions)

Company	TEV	Net debt / TEV	Debt / LTM EBITDA	Land- adjusted TEV / EBITDA, 2017E	Land- adjusted TEV / EBITDA, 2018E	TEV / EBITDA, 2017E	TEV / EBITDA, 2018E
Vail Resorts, Inc.	$9,294	12%	2.1x	13.9x	12.8x	14.1x	12.9x
Peak Resorts, Inc.	$248	61%	7.7x	7.4x	7.4x	7.4x	7.4x
The Company	$1,551	31.7%	4.9x	10.3x	9.6x	11.3x	10.5x

No company utilized in the public trading comparables analysis is identical to the Company. For the purpose of choosing the companies to derive the valuation multiples for this analysis, Deutsche Bank utilized its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, the Company’s operational capabilities and financial profile compared with those of the selected companies, the competitive landscape in which the Company and the selected companies operate and the Company’s product offerings and those of the selected companies. As a result, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based upon the foregoing and its professional judgment and experience, Deutsche Bank applied multiples (adjusted for the exclusion of real estate held for development, which was added in separately at book value) ranging from 9.5x to 11.5x to estimates of the Company’s adjusted EBITDA for fiscal year 2017 (budgeted)

provided by management in order to calculate a range of estimated implied values per share of Company Common Stock. This analysis resulted in a range of implied value per share of Company Common Stock of approximately $23.06 to $29.59, compared to the Merger Consideration of $23.75 per share. For illustrative purposes, Deutsche Bank calculated a range of estimated implied values per share of Company Common Stock including net present value of approximately $50 million of incremental capital expenditures spent evenly over the first five years in the management projections. This illustrative analysis resulted in a range of implied value per share of Company Common Stock of approximately $22.15 to $28.68 per share.

Discounted Cash Flow Analyses

Deutsche Bank calculated a range of equity values per share for Company Common Stock based on a discounted cash flow (“DCF”) analysis to value the Company as of March 31, 2017.

Deutsche Bank calculated the DCF value for the Company as the sum of the net present value of (i) the projected after-tax unlevered free cash flows of the Company for the fourth fiscal quarter of 2017 and fiscal years 2018 through 2022 (expected), plus (ii) the value of the Company at the end of such period (the “Terminal Value”), plus (iii) the value of unlevered tax savings from the Company’s United States and Canadian net operating loss carryforwards. For purposes of its analyses, Deutsche Bank defined after-tax unlevered free cash flows as total EBITDA from the Company’s base business less (i) total base capital expenditures, (ii) unlevered tax expense and (iii) changes in net working capital. The Company’s Terminal Value was calculated using perpetuity growth rates from 1.50% to 2.50%, representing an approximation of possible rates of gross domestic product growth. The Company’s future cash flows and Terminal Value were discounted to present values as of March 31, 2017 at discount rates ranging from 9.25% to 11.25%. These discount rates were based on an analysis of the Company’s weighted average cost of capital (the “WACC”), which was derived using (i) the risk free rate, the market equity risk premium and the Company’s normalized unlevered beta, levered beta, and size premium to calculate the Company’s cost of equity, (ii) the Company’s pre-tax cost of debt and tax rate to determine the Company’s after-tax cost of debt and (iii) the Company’s normalized capital structure (a Deutsche Bank estimate of the capital structure the Company would require to support the business plan upon which the WACC is applied) of a 31.1% ratio of net debt to total capitalization using Deutsche Bank’s assumptions for the Company.

For the DCF analyses, Deutsche Bank used a projected March 31, 2017 unrestricted cash balance of $194 million, per the March 24, 2017 estimates of the management of the Company.

Deutsche Bank’s DCF analyses yielded a range of implied value per share of Company Common Stock of approximately $23.38 to $34.16, compared to the Merger Consideration of $23.75 per share. For illustrative purposes, Deutsche Bank calculated a range of estimated implied values per share of Company Common Stock including net present value of approximately $50 million of incremental capital expenditures spent evenly over the first five years in the management projections. This illustrative analysis resulted in a range of implied value per share of Company Common Stock of approximately $22.47 to $33.25 per share.

Deutsche Bank provided information to the Board, for reference only, indicating that if the DCF calculations Deutsche Bank made based on the Company Forecasts had included the Company’s planned projects and the resulting EBITDA from those projects (but not the net present value of approximately $50 million of incremental capital expenditures noted above), the resulting implied value per share of Company Common Stock would have been approximately $25.15 to $37.68 per share.

Analysis of Transaction Comparables

Deutsche Bank performed a precedent transactions analysis, which attempts to provide an implied value of a company by comparing it to select acquisition transactions (“Transaction Comparables”), by reviewing publicly available information. The two Transaction Comparables reviewed were:

Announced Date	Target	Acquirer
2/17/2017	Stowe Mountain Resorts	Vail Resorts, Inc.
9/11/2014	Park City Mountain Resort	Vail Resorts, Inc.

For each of the Transaction Comparables, Deutsche Bank calculated, based on company press releases and investment presentations, the multiple of such company’s TEV to EBITDA (i) based upon the most recent historical twelve-month period for which EBITDA is publicly disclosed (“LTM multiple”) and (ii) for the fiscal year immediately following the current fiscal year of such company (“forward multiple”).

The results of this analysis are summarized as follows:

Target	TEV (in millions)	LTM multiple	Forward multiple
Stowe Mountain Resort	$50	NA	10.0x
Park City Mountain Resort	$494	12.3x	9.9x
Mean	N/A	12.3x	10.0x

For informational purposes only, Deutsche Bank also reviewed the August 8, 2016 acquisition of approximately 75% of Whistler-Blackcomb Holdings, Inc., by Vail (the “Whistler Transaction”). The Whistler Transaction’s TEV (in millions) was $1,172, its LTM multiple was 16.3x and its forward multiple was 14.8x. Deutsche Bank excluded the Whistler Transaction from its Transaction Comparables because, in Deutsche Bank’s professional judgment, the characteristics of the Whistler Transaction, including the higher quality of the asset, the large size of the asset, and the asset’s single location near a major gateway city, were sufficiently different to not make it a relevant transaction for purposes of Deutsche Bank’s calculation of the implied value of the Company.

Based on the results of this analysis and other factors that it considered appropriate, Deutsche Bank selected a range of valuation multiples (adjusted for the exclusion of real estate held for development, which was added in separately at book value) from 9.0x to 12.0x to apply to the Company’s budgeted EBITDA for fiscal year 2017. This analysis resulted in a range of implied value per share of Company Common Stock of approximately $21.43 to $31.22, compared to the Merger Consideration of $23.75 per share. For illustrative purposes, Deutsche Bank calculated a range of estimated implied values per share of Company Common Stock including net present value of approximately $50 million of incremental capital expenditures spent evenly over the first five years in the management projections. This illustrative analysis resulted in a range of implied value per share of Company Common Stock of approximately $20.52 to $30.31 per share.

Premia Analysis

Deutsche Bank reviewed publicly available information relating to 88 transactions in the last five years, for all-cash acquisitions of U.S. publicly-traded companies for between $1 billion and $2 billion in DB TEV (using data that excludes cancelled, hostile, merger of equal, real estate and financial institution deals) (“Select Comparable Transactions”). For each of the Select Comparable Transactions, Deutsche Bank calculated the premium paid in the merger, which is the difference between the per-share merger consideration and the share price one, five and 20 trading days prior to the public announcement of the Merger Agreement (the “Pre-Merger Target Share Price”) as a percentage of the Pre-Merger Target Share Price.

The results of this analysis are summarized as follows:

	One-Day Premia	Five-Day Premia	20-Day Premia
25th Percentile	19.7%	21.4%	23.7%
Mean	35.2%	36.2%	43.2%
Median	27.5%	29.8%	36.7%
75th Percentile	42.6%	44.4%	52.6%

For purposes of the Company’s pre-merger share price, Deutsche Bank used the Company’s unaffected share price as of January 12, 2017 (the last trading day prior to a news report that the Company was working with investment bankers on a possible sale), of $16.97. From the premia, Deutsche Bank selected a one-day price premia range of 20% to 43% to apply to the Company’s share price. The range selected by Deutsche Bank yielded a range of implied value per share of Company Common Stock of approximately $20.31 to $24.20, compared to the Merger Consideration of $23.75 per share.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Deutsche Bank. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Deutsche Bank believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and the opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of either Deutsche Bank with respect to the Company’s actual value. In arriving at its opinion, Deutsche Bank reviewed various financial and operational metrics for the Company, including forecasts with respect to the Company, which were made available to Deutsche Bank by the Company or on the Company’s behalf.

In arriving at its opinion, Deutsche Bank did not attribute any particular weight to any analyses or factors considered by it, except as noted above, and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Deutsche Bank considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Deutsche Bank are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Deutsche Bank’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

The $23.75 per share merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Deutsche Bank did not recommend any specific consideration to the Company or the Board or that any specific consideration constituted the only appropriate consideration for the Merger.

The Company entered into an engagement letter with Deutsche Bank, dated December 13, 2016, engaging Deutsche Bank on a non-exclusive basis to provide advisory and investment banking services with respect to the exploration of interest in the acquisition of the Company. Deutsche Bank was selected by the Company based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions.

For financial advisory services rendered in connection with the Merger (including the delivery of its opinion), the Company has agreed to pay Deutsche Bank a fee, currently estimated to be of approximately $7.39 million, $1,000,000 of which was payable upon delivery by Deutsche Bank of its opinion, and the remainder of which will become due upon the closing of the Merger. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

During the two years preceding the date of Deutsche Bank’s opinion, Deutsche Bank or its affiliates have provided services for which they have received investment banking, commercial banking (including extension of credit) and other financial service fees from Fortress and certain of its affiliates (including the Company) and from KSL Capital Partners and certain of its affiliates. With respect to Fortress and certain of its affiliates, such services during such period have included acting as (i) agent to a company which is managed by an affiliate of Fortress in connection with an equity placement in 2015, (ii) joint bookrunner on an initial public offering for a company which is managed by an affiliate of Fortress in 2015, (iii) lender in an asset-based loan for an entity primarily owned by investment funds managed by affiliates of Fortress in 2015, (iv) advisor to the Company on the sale of its subsidiary, Intrawest Resorts Club Growth, to Diamond Resorts International Inc. in January 2016 and (v) lead bookrunner on the repricing of a term loan for the Company in October 2016. With respect to certain affiliates of KSL Capital Partners, such services during such period have included acting as (i) joint bookrunnner on a follow-on offering of shares for Club Corp Holdings Inc. in May 2015 (at which time Club Corp Holdings Inc. was an affiliate of KSL Capital Partners) and (ii) joint bookrunner on two term loans and a revolving credit facility to finance the acquisition of Apple Leisure Group by an affiliate of KSL Capital Partners in March 2017. Deutsche Bank or its affiliates have not provided services for which they have received investment banking, commercial banking (including extension of credit) and other financial service fees or revenue from Crown, Aspen or certain of their affiliates.

During the two years preceding the date of Deutsche Bank’s opinion, the aggregate mergers and acquisitions financial advisory fees and other investment banking revenue received or receivable by Deutsche Bank or its affiliates (i) from Fortress, certain companies managed by affiliates of Fortress and certain entities primarily owned by investment funds managed by affiliates of Fortress were approximately €6.1, including approximately €2.8 million from the Company, (ii) from KSL Capital Partners and certain of its affiliates were approximately €8.9 million and (iii) were none from Crown, Aspen or certain of their affiliates. As of April 5, 2017, Deutsche Bank or its affiliates (i) held equity trading positions representing less than 1% of the Company, and (ii) had loan exposure (including undrawn commitments) of approximately (a) $9.3 to Fortress, certain companies managed by affiliates of Fortress and certain entities primarily owned by investment funds managed by affiliates of Fortress, including approximately $9.3 million to the Company, (b) $62.5 million to KSL Capital Partners and its affiliates, and (c) no loan exposure from Crown, Aspen and certain of their affiliates.

Deutsche Bank or its affiliates may also provide investment and commercial banking services to Parent, the Company and their affiliates in the future, for which Deutsche Bank would expect to receive, or would expect its affiliates to receive, compensation. In the ordinary course of business, Deutsche Bank or its affiliates may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, Deutsche Bank or its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

Opinion of Moelis

At the meeting of the Board on April 7, 2017 to evaluate and approve the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 7, 2017, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the Merger Consideration to be received in the Merger by holders of Company Common Stock, other than Fortress and its affiliates, was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion dated April 7, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this information statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock, other than Fortress and its affiliates, and does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should have voted or should act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company, including publicly available research analysts’ financial forecasts;
•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company, including the Company Forecasts (including certain sensitivity analyses with respect thereto) provided to or discussed with Moelis by Company Management, which reflected forecasts for the current business of the Company, without giving effect to any potential illustrative investment projects that were provided to third parties in connection with the possible acquisition of all or a portion of the Company;
•	conducted discussions with members of senior management and representatives of the Company concerning the information described in the foregoing, as well as the business and prospects of the Company generally;
•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;
•	considered the results of efforts by or on behalf of the Company, including by Moelis at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;
•	reviewed a draft, dated April 7, 2017, of the Merger Agreement;
•	participated in certain discussions and negotiations among representatives of the Company and KSL Capital Partners and their advisors; and
•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis, with the consent of the Board, relied upon the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of any such information. With the consent of the Board, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Company Forecasts, Moelis assumed, at the direction of the Board, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company Management as to the future performance of the Company. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they were based. In addition, with the consent of the Board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal, except for several real estate appraisals of certain developed and undeveloped real estate owned by the Company. In addition, at the direction of the Board, Moelis was not asked to and did not offer any opinion or express any views (i) regarding any projections reflecting the impact of potential illustrative investment projects that were provided to third parties in connection with the possible acquisition of the Company, or (ii) the effect of Moelis’ opinion of the evaluation of the Company based in whole or in part on such projections. Moelis did not express any opinion as to fair value or the solvency of the Company following the closing of the Merger.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis’ opinion did not address the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Merger Consideration from a financial point of view to the holders of the Company Common Stock (other than Fortress and its affiliates). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. In rendering its opinion, Moelis assumed, with the consent of the Board, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with its terms without any waiver or modification that could me material to its analysis, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the consent of the Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger would be obtained, except to the extent that could not be material to its analysis.

The following is a summary of the material financial analyses presented by Moelis to the Board at its meeting held on April 7, 2017, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Review of Sale Process

As discussed more fully above under “The Merger—Background of the Merger”, the Company’s financial advisors were in contact with 173 potential buyers during the sale process. Moelis took note of the sale process previously discussed, as well as the following condensed summary of such process. Of the 52 potential buyers that signed NDAs and received CIMs, 6 submitted a first round IOIs, 3 of which were from Strategic Parties and

3 of which were from Financial Sponsors. Of the 6 IOIs received, 5 were whole business IOIs and 1 was an asset specific IOI. Of the 6 potential buyers who submitted IOIs, 4 were invited to the second round process, 2 of whom were Strategic Parties and 2 of whom were Financial Sponsors. Of the 4 potential buyers who were invited to the second round process, 2 submitted final bids and / or second round IOIs, both of whom were consortiums comprised of Strategic Parties and Financial Sponsors. Moelis noted that during the sale process, the Company’s financial advisors received various rationales from declining parties as to why they were declining to submit an indication of interest, including, but not limited to, the perceived run up in the Company’s stock price following publication of the news article by Thomson-Reuters reporting that the Company was exploring a potential sale, concern regarding achievability of the Company Forecasts, including ticket price increases and margin expansion, concerns regarding long-term trends of the ski industry (i.e., <1% annual growth in skier visits for approximately the last 20 years), concerns regarding seasonality, as well as the impact of and exposure to weather, and the longer term impact of climate change and potential deferred maintenance capital expenditures, concerns regarding earnings volatility, lack of strategic fit, complexity of the business and lack of interest in the North American market.

Financial Analyses of the Company

Selected Public Companies Analysis. Moelis reviewed financial and stock market information of selected publicly traded North American and European skiing, ski resort, golf, amusement park, cruise line operator, time share and/or vacation club, skiing and snowboarding equipment manufacturing and snow removal heavy equipment manufacturing companies. Moelis excluded from its analysis event driven venue operators, fitness clubs, bowling alley operators, cabaret and nightclub operators, marinas and zoos and, in the case of snow removal heavy equipment manufacturing companies, excluded major companies whose snow removal and ice control equipment segment comprised less than 50% of total revenue.

Moelis reviewed, among other things, enterprise values (“EV”) of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on April 7, 2017, plus preferred stock, plus, as of the relevant company’s most recently reported quarter end, short-term and long-term debt and capital lease obligations, less cash and cash equivalents, plus book value of non-controlling interests) as a multiple, to the extent information was publicly available, of EBITDA for calendar year 2017 (“EV/2017E EBITDA”). In addition, Moelis made further adjustments to arrive at equity value for the Company, including (a) subtracting underfunded pension liabilities of $31.5 million and (b) subtracting $30.0 million of cash, which, in the opinion of Company Management, was necessary to fund operations of the Company through warm weather seasonality. Financial data for the selected companies was based on publicly available consensus research analysts’ estimates, public filings and other publicly available information. The list of selected companies, related multiples and EBITDA margins for 2016 and as estimated for 2017, together with the resultant low, mean, median and high multiples and percentages for such selected companies based on closing stock prices as of April 7, 2017 and for the Company at the unaffected closing price at January 12, 2017 (the last closing price of Company Common Stock prior to the Thomson-Reuters news article that the Company was exploring a potential sale transaction), are set forth below. The applicable data for the Company is based on both consensus research analysts’ estimates and the Company Forecasts.

Company and Industry	EV / 2017E EBITDA	2016A EBITDA Margin	2017E EBITDA Margin
U.S. Ski
Vail Resorts, Inc.	14.7x	30.9%	31.7%
Peak Resorts, Inc.	7.5x	20.0%	25.0%
Golf
ClubCorp USA, Inc.	8.0x	22.8%	23.2%
TWC Enterprises Limited	NM1	37.9%	NA2
Timeshares / Vacation Club
Wyndham Worldwide Corporation	8.7x	28.8%	25.7%
Marriott Vacations Worldwide Corporation	9.5x	19.0%	19.0%
ILG, Inc.	8.9x	25.6%	24.0%

Company and Industry	EV / 2017E EBITDA	2016A EBITDA Margin	2017E EBITDA Margin
U.S. Amusement
Six Flags Entertainment Corporation	13.5x	41.3%	39.9%
Cedar Fair, L.P.	10.5x	37.3%	37.8%
SeaWorld Entertainment, Inc.	8.6x	20.2%	25.9%
European Ski
Compagnie des Alps S.A.	4.7x	21.7%	26.3%
SkiStar AB	12.0x	29.8%	31.2%
Cruise Lines
Carnival Corporation	10.4x	29.1%	28.9%
Royal Caribbean Cruises Ltd.	11.5x	28.0%	30.5%
Norwegian Cruise Line Holdings Ltd.	10.8x	28.5%	30.3%
Viking Line Abp	NM1	7.7%	NA2
Lindblad Expeditions Holdings, Inc.	8.7x	15.0%	18.0%
European Amusement
Merlin Entertainments PLC	11.8x	31.0%	30.8%
Tivoli A/S	NM1	20.5%	NA2
Snow Removal
Douglas Dynamics, Inc.	10.9x	20.7%	18.6%
Ski Suppliers
Black Diamond, Inc.	NM1	NM3	3.2%

Low	4.7x	7.7%	3.2%
Mean	10.0x	25.8%	26.1%
Median	10.4x	26.8%	26.1%
High	14.7x	41.3%	39.9%

Company
Street Estimates	9.0x	21.9%	23.2%
Management Estimates	8.1x	21.9%	24.0%
[1]	Figures for EV / 2017E EBITDA were deemed not meaningful and were excluded from the calculation of mean, median, high and low.
[2]	Figures for 2017E EBITDA Margin were not available and were excluded from the calculation of mean, median, high and low.
[3]	Figures for 2016A EBITDA Margin were deemed not meaningful and were excluded from the calculation of mean, median, high and low.

Moelis believed that North American ski resort operators, Vail and Peak, had the most relevant business models and geographic focuses, and were similarly affected by industry patterns and seasonality. Moelis noted that the Company consistently traded at a discount to Vail and at a premium to Peak. In this regard, Moelis further noted that the Company, based on the next twelve month period (“NTM”) immediately following the twelve month period for which financial information was publicly available as of January 12, 2017 (“LTM”), traded at the following EV/NTM multiples differentials to Vail and Peak respectively:

Trading NTM EBITDA Multiples Differentials of U.S. Ski Companies
	Company vs. Vail		Company vs. Peak
Current (as of January 12, 2017)	(4.1x	)	2.0x
LTM	(3.5x	)	1.8x
Last 2 Years	(3.2x	)	2.2x
Since Initial Public Offering	(2.5x	)	2.5x

In the view of Moelis, these differentials were attributable to a number of factors (in each case, as compared to the Company) including: (i) Vail possesses, among other things, (a) significantly greater scale of operations and market capitalization, (b) higher effective ticket prices, (c) higher EBITDA margins, (d) a longer average skiing season, and (e) lower financial risk from seasonality and (ii) Peak possesses, among other things, (a) fewer destination resorts, (b) a relative lack of geographic diversity, (c) a much smaller market capitalization, (d) lower effective ticket prices, (e) lower EBITDA margins, (f) a shorter average skiing season and (g) higher financial risk from seasonality. Taking these factors into consideration, Moelis then applied ranges of selected multiples derived from the selected companies of 8.5x to 10.5x in the case of EV/2017E EBITDA to corresponding financial data of the Company. Financial data for the Company was based on the Company Forecasts. This analysis indicated the following implied per share reference range for the Company (rounded to the nearest $0.05), as compared to the $23.75 per share Merger Consideration:

Implied Per Share Reference Range	Merger Consideration
$19.85-$26.90	$23.75

Subsequent to the April 7, 2017 Board meeting, Moelis discovered that in conducting the foregoing selected public companies analysis, Moelis did not update the amount of 2017E EBITDA for the Company to reflect the increase of approximately $189,000 in the Company’s 2017E EBITDA reflected in the updated projections for fiscal year 2017 that were previously provided to Moelis by the Company on March 24, 2017. This discovery did not result in any change to Moelis’ ultimate fairness opinion. Moelis did, however, provide the Board with the correct numbers, which indicated the following implied per share reference range for the Company (rounded to the nearest $0.05) as compared to the $23.75 Merger Consideration:

Implied Per Share Reference Range (Corrected)	Merger Consideration
$19.90-$26.95	$23.75

Selected Precedent Transactions Analysis. Moelis reviewed financial information of selected North American and European transactions in the skiing, ski resort, golf, amusement park, cruise line and timeshare and/or vacation club companies announced between December 2009 and April 7, 2017. Moelis excluded from its analysis transactions with values less than $20 million and transactions involving event driven venue operators, such as motor speedways and stadiums or sports arenas.

Moelis reviewed, among other things, announced transaction values (“TEV”) of the selected transactions (calculated as EV, based on the implied equity value for the target company resulting from the transaction equity consideration) as a multiple, to the extent information was publicly available, of estimated EBITDA (“TEV / EBITDA”). Financial data for the relevant transaction was based on publicly available information at the time of announcement of the relevant transaction. The list of selected transactions, related multiples and the resultant low, mean, median and high multiples for such selected transactions and for the Company at the Merger Consideration (based on both the Company’s estimated March 31, 2017 LTM (“LTM(E)”) EBITDA and fiscal year 2017E EBITDA, as well as estimated March 31, 2017 balance sheet data), are as follows:

Date Announced	Target	Acquirer	TEV / EBITDA[1]
February, 2017	Stowe Mountain Resorts	Vail	10.0x	[2]
November, 2016	CNL Attractions & Ski Portfolio	EPR & Och-Ziff	8.9x	[3]
August, 2016	Whistler Blackcomb Holdings Inc.	Vail	15.7x	[4]
June, 2016	Diamond Resorts International, Inc.	Apollo Global Management	7.7x
January, 2016	Wilmot	Vail	8.3x	[5]
November, 2015	Hunter Mountain Ski Resorts	Peak	6.1x	[6]
November, 2015	Intrawest Club Group	Diamond Resorts	10.8x	[7]
October, 2015	Vistana Signature Experiences, Inc.	ILG, Inc.	9.3x
March, 2015	Perisher Blue Pty Limited	Vail	8.5x	[8]
October, 2014	Hurtigruten ASA	TDR Capital LLP; Periscopus AS; Home Capital AS	7.9x
September, 2014	Blue Mountain (50% Interest)	Intrawest	7.9x	[9]
September, 2014	Park City Ski Resorts & Canyons	Vail	9.8x	[10]
September, 2014	Prestige Cruises International, Inc.	Norwegian Cruise Line Holdings Ltd.	11.6x
August, 2014	Sequoia Golf LLC	ClubCorp USA, Inc.	8.8x	[11]
November, 2010	Société des Téléphériques de Val d’Isère S.A.S.	Compagnie des Alpes S.A.	11.2x
December, 2009	Cedar Fair, L.P.	Apollo Global Management, LLC	7.3x
December, 2009	Deux Alpes Loisirs SAS	Compagnie des Alpes S.A. Consortium	4.9x
[1]	Multiples are TEV / LTM EBITDA, unless otherwise noted.

[2]	Multiple is for fiscal year 2018E EBITDA.
[3]	Multiple is for 2016E adjusted EBITDA. Purchase price included purchase of Northstar California Ski Resort and 15 additional attraction assets acquired by EPR and 14 ski resorts acquired by Och-Ziff. Adjusted EBITDA excludes maintenance capital expenditure reserves collected from tenants.
[4]	Excludes value of, and earnings attributable to, minority interest held by Nippon Cable. EBITDA also excludes finance expense attributable to Nippon Cable
[5]	Multiple is for 2017E EBITDA and includes announced additional capital expenditures in connection with acquisition.
[6]	Multiple is for fiscal year ending April 30, 2015 EBITDA.
[7]	Multiple is for fiscal year ending June 30, 2015 adjusted EBITDA.
[8]	Multiple is for NTM EBITDA.
[9]	Based on USD/CAD currency exchange rate of 0.905.
[10]	Multiple is for NTM EBITDA. Purchase price includes acquisition of Canyons on May 29, 2013 and Park City on September 11, 2014.
[11]	Based on annual adjusted EBITDA, including anticipated annualized cost synergies.
Low	4.9x
Mean	9.1x
Median	8.8x
High	15.7x

Company at $23.75 (LTM(E))	10.7x
Company at $23.75	10.4x	[1]
[1]	Multiple is for fiscal year ending June 30, 2017E EBITDA.

Moelis believed that, due to their similar geographies and business models, the most relevant transactions were Vail / Stowe Mountain Resorts, EPR & Och-Ziff / CNL Attractions & Ski Portfolio, Intrawest Club Group / Blue Mountain and Vail / Park City Ski Resorts & Canyons. Moelis did not utilize the Vail / Whistler Blackcomb Holdings Inc. transaction multiple because Moelis believed that Whistler Blackcomb Holdings Inc. was a significantly higher quality asset than any Company asset. Moelis then applied ranges of selected multiples derived from the selected transactions of 8.0x to 10.0x (based on adjusted EBITDA) to the Company’s LTM(E) EBITDA. Estimated financial data for the Company was based on the Company Forecasts. This analysis indicated the following implied per share reference range for the Company (rounded to the nearest $0.05), as compared to the $23.75 per share Merger Consideration:

Implied Per Share Reference Range	Merger Consideration
$15.10-$21.40	$23.75

Subsequent to the April 7, 2017 Board meeting, Moelis discovered an error in its financial model’s calculation of LTM(E) EBITDA for the Company, which resulted in its use of LTM(E) EBITDA for the Company of approximately $6 million less than appropriate. This discovery did not result in any change to Moelis’ ultimate fairness opinion. Moelis did, however, provide the Board with the corrected numbers, which indicated (i) that the TEV/LTM(E) multiple for the Company set forth in the Selected Precedents Transactions chart above was 10.3x, not 10.7x, as well as (ii) the following implied per share reference range for the Company (rounded to the nearest $0.05) as compared to the $23.75 Merger Consideration:

Implied Per Share Reference Range (Corrected)	Merger Consideration
$16.25-$22.80	$23.75

Discounted Cash Flow Analyses. Moelis performed a DCF analysis of the Company using the Company Forecasts to calculate the present value of the estimated future unlevered free cash flows projected to be generated by the Company. In performing the DCF analysis of the Company, Moelis used a range of discount rates of 9.2% to 11.3%, based on an estimated WACC for the Company using the Capital Asset Pricing Model to review the estimated WACC for certain of the selected companies described above under “—Selected Public Companies Analysis”, as well as using a size premium applicable to the Company, to calculate estimated present values as of March 31, 2017 of (i) the Company’s estimated after-tax unlevered free cash flows from March 31, 2017 through fiscal year end 2022, and (ii) estimated terminal values derived by applying a range of perpetuity growth rates of 1.0% to 3.0% (which terminal values represented approximately 55% - 65% of total DCF net present value). In reviewing the estimated WACC for such selected public companies, Moelis excluded non-North American based companies, as well as Peak, largely because of Peak’s high total debt to enterprise value ratio, as well as its relatively low market capitalization, and, TWC Enterprises Limited and Lindblad Expedition Holdings, Inc., largely because of such North American companies’ limited public float and liquidity. In selecting perpetuity growth rates of 1.0% to 3.0%, Moelis chose a range that was consistent with current estimated GDP growth rates, as well as noting a growth rate of 1.0% was 2.1% higher than annual skier growth rates for the Company realized between fiscal years 2010 to 2016. The analysis additionally assumed (i) a constant USD/CAD currency exchange rate of $1.30, (ii) an additional value related to underdeveloped real estate assets at five of the Company’s resorts, which value was assumed to be its then current book value of $135.8 million as of December 31, 2016, as directed by Company Management, as adjusted downward by Moelis in an amount of $6.4 million to reflect an estimated marketing period of 12 months to dispose of two of such real estate assets, (iii) a blended U.S./Canadian tax rate of 32.3%, (iv) net operating loss carryforwards (“NOLs”) of $1.4 billion, valued separately and discounted to present value at the Company’s estimated WACC, resulting in a present value for the NOLs of $249.7 million to $272.0 million, (v) overstated Canadian depreciation of fixed assets in 2023 and 2024, prior to exhaustion of Canadian NOLs in 2024, of an aggregate net present value of $11.6 million, (vi) an addition value related to the Company’s investment in Mammoth Hospitality Management, L.L.C., which value was assumed to be $18.2 million, based on its book value as of December 31, 2016, as provided by Company Management (Moelis had discussed with Company Management the then-rumored sale process involving Mammoth Hospitality Management, L.L.C., but in light of management’s stated lack of knowledge as to the status of the sale process and of any likely sale price or price range, management directed Moelis to use the book value of its investment), and (vii) capital expenditures of $41 million for fiscal year 2018 (as opposed to $47 million as set forth below in “—Certain Company Forecasts”), following discussion with Company Management. In addition, Moelis assumed capital lease obligations of $37.0 million; such obligations estimated March 31, 2017 book value.1 This analysis indicated the following implied per share reference range for the Company (rounded to the nearest $0.05), as compared to the $23.75 per share Merger Consideration:

Implied Per Share Reference Range	Merger Consideration
$22.30-$36.80	$23.75

Moelis noted that the IOIs received were toward the low end of the DCF range (or in some cases, below the DCF range) and that, if the projections reflected in the Company Forecasts were achieved, execution of the Company’s business plan may result in more substantial returns than those implied by the IOIs received in the sale process.

In light of the rationales received from potential buyers discussed above under “—Review of Sale Process” Moelis performed additional DCF analyses by sensitizing the projected EBITDA margins provided by Company Management over the projection period. Moelis noted that the Company Forecasts projected a fiscal year 2017 EBITDA margin of 23.3%, growing to 30.5% in fiscal year 2022, which is substantially higher as compared to the Company’s historical EBITDA margin ranging between 14.9% and 20.2% during fiscal years 2010-2016. Moelis performed three additional DCF analyses, sensitizing the projected EBITDA margins growth for fiscal years 2018-2022 to grow at 75%, 50% and 25%, respectively, of the projected EBITDA margin growth for each such fiscal years as reflected in the Company Forecasts. Moelis otherwise used the same assumptions as those for the DCF analysis using the Company Forecasts. Moelis did not reduce projected NOL usage as a result of lower projected taxable income as compared to such usage under the Company Forecasts, which would have resulted in a lower implied per share reference range. These analyses indicated the following implied per share reference ranges for the Company, as compared to the $23.75 per share Merger Consideration:

Additional DCF Analyses

Projected EBITDA Margin Growth As Compared to the Company Forecasts
75%	50%	25%	Merger Consideration
$20.40-$33.65	$18.45-$30.55	$16.50-$27.40	$23.75
[1]	Moelis estimated the Company’s cost of debt to be 4.74% (which would have resulted in capital lease obligations of approximately $59 million), as opposed to the Company’s current balance sheet assumed cost of debt of 9.9%. Moelis, however, used the balance sheet value of the Company’s capital lease obligations, which resulted in a higher implied per share reference range.

Subsequent to the April 7, 2017 Board meeting, Moelis discovered that in conducting the foregoing additional DCF analysis, Moelis did not update the Company’s projected EBITDA margin for fiscal year 2017 to reflect the updated projections for fiscal year 2017 that were provided to Moelis by the Company on March 24, 2017. Moelis recalculated the Company’s projected EBITDA margins based on the revised projections for fiscal year 2017. This recalculation did not result in any change to Moelis’ ultimate fairness opinion. Moelis did, however, provide the Board with the recalculated numbers, which indicated (i) that the 2017E EBITDA margin for the Company set forth in the Selected Public Companies chart above was 24.4%, not 24.0%, as well as (ii) the following implied per share reference range for the Company (rounded to the nearest $0.05) as compared to the $23.75 Merger Consideration:

Additional DCF Analyses

Projected EBITDA Margin Growth As Compared to the Company Forecasts (Recalculated)
75%	50%	25%	Merger Consideration
$20.55-$33.90	$18.80-$31.05	$17.00-$28.20	$23.75

Other Information

Moelis also noted for the Board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

•	the historical trading prices for Company Common Stock during the 52 week period ended January 12, 2017 which reflected low and high stock prices during such period ranging from $7.60 to $19.32 per share;
•	the historical high closing trading prices for Company Common Stock during the 18 month, 12 month, six month, three month and one month periods prior to and including April 7, 2017 were, in each case, $25.58; the historical low closing trading prices for Company Common Stock during such 18 month, 12 month, six month, three month and one month periods were $7.03, $8.23, $14.91, $16.97 and $21.93, respectively; the average closing trading prices for Company Common Stock during such 18 month, 12 month, six month, three month and one month periods were $13.77, $16.37, $19.91, $22.50 and $23.85, respectively; and the high, low and average closing trading prices for Company Common Stock since (and including) January 12, 2017 were $25.58, $16.97 and $22.85, respectively;
•	stock price targets for Company Common Stock in publicly available Wall Street research analysts’ reports published subsequent to the release of first quarter financial results for the 2017 fiscal year and prior to January 12, 2017, which indicated low and high stock price targets ranging from $15.00 to $22.00 per share; and
•	theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of the Company based on (i) the Company’s estimated after-tax unlevered free cash flows for the fiscal years ending 2017 through 2022 and (ii) estimated exit values for the Company derived by applying a range of multiples of 8.0x to 10.0x to the Company’s 2022E EBITDA, which analysis, assuming total leverage of 6.5x the Company’s estimated EBITDA for the 2017 fiscal year and required internal rates of return for the financial buyer ranging from 15.0% to 25.0%, indicated an implied per share reference range for the Company of $13.55 to $26.05.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to the Company or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arms’ length negotiations between the Company and Parent and was approved by the Board. Moelis did not recommend any specific consideration to the Company or its Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Moelis acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services, currently estimated to be approximately $7.39 million in the aggregate, $1,000,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Merger. In addition, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities of the Company, Parent or certain of their respective affiliates. Moelis provided investment banking and other services to Fortress and affiliates of Fortress in the past unrelated to the Merger and currently are providing and in the future may provide such services to Fortress and/or its affiliates and has received and may receive compensation for such services. In the past two years prior to the date of the opinion, Moelis received fees, which in the aggregate were $1,125,000 the amount of Moelis’ for acting as financial advisor to investment funds managed by affiliates of Fortress in connection with a potential sale of a company primarily owned by such funds. Moelis is currently acting as a financial advisor to a company that is indirectly owned by investment funds co-managed by an affiliate of Fortress and in which affiliates of Fortress have an indirect economic interest in connection with a potential sale transaction of such company for which Moelis is expected to receive compensation if such transaction is completed.

In the future Moelis may provide investment banking and other services to Parent and/or its affiliates and may receive compensation for such services. Representatives of Moelis, including two managing directors leading the Moelis deal team representing the Company in connection with the Merger, have led coverage for KSL Capital Partners for several years. Moelis has not received any fees from KSL Capital Partners; provided, however, Moelis has marketed and sold other business outside of the skiing industry to affiliates of KSL Capital Partners in the past. In December 2016, a Chinese leisure company requested that Moelis introduce them to representatives of KSL Capital Partners in connection with pursuing a joint venture or other arrangement with KSL Capital Partners in China, and one of the Moelis managing directors referred to above did so. In February 2017, a representative of KSL Capital Partners asked such Moelis managing director to arrange introductory meetings with representatives of various Chinese businesses with whom KSL Capital Partners might pursue business arrangements. Moelis subsequently arranged introductory meetings with representatives of two Chinese leisure related companies as well as a Chinese investor. Senior members of the Moelis deal team also met with representatives of KSL Capital Partners at a lodging industry conference in January 2017 to discuss general leisure and hospitality industry dynamics. Moelis may in the future seek to be engaged and paid a fee by a Chinese party or affiliates of KSL Capital Partners in connection with potential opportunities and transactions that may arise from the foregoing meetings, subsequent meetings, other introductions or discussions.

Additionally, in January 2017, Moelis was offered an opportunity to seek to advise a portfolio company of KSL Capital Partners in connection with the potential sale of such company. Moelis declined the offer. Moelis is currently verbally mandated to act as financial advisor to a party in a potential merger transaction in which a portfolio company of KSL Capital Partners would be the counterparty.

In light of the foregoing contacts and relationships, Moelis disclosed the foregoing in writing to the Board and its outside counsel on April 5, 2017. In addition, at the Board meeting held on April 7, 2017 to approve entering into the Merger Agreement, representatives of Moelis (i) disclosed to the Board the correspondence relating to the Chinese introductions described above; (ii) advised the Board that it may wish to consider not requesting or accepting Moelis’ fairness opinion with respect to the Merger or weighing Moelis’ fairness opinion appropriately in light of such disclosure; (iii) offered to forego the receipt of its fairness opinion fee of $1,000,000 in the event that the Board elected not to request or accept Moelis’ fairness opinion; and (iv) offered to refrain from accepting any fees from KSL Capital Partners for a period of one year. The Board subsequently requested Moelis’ fairness opinion with respect to the Merger.

The Board selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Company Forecasts

The Company does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other things, the uncertainty underlying assumptions and estimates. However, as part of the preparation for the Board’s strategic review process, Company Management developed certain financial forecasts in January 2017 that included projections through fiscal year 2022 and incorporated the Company’s 2017 fiscal year budget and were updated on March 24, 2017 to reflect a revised 2017E revenue and EBITDA forecast (the “Company Forecasts”). The Company Forecasts were shared with the Board. The updated forecast projected 2017E revenue of $596 million versus the budget of $611 million. The 2017 EBITDA projection was in-line with the budget due to cost management at resorts and greater than expected season pass sales that de-risked volatility to weather.

The Company Forecasts were made available to the Board and the Company’s financial advisors, and were made available to, and discussed with, Parent in connection with the process resulting in the execution of the Merger Agreement. The portions of the Company Forecasts set forth below are included in this information statement only because this information was used at the Board’s direction by Moelis and Deutsche Bank in connection with their financial analysis of the proposed transaction. However, the inclusion of such information should not be regarded as an indication that any party considered, or now considers, any of the Company Forecasts to be a reliable prediction of future results. No person has made or makes any representation or warranty to any stockholder of the Company or any other person regarding the information included in the Company Forecasts.

The Company Forecasts are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although presented with numerical specificity, the Company Forecasts are based upon and reflect numerous judgments, estimates and assumptions made by the Company’s management with respect to industry performance, general business, weather, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As such, the Company Forecasts constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements”. As a result, we cannot assure you that the estimates and assumptions made in preparing the Company Forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. In addition, the Company Forecasts cover multiple years and such information by its nature becomes less reliable with each successive year.

Some or all of the assumptions that have been made regarding, among other things, the occurrence or the timing of certain events or impacts have changed since the date the Company Forecasts were made, and the portions of the Company Forecasts set forth below do not take into account any circumstances or events occurring after the date the applicable forecast was prepared, including the announcement of the Merger and transaction-related expenses. The Company Forecasts do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate in that context.

The Company Forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles (including U.S. generally accepted accounting principles, “GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Company Forecasts are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Company Forecasts.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Company Forecasts to reflect circumstances existing after the date when the Company prepared the Company Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Company Forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Company Forecasts, stockholders are cautioned not to rely on the Company Forecasts included in this information statement.

Summary of Historical and Projected Financials(1)

($ in millions)	Fiscal year ending June 30,
	2016A	2017E		2018E	2019E	2020E	2021E	2022E
Revenue	$566	$596		$638	$664	$692	$721	$752
Adjusted EBITDA (from Base Business)(2)	$114	$139		$159	$174	$191	$208	$226
Less: Capital Expenditures	$(52)	$(45)		$(47)	$(49)	$(51)	$(53)	$(55)
Adjusted EBITDA less Capital Expenditures	$62	$94		$112	$125	$140	$155	$171

Total Unlevered Free Cash Flow – Deutsche Bank(3)		$(42	)(4)	$75	$82	$91	$101	$110
Total Unlevered Free Cash Flow – Moelis(5)	—	$(32	)(4)	$75	$77	$86	$97	$106
(1)	Assumes constant currency USD/CAD exchange rate of $1.30 in all periods and excludes Intrawest Resort Club Group from all periods, which was sold on January 29, 2016. Includes the March 24th update and does not include potential additional capital expenditures, Revenue, or EBITDA from discretionary “Planned Projects”. Additional assumptions include annual skier visit growth of 1.6%, revenue per visit growth of 2.7%, and weather conditions consistent with historical averages.
(2)	Assumes continued operation as a public company and includes associated costs.
(3)	Deutsche Bank calculated Unlevered Free Cash Flow (“UFCF”) as EBITDA less capital expenditures and less taxes, based on data provided by Company Management, adjusted to reflect assumed deferred usage of U.S. and Canadian depreciation of fixed assets until exhaustion of U.S. NOLs in 2024 and Canadian NOLs in 2026.
(4)	For purposes of each of Deutsche Bank’s and Moelis’ unlevered cash flow analysis, Deutsche Bank and Moelis included only the fourth quarter for fiscal year 2017.
(5)	Moelis calculated UFCF as EBITDA less capital expenditures and less taxes, based on data provided by Company Management, adjusted to reflect assumed deferred usage of Canadian depreciation of fixed assets until exhaustion of Canadian NOLs in 2024.

Financing

Parent estimates the total amount of funds necessary to complete the Merger and the related transactions to be approximately $1.7 billion, which includes approximately $982 million to be paid to Company stockholders and holders of other equity-based interests in the Company, with the remainder to be applied to refinancing the Company’s debt and to pay related fees and expenses in connection with the Merger, the financing arrangements and the related transactions. Parent has received equity financing commitments from KSL Capital Partners and Crown, and debt financing commitments from the Commitment Parties. Notwithstanding such arrangements, the obligations of Parent, HHC and Merger Sub under the Merger Agreement are not subject to any financing condition.

Equity Financing

Parent has entered into an equity commitment letter with KSL Capital Partners, dated April 7, 2017, pursuant to which KSL Capital Partners has agreed to provide committed equity financing of no less than $351,600,000 to Parent as a source of a portion of the funds required to consummate the transactions contemplated by the Merger Agreement. Parent has also entered into an equity commitment letter with Crown, dated April 7, 2017, pursuant to which Crown has agreed to provide committed equity financing of no less than $351,600,000 to Parent as a source of a portion of the funds required to consummate the transactions contemplated by the Merger Agreement. The obligations of KSL Capital Partners and Crown to provide the equity financing on the terms outlined in the equity commitment letters are subject to the substantially simultaneous consummation of the Merger on the terms set forth in the Merger Agreement, among other conditions. See “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 70.

Debt Financing

Parent has received the debt financing commitments made by the Commitment Parties under the Debt Commitment Letter pursuant to which the Commitment Parties have committed to provide a $1.235 billion first lien secured term loan facility (the “First Lien Term Facility”), a $196.25 million senior secured revolving facility (the “Revolving Credit Facility”), and a $365 million second lien secured term loan facility (the “Second Lien Term Facility,” together with the First Lien Term Facility, the “Term Loan Facilities,” and collectively with the Revolving Credit Facility, the “Facilities”), of which $640 million of the loans under the First Lien Term Facility, $190 million of the loans under the Second Lien Term Facility, and a portion of the commitments under the Revolving Credit Facility (collectively, the “Company Financing”), will be available on the closing date to finance the Transactions, contemplated by the Merger Agreement, which is to be provided by a syndicate of lenders (the “Lenders”) to be arranged by the Commitment Parties.

The obligation of the Commitment Parties to provide the Company Financing on the terms outlined in the Debt Commitment Letter is subject to the satisfaction (or waiver) of the following conditions, among others:

•	the payment of all fees payable pursuant to an amended and restated fee letter, dated April 27, 2017, between the Commitment Parties and HHC, and reasonable and documented out-of-pocket expenses required to be paid pursuant to the Debt Commitment Letter to the extent invoiced at least three business days prior to the consummation of the Merger;
•	HHC and the Company and their subsidiaries acquired in the Merger shall have provided to the Administrative Agent and JPMCB, as left lead arranger, at least three business days prior to the consummation of the Merger, the documentation and other information required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that have been reasonably requested in writing by such agents at least ten calendar days prior to the consummation of the Merger;
•	the making of certain Merger Agreement representations and credit facility representations consistent with the Debt Commitment Letter;
•	the preparation, negotiation, execution and delivery by HHC and its subsidiaries of definitive documentation with respect to the Facilities consistent with the Debt Commitment Letter;
•	the receipt, by the Commitment Parties, of (i) customary legal opinions, customary resolutions, customary officer’s closing certificates and other customary closing documents and (ii) all documents and instruments required to create and perfect (subject to certain exceptions) the Administrative Agent’s security interest in the capital stock and other collateral listed in the Debt Commitment Letter;
•	the receipt of a certification as to the solvency of HHC and its restricted subsidiaries acquired in the Merger, on a consolidated basis and a pro forma basis for the Merger by the Commitment Parties;
•	the consummation of the Merger substantially concurrently with the initial borrowing under the Facilities in all material respects in accordance with the terms of the Merger Agreement and all other related documentation (without amendment, modification or express waiver thereof or consent thereto that is materially adverse to the Initial Lenders under and as defined in the Debt Commitment Letter without the consent of the Lead Arrangers under the Debt Commitment Letter);
•	the absence of any fact, circumstance, occurrence, effect, change, event or development since April 7, 2017 that has had or would reasonably be expected to have a “Company Material Adverse Effect” (as defined in the Merger Agreement);
•	the receipt by the Lead Arrangers of certain audited and unaudited financial statements of the Company and its consolidated subsidiaries within certain specified time periods, and a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve month period ending on the last day of the latest fiscal quarter covered by quarterly financial statements after giving effect to the Merger and related transactions, which pro forma balance sheet and pro forma statement of income need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting;

•	the refinancing of the Company’s existing indebtedness (subject to certain exceptions) shall have been consummated substantially simultaneously with the receipt of proceeds of the Facilities;
•	the Lead Arrangers shall have been afforded a period of at least fifteen consecutive business days following receipt of the financial statements described above to market the Term Loan Facilities, subject to certain customary blackout periods; and
•	the equity contributions in at least the amounts described above in the descriptions of the equity commitment letters shall be made substantially concurrently with the borrowings under the Term Loan Facilities on the closing date.

Although the debt financing described in this information statement is not subject to the Commitment Parties’, Lead Arrangers’ or Lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the scheduled closing date of the Merger because of failure to meet the closing conditions or for other reasons. As of the date of this information statement, no alternative financing arrangements or alternative financing plans have been made for the purpose of consummating the Merger in the event the debt financing described herein is not available as anticipated. The definitive documentation governing the debt financing facilities has not been finalized, and accordingly, the actual terms may differ from those described in this information statement.

Marketing Period

As used in the Merger Agreement and this summary, the “marketing period” means the first period of twenty consecutive business days after the date of the Merger Agreement throughout and at the end of which:

•	Parent shall have received certain financial and other information required to be provided by the Company under the Merger Agreement in connection with the debt financing of the Merger that will enable Parent, Merger Sub and their financing sources to market the debt financing;
•	the conditions to Parent’s and Merger Sub’s obligations to complete the Merger have been satisfied or waived, other than (i) those conditions that by their nature are to be satisfied at the closing but subject to such conditions being capable of being satisfied if the closing were to occur on any date within such period and (ii) the Company’s stockholder approval and any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, in each case no later than three business days prior to the final day of the marketing period (and so long as the other requirements of the marketing period are otherwise satisfied, the marketing period shall be extended until the satisfaction of such conditions); and
•	nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the closing were to be scheduled for any time during such twenty consecutive business day period, provided that:
•	(i) July 3, 2017 shall be disregarded for purposes of calculating such twenty consecutive business day period; (ii) if such twenty consecutive business day period has not ended prior to August 18, 2017, then it will not commence until September 5, 2017; (iii) November 24, 2017 shall be disregarded for purposes of calculating such twenty consecutive business day period; and (iv) if such twenty consecutive business day period has not ended prior to December 18, 2017, then it will not commence until January 3, 2018. If the Company reasonably believes it has delivered the required financial information described above, it may deliver to Parent a written notice to that effect (stating when it reasonably believes it completed such delivery).

The notice delivered by the Company is effective to start the marketing period as of the date of delivery of such notice (or such later date specified in such notice), unless on or prior to the second business day following delivery of the Company’s notice, Parent delivers written notice to the Company stating that it does not believe the Company has delivered the required financial information and specifying in reasonable detail the required financial information that has not been received (provided that delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the required financial information has, in fact, been delivered). The marketing period shall end on any earlier date on which the proceeds of the debt financing are obtained in an amount sufficient to consummate the closing of the Merger.

Interests of Our Directors and Executive Officers in the Merger

You should be aware that the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger. These interests are described in more detail below.

For purposes of this information statement, the Company’s executive officers consist of (i) Thomas F. Marano, our Chief Executive Officer, (ii) Travis Mayer, our Chief Financial Officer, (iii) Sky Foulkes, our Chief Operating Officer, and (iv) Karen Sanford, our SVP, Chief General Counsel and Corporate Secretary.

Treatment of Equity Awards

The Merger Agreement provides that immediately prior to the completion of the Merger:

•	Each Company Stock Option that is then-outstanding (whether or not then vested and exercisable) will terminate and be cancelled in exchange for a single lump sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option, and (ii) the excess, if any, of $23.75 over the per-share exercise price applicable to the Company Stock Option, less any applicable withholding for taxes.
•	Each Company RSU that is then-outstanding will become fully vested and will terminate and be canceled in exchange for a single lump sum cash payment equal to $23.75, less any applicable withholding for taxes.

Quantification of Outstanding Equity and Equity-Based Awards

The following table summarizes the outstanding Company Stock Options and Company RSUs held by our executive officers as of April 7, 2017 and the consideration that each of them may become entitled to receive in respect of those Company Stock Options and Company RSUs based on the per-share Merger Consideration of $23.75 and assuming continued employment of the executive officer through the completion of the Merger.

Neither Mr. Foulkes nor any of our non-employee directors held any outstanding equity awards as of April 7, 2017 and therefore have not been included in the following table.

	Company Stock Options						Company RSUs
	Number of Shares Subject to Vested Options (#)	Weighted Average Exercise Price of Vested Options ($)	Value of Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Weighted Average Exercise Price of Unvested Options ($)	Value of Unvested Options ($)	Number of Shares Subject to Outstanding RSUs (#)	Value of Outstanding RSUs ($)	Total Value ($)
Mr. Marano	1,350,000	11.25	16,875,000	1,290,423	11.25	16,130,288	—	—	33,005,288
Mr. Mayer	—	—	—	—	—	—	31,357	744,729	744,729
Ms. Sanford	—	—	—	—	—	—	17,221	408,989	408,989

On April 7, 2017, Mr. Marano entered into a Stock Option Forfeiture Agreement with the Company, pursuant to which he voluntarily forfeited 59,577 shares subject to his outstanding Company Stock Option that were otherwise scheduled to vest on November 20, 2017, effective immediately. On the same day, the Company entered into a Restricted Stock Unit Award Agreement with Mr. Mayer, pursuant to which he received a grant of 31,357 Company RSUs with the same fair market value (based on a price-per-share of $23.75) as applied to the shares subject to the Company Stock Option that were forfeited by Mr. Marano. The share numbers and related dollar values set forth in the table above reflect these actions.

Executive Officer Severance

Each of our executive officers is eligible to receive severance payments and benefits upon a qualifying termination of employment following the completion of the Merger.

The employment agreements provide that if the employment of the executive officer is terminated by the Company without cause or by the executive officer for “good reason” (as defined in each employment agreement and summarized below) within 12 months following a change in control, the executive officer will receive (i) continued base salary payments for 12 months (18 months for Mr. Marano), (ii) any unpaid annual bonus with respect to the prior year, plus a pro-rated annual bonus for the year of termination, and (iii) continued health benefits for 12 months.

For purposes of the employment agreements, “good reason” means, in summary (i) a reduction in the base salary of the executive officer (other than an across-the board reduction affecting all senior executives of the Company), (ii) a relocation of the executive officer’s principal place of employment to a location more than 50 miles from the executive officer’s principal place of employment; (iii) a material or adverse alteration in the executive officer’s responsibilities or title, or (iv) an intentional material breach of the employment agreement by the Company.

Executive Officer Retention Agreements

Each of Messrs. Mayer and Foulkes and Ms. Sanford are party to a retention award agreement with the Company, dated April 7, 2017.

Mr. Mayer

The retention agreement with Mr. Mayer provides that if he remains employed through the completion of the Merger, he will receive a cash retention bonus of $150,000, less applicable tax withholdings. Mr. Mayer’s retention agreement further provides that he will receive an additional cash retention bonus of $550,000, less applicable tax withholdings, if he either remains employed with us through the later of (i) November 20, 2017 and (ii) the date that is four months following the consummation of the Merger, or incurs an earlier termination of employment by the Company without cause or by him for “good reason” (as described above). Mr. Mayer’s retention agreement also provides that if any amounts payable to him are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he will receive an additional payment to eliminate the impact of such excise tax.

Other Executive Officers

The retention agreements with Mr. Foulkes and Ms. Sanford provide that if the executive officer remains employed through the completion of the Merger, the Company will make a lump sum cash retention bonus payment to the executive officer equal to $325,000 for Mr. Foulkes and $195,000 for Ms. Sanford, in each case less applicable tax withholdings.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, following the Effective Time, the Company, as the surviving corporation, will indemnify and hold harmless all past and present officers and directors of the Company to the fullest extent permitted by applicable law or the Company’s certificate of incorporation and bylaws, subject to any limitation imposed from time to time under applicable law, for acts or omissions occurring at or prior to the Effective Time.

In addition, for a period of six years after the Merger, Parent will or will cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each indemnified party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the Merger Agreement; provided, however, that Parent and the surviving corporation will not be required to pay an aggregate premium in excess of 300% of the annual premiums currently paid by the Company; and provided, further, that at the surviving corporation’s option in lieu of the foregoing insurance coverage, the surviving corporation may purchase prior to the Effective Time six-year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided the surviving corporation does not pay more than 300% of the annual premiums as described above.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Company Common Stock determined in accordance with Delaware law. The fair value of shares of Company Common

Stock, as determined in accordance with Delaware law, may be more or less than the Merger Consideration to be paid to non-dissenting stockholders in the Merger. To preserve their rights, stockholders who wish to exercise appraisal rights must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this information statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D. See “Appraisal Rights” beginning on page 76.

Litigation Related to the Merger

On April 24, 2017, purported stockholder, Kevin J. Kovacs, served the Company with a demand to inspect corporate books and records under 8 Del. C. § 220. Mr. Kovacs claimed that he wishes to investigate the possibility of corporate mismanagement related to the Board’s approval of the Merger, whether a lawsuit should be brought, and whether he should exercise appraisal rights. Mr. Kovacs claimed that the Merger Consideration is facially insufficient and that he is concerned that the Merger is the result of a flawed, conflicted process. By letter dated May 1, 2017, the Company rejected the demand because Mr. Kovacs lacks a proper purpose for the inspection.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the Company Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the U.S. federal income tax consequences of the Merger that are generally applicable to holders of Company Common Stock whose shares of Company Common Stock are converted into the right to receive cash in the Merger. The summary is based on the U S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations issued thereunder, judicial authority, and administrative rulings and pronouncements, each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. The discussion applies only to shares of Company Common Stock held as capital assets (generally, property held for investment), and does not address all of the tax consequences that may be relevant to holders of Company Common Stock, nor does it address the tax consequences to holders that are subject to special tax rules, such as financial institutions, insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, mutual funds, traders in securities that elect to mark to market, U.S. Holders whose functional currency is not the U.S. dollar, holders who hold Company Common Stock through pass-through entities for U.S. federal income tax purposes, as part of a hedge, straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, or holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Except as specifically noted below, this summary does not address any aspect of state, local or foreign taxation, and does not address any U.S. federal taxation other than income taxation, nor does it address any aspects of the tax on “net investment income” imposed under Section 1411 of the Code.

For purposes of this information statement, a “U.S. Holder” means a beneficial owner of Company Common Stock that is a citizen or individual resident of the United States, a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or any state thereof (including the District of Columbia), an estate, the income of which is subject to U.S. federal income tax regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a holder of Company Common Stock, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners should consult their own tax advisors as to the particular U.S. federal income tax consequences to them. The term “Non-U.S. Holder” refers to any beneficial owner of Company Common Stock other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.

The U.S. federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Merger, including the application and effect of state, local, foreign and other tax laws.

U.S. Holders. The receipt of cash by a U.S. Holder for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash pursuant to the Merger will recognize gain or loss equal to the difference between (i) the amount of cash the U.S. Holder receives (determined before deduction of any applicable withholding taxes) and (ii) the holder’s adjusted tax basis in the Company Common Stock. Gain or loss will be calculated separately for each block of Company Common Stock converted in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Company Common Stock has been held for more than one year as of the Effective Time. The deductibility of capital losses is subject to limitations.

Cash consideration received by a U.S. Holder in the Merger may be subject to backup withholding. Backup withholding generally will apply only if the U.S. Holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each U.S. Holder should complete and sign the Internal Revenue Service (“IRS”) Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent). Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders. A Non-U.S. Holder that receives cash for shares of Company Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States) or (iii) such holder’s shares constitute a “U.S. real property interest” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, which will generally be the case if, at any time during the shorter of the five-year period preceding the Effective Time or the Non-U.S. Holder’s holding period for its Company Common Stock, we were a “United States real property holding corporation” and such holder held (actually or constructively) more than 5% of the shares of Company Common Stock.

If you are a Non-U.S. Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to a 30% tax (or a lower rate under an applicable tax treaty) on the gain recognized in the Merger (which may be offset by certain U.S.-source capital losses).

If you are a Non-U.S. Holder and your gain recognized in the Merger is effectively connected with a U.S. trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), then you generally will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on your gain on a net basis in the same manner as a U.S. Holder. Non-U.S. Holders that are corporations may also be subject to an additional branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments.

If your shares constitute a “U.S. real property interest” under FIRPTA as described above, you generally will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on your gain on a net basis in the same manner as a U.S. Holder. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We have not made a determination as to whether we are or have been a U.S. real property holding corporation, and no assurance can be given that we have not been, or that we will not become, a U.S. real property holding corporation. Non-U.S. Holders that have owned (actually or constructively) more than 5% of the shares of Company Common Stock at any time in the five-year period preceding the Effective Time are particularly urged to consult their own tax advisors with regard to their tax treatment in the Merger.

Backup withholding and information reporting may apply to the payment of cash received by a Non-U.S. Holder for Company Common Stock pursuant to the Merger unless the holder certifies under penalties of perjury to its Non-U.S. Holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. To avoid backup withholding, Non-U.S. Holders should complete IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8.

Non-U.S. Holders should consult their tax advisors regarding the application of U.S. federal income tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Approvals

General

The Company and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the HSR Act. The Company and Parent are required to also make all other filings, including with respect to the USFS Permits and Canadian Permits, that are required to be made in order to consummate the Merger. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, which may go beyond the actions that Parent is required to take to get clearance. Pursuant to the terms of the Merger Agreement, Parent is not required (and the Company is not permitted without the prior written consent of Parent) to (a) agree to sales, divestitures or dispositions of businesses, product lines, assets, contractual rights, or relationships of the guarantors or any of their affiliates (the “Guarantors”), Parent, the Company and their respective subsidiaries or (b) otherwise take or commit to take actions that after the closing would limit the Guarantors’ or Parent’s or its subsidiaries (including the Company and the Company subsidiaries) freedom of action with respect to, or its or their ability to operate or retain, one or more of the businesses, product lines or assets of the Guarantors or any of their affiliates, Parent, the Company or their respective subsidiaries.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be completed until the Company and Parent each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The Company and Parent and its affiliates originally filed their respective HSR Act notifications on April 21, 2017. On May 16, 2017, Parent submitted a request to withdraw its HSR Act notification effective May 22, 2017. Parent intends to refile the notification no later than May 24, 2017; when Parent refiles, a new 30 calendar day waiting period will begin.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

USFS Permit and Canadian Permits

The obligations of Parent, HHC and Merger Sub to effect the Merger are subject to the consent, transfer, renewal or reissuance (i) with respect to the Company’s Steamboat ski resort USFS Permit, provided that if the USFS requires a renewal or reissuance of such permit, the renewed or reissued permit shall either (a) have the same terms and conditions as the current USFS Permit, (b) have the same terms and conditions as those terms and conditions set forth in the form of USFS Permit attached to the Merger Agreement, as agreed, or (c) have terms and conditions, that when compared to the terms and conditions set forth in the form of USFS Permit attached to the Merger Agreement, as agreed, do not result in a “material adverse effect” to the Company’s Steamboat ski resort and (ii) with respect to at least thirteen of the Canadian permits as listed in the Company disclosure letter. See “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 70.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this information statement as Annex A and incorporated into this information statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this information statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent, HHC and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties were included in the Merger Agreement for the purposes of allocating contractual risk between the Company, Parent, HHC and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, HHC or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The Merger Agreement is described below, and attached as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or our business. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business. Please see “Where You Can Find More Information” beginning on page 81.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-Laws

The Merger Agreement provides that subject to the terms of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company and Company will continue as an indirect wholly owned subsidiary of Parent from and after the Effective Time.

Effective as of, and immediately following, the Effective Time, the board of directors of the surviving company will consist of the directors of Merger Sub, each to hold office in accordance with the articles of incorporation and by-laws of the surviving company until the earlier of their death, resignation or removal or until their successors are duly elected, designated or qualified, as the case may be. From and after the Effective Time, the officers of the Company at the Effective Time will be the officers of the surviving company, until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed and qualified, as the case may be. At the Effective Time, the certificate of incorporation of the Company as the surviving company will be amended to be identical to the as agreed certificate of incorporation at the time of the execution of the Merger Agreement, until amended in accordance with applicable law and the applicable provisions of such certificate (subject to Parent’s and the surviving company’s obligations described in “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger—Insurance and Indemnification of Directors and Executive Officers” beginning on page 50), and the by-laws of the surviving company, without any further action on the part of the Company or Merger Sub, will be the by-laws of Merger Sub (except references to Merger Sub’s name will be replaced by references to “Intrawest Resorts Holdings, Inc.”).

Closing and Effective Time of the Merger; Marketing Period

Unless another date is agreed by the parties, the closing of the Merger will take place no later than the second business day following the satisfaction or, to the extent permitted by law, waiver of all conditions to closing (described below under “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). However, if the marketing period (as summarized below) has not ended at the time of the satisfaction or waiver of such closing conditions, the closing will occur on the earlier of (i) a business day, if any, during the marketing period specified by Parent on no fewer than three business days’ notice to the Company and (ii) two business days following the final day of the marketing period, subject in each case to the satisfaction or waiver of all conditions to closing.

Concurrently with the closing, the parties will file a certificate of merger with the Delaware Secretary of State as provided under the DGCL and, as soon as practicable on or after the closing date, will make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by Parent and the Company and specified in the certificate of merger.

The “marketing period” refers to the period of 20 consecutive business days beginning on April 10, 2017, at the end of which: (i) Parent will have received from Company certain customary financial information (the “Required Information”) in connection with Parent’s, HHC’s and Merger Sub’s obligations to obtain the required financing and (ii) the closing conditions to the obligations of Parent, HHC and Merger Sub (described below under “—Conditions to the Closing of the Merger”) are satisfied (other than (a) the conditions that by their nature are to be satisfied at the closing but subject to such conditions being capable of being satisfied if the closing were to occur on any date within such period and (b) the conditions related to stockholder approval and the termination or expiration of the waiting period under the HSR Act, each of which must be satisfied no later than three business days prior to the final day of the marketing period (and such period will be extended until the satisfaction of such conditions so long as the requirements of the marketing period are otherwise satisfied)) and nothing will have occurred and no condition will exist that would cause any of such conditions to closing to fail to be satisfied during such period. In addition, the following provisions apply in respect of the marketing period: (i) July 3, 2017 will not be a business day for purposes of calculating the 20 consecutive business day period; (ii) if the marketing period has not ended prior to August 18, 2017, then it will not commence until September 5, 2017; (iii) November 24, 2017 will not be a business day and (iv) if the marketing period has not ended prior to December 18, 2017, then it will not commence until January 3, 2018. If the Company reasonably believes it has delivered the Required Information, it may deliver to Parent a written notice to that effect, the delivery of which will be effective to start the marketing period unless on or prior to the second business day following such delivery, Parent delivers notice to the Company stating that it does not believe the Company has delivered the Required Information. Notwithstanding any to the contrary in the Merger Agreement, the marketing period will end on any earlier date on which the proceeds from the debt financing are obtained in an amount sufficient to consummate the closing.

Merger Consideration

Common Stock

At the Effective Time, each share of the Company Common Stock issued and outstanding immediately prior to such time, other than (i) shares owned by the Company as treasury stock; (ii) shares owned by Parent, HHC, Merger Sub, or any other direct or indirect wholly owned subsidiary of Parent; (iii) shares owned by direct or indirectly wholly owned subsidiaries of the Company; or (iv) shares held by stockholders who are entitled to demand and properly demand appraisal of such shares under Delaware law and who have not failed to perfect or not effectively withdrawn or lost rights to appraisal under the DGCL, will be converted automatically into the right to receive $23.75 per share in cash, without interest and less any applicable withholding taxes. All shares converted into the right to receive the per-share Merger Consideration will automatically be cancelled at the Effective Time, and each certificate formerly representing shares of the Company Common Stock will thereafter represent only the right to receive the per-share Merger Consideration.

Outstanding Equity Awards and Other Awards

The Merger Agreement provides the following treatment with respect to equity awards relating to the Company Common Stock:

•	Options. Effective as of immediately prior to the Effective Time, each then-outstanding option to purchase shares of the Company Common Stock under the Company Stock Plan, whether or not vested and exercisable, will be terminated and cancelled in exchange for the right to receive a single lump sum cash payment, equal to (i) the product of (a) the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, whether or not then vested, and (b) the excess, if any, of the Merger Consideration over the exercise price applicable to such shares of

Company Common Stock subject to such option (less any applicable withholding taxes). If the exercise price applicable to shares of Company Common Stock subject to such option is equal to or greater than the Merger Consideration, such option will terminate and be cancelled in exchange for no consideration.

•	Restricted Stock Units. Effective as of immediately prior the Effective Time, each then-outstanding Company RSU will become fully vested and will terminate and be cancelled in exchange for the right to receive a single lump sum cash payment, equal to (i) the Merger Consideration (less any applicable withholding taxes), including shares of restricted stock subject to time-based or performance-based vesting, will become fully vested and will be considered to be an outstanding share of the Company Common Stock for purposes of the Merger Agreement that will entitle the holder to receive an amount of cash equal to the per-share Merger Consideration (less applicable withholding taxes).

Exchange and Payment Procedures

Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company, which institution we refer to as the paying agent, to make payments of the per-share Merger Consideration to stockholders. Immediately prior to the Effective Time, Parent will deposit, or cause to be deposited with the paying agent, cash sufficient to pay the aggregate per-share Merger Consideration to stockholders.

As reasonably promptly as practicable (but no later than the third business day) after the Effective Time, Parent will cause the paying agent to mail, or otherwise provide in the case of book-entry shares, to each holder of record of the Company Common Stock (other than the surviving company, its subsidiaries, and Parent and its subsidiaries) a letter of transmittal together with instructions thereto. Upon receipt of an “agent’s message” by the paying agent, together with such other documents as may be reasonably required by the paying agent, the holder of such shares will be entitled to receive the per-share Merger Consideration in exchange therefor. The amount of any per-share Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes. In the case of company stock awards, the holder of such company stock award will receive in exchange therefor the applicable closing Merger Consideration into which such company stock awards have been converted pursuant to the Merger Agreement, to be paid through the payroll of the Company or its affiliates on or as soon as practicable after the closing date and in no event later than five business days following the closing date.

If any cash deposited with the paying agent remains undistributed to holders of the Company Common Stock one year following the Effective Time, such cash (including any interest received in respect thereto) will be delivered to Parent (or its designee) and any holders of the Company Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for payment of its claim for the per-share Merger Consideration, without any interest thereon. Any portion of the payment fund remaining unclaimed by former holders of the Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat or become property of any governmental entity will, to the fullest extent permitted by applicable law, become the property of Parent (or its designee) free and clear of any claims or interest of any person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent, HHC and Merger Sub.

The Company

Certain of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company material adverse effect.” For purposes of the Merger Agreement, “Company material adverse effect” generally means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has (i) resulted or would reasonably be expected to result in a material delay or impediment to the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby, or (ii) had or would reasonably be expected to have a materially adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. For purposes of clause (ii), none of the following will constitute, or be taken into account in determining whether such Company material adverse effect has occurred or would reasonably be expected to occur, a Company material adverse effect:

•	Conditions affecting the United States or Canadian economy, or any other national or regional economy or the global economy generally;
•	Political conditions (or changes in such conditions) in the United States or Canada or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or Canada or any other country or region of the world occurring after the date of the Merger Agreement;
•	Changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates;
•	Changes required by GAAP (or interpretations thereof);
•	Changes in any laws (or interpretations thereof);
•	Changes that are general applicable to the industries in which the Company and its subsidiaries operate;
•	Any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement or any decline in the market price or trading volume of the common stock (provided that the underlying causes of the failure or decline may be considered in determining whether a Company material adverse effect has occurred to the extent not otherwise excluded by another exception);
•	Subject to certain exceptions, the negotiation, execution or delivery of the Merger Agreement, the performance by any party thereto of its obligations thereunder or the public announcement (including as to the identity of the parties thereto) or pendency of the Merger or any of the other transactions contemplated thereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers on employees of the Company and its subsidiaries;
•	Changes in the Company’s credit rating (provided that the underlying causes of the decline may be considered in determining whether a Company material adverse effect has occurred to the extent not otherwise excluded by another exception);
•	The occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and its subsidiaries;
•	Stockholder litigation arising from or relating to the Merger Agreement, the Merger or any strategic alternatives considered by the Company;
•	Any action required by the terms of the Merger Agreement, or with the prior written consent or at the direction of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent); or
•	Any comments or other communications by Parent of its intentions with respect to the surviving company or the business of the Company.

However, in the case of the first through sixth and tenth exclusions set forth immediately above, to the extent any fact, circumstance, occurrence, effect, change, event or development arising from or related to such exclusions materially disproportionately affects the Company and its subsidiaries relative to other companies of a similar size in the industries in which the Company and its subsidiaries operate, the incremental disproportionate affect may be taken into account in determining whether a Company material adverse effect has occurred or would reasonably be expected to occur.

In the Merger Agreement, the Company has made customary representations and warranties to Parent, HHC and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;
•	The capital structure of the Company or the Company’s ownership of its subsidiaries;
•	Authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, the Company’s organizational documents and the Company’s material contracts;
•	Required consents and regulatory filings in connection with the Merger Agreement;
•	The accuracy of the Company’s SEC filings and financial statements and the absence of certain specified undisclosed liabilities;
•	The Company’s disclosure controls and procedures;
•	The accuracy of the information supplied by or on behalf of the Company for inclusion in this information statement;
•	The conduct of the business of the Company and its subsidiaries in the ordinary course consistent with past practice in all material respects;
•	The absence of any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect;
•	The absence of certain actions that, if taken in the period from the date of the Merger Agreement through the Effective Time, would have required Parent’s written consent under the Merger Agreement, since December 31, 2016 through the date of the Merger Agreement;
•	Tax matters;
•	Employee benefit plans;
•	Litigation matters;
•	The Company’s compliance with laws and the Company’s possession of material permits;
•	Environmental matters;
•	The existence and enforceability of specified categories of the Company’s material contracts;
•	Real property matters;
•	Intellectual property rights;
•	Labor matters;
•	The inapplicability of anti-takeover statutes;
•	Payment of fees to brokers, investment bankers or other advisors in connection with the Merger Agreement;
•	Financial advisors’ fairness opinions to the Board;
•	Insurance matters;
•	Interested party transactions;
•	The absence of material data security breaches or unauthorized disclosure of personal information;
•	The Company having sufficient access to water for the operation of its business;
•	Disclosure of lifetime ski passes; and
•	The absence of passenger tramway, ropeway, chairlift, tow or gondola incidents involving serious personal injury or death and the Company’s compliance with applicable laws in respect of passenger tramways, ropeways, chairlifts, tows and gondolas operated by the Company.

Parent, HHC and Merger Sub

Certain of the representations and warranties in the Merger Agreement made by Parent, HHC and Merger Sub are qualified as to a “Parent material adverse effect.” For purposes of the Merger Agreement, “Parent material adverse effect” means, with respect to Parent, HHC or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to materially prevent or impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, Parent, HHC and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to Parent, HHC and Merger Sub;
•	Authority to enter into and perform the Merger Agreement and enforceability of the Merger Agreement;
•	The absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s, HHC’s or Merger Sub’s contracts;
•	Required consents and regulatory filings in connection with the Merger Agreement and the aggregate value of assets and revenues from sales in, from or into Canada;
•	The accuracy of the information supplied by or on behalf of Parent for inclusion in this information statement;
•	The absence of litigation;
•	Payment of fees to brokers, investment bankers or other advisors in connection with the Merger Agreement;
•	Ownership of Merger Sub and the capital structure of Merger Sub;
•	Parent and its affiliates’ absence of ownership interest in the Company;
•	Matters with respect to Parent’s financing and sufficiency of funds;
•	Enforceability of the guarantee provided by the Guarantors;
•	Solvency of Parent and the surviving company following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and
•	Merger Sub’s qualification as a “WTO investor” within the meaning of the Investment Canada Act.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as may be (i) required by law; (ii) with the prior written consent by Parent (such consent not to be unreasonably withheld, delayed or conditioned); (iii) expressly permitted, contemplated or required pursuant to the Merger Agreement; or (iv) set forth in the Company’s disclosure letter, between the date of the Merger Agreement and the earlier of the Effective Time and the date, if any, the Merger Agreement is terminated as described in “—Termination of the Merger Agreement” below, the Company will, and will cause its subsidiaries to, conduct its and their business in the ordinary course of business and in a manner consistent with past practice in all material respects, use its reasonable best efforts to keep intact its business organization and preserve its existing relations and goodwill with customers, suppliers, creditors, lessors and other persons having business relationships with the Company or any of its subsidiaries.

Further, the Company agrees that during the period from the date of the Merger Agreement until the closing or earlier termination of the Merger Agreement, except as expressly set forth in the Company’s disclosure letter, as required by applicable law or with the prior consent of Parent (which in the case of bullets six through nineteen and twenty-one and twenty-two, set forth immediately below will not be unreasonably withheld, delayed or conditioned), the Company will not and will not permit any of its subsidiaries to do any of the following (subject in each case, to certain specified exceptions):

•	Declare, set aside or pay any dividend on or make any other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock, other equity interests or voting securities, except dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent company;
•	Split, combine, subdivide, recapitalize or reclassify any of its capital stock, other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;
•	Purchase, redeem or otherwise acquire or offer to acquire any shares of its capital stock or any other voting securities thereof or any warrants, calls, options or other rights to acquire any such shares or securities;
•	Issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any new company stock awards or other equity interests or voting securities, any securities convertible into or exchangeable or exercisable for capital stock or voting securities, any warrants, calls, options or other rights to acquire any capital stock or voting securities or other equity interests, any rights issued by the Company or any subsidiary that are linked in any way to the price of any class of capital stock or any shares of capital stock, or any company voting debt;
•	Amend the Company’s charter of bylaws or amend in any material respects the charter or organizational documents of any of the Company’s subsidiaries, except in each case, as may be required by law or rules and regulations of the SEC or NYSE;
•	Make any change in accounting methods, principles or practices, other than as required by GAAP or applicable law (or interpretations thereof);
•	Directly or indirectly acquire or agree to acquire in any transaction any equity interest in or material business of any person or division thereof or any properties or assets, except (i) acquisitions in the ordinary course of business consistent with past practice or as contemplated in the Company’s current capital expenditures plan; (ii) acquisitions pursuant to contracts in existence on the date of the Merger Agreement; (iii) acquisitions in an amount not to exceed $5 million in the aggregate; or (iv) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company subsidiary, on the other hand, or between wholly owned Company subsidiaries;
•	Except in relation to liens to secure indebtedness for borrowed money permitted to be incurred under the Merger Agreement, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than certain permitted liens), or otherwise dispose of any properties or assets or any interests therein other than (i) in the ordinary course of business consistent with past practice; (ii) pursuant to material contracts in existence on the date of the Merger Agreement; (iii) in an amount not to exceed $2 million in the aggregate; or (iv) with respect to transactions between the Company, on the one hand, and any wholly owned Company subsidiary, on the other, or between wholly owned Company subsidiaries;
•	Incur, issue, refinance, assume, guarantee or become obligated with respect to any indebtedness or cancel any indebtedness or waive any rights of substantial value to the Company or any Company subsidiary, including any write-off or compromise of any accounts receivable, except as specifically permitted by the Merger Agreement;
•	Enter into, amend or extend any collective bargaining agreement or other labor union contract except in the ordinary course of business consistent with past practice;
•	Assign, transfer, cancel, fail to renew, fail to extend or terminate any material Company permit;
•	Except as permitted by the terms of the Merger Agreement, settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages in an amount not in excess of $2 million individually or $5 million in the aggregate and do not (i) involve material injunctive relief or impose material restrictions on the business or operations of the Company and the Company subsidiaries, (ii) knowingly involve any admission of any violations of law or (iii) except for claims and litigation with respect to which an insurer has the right to control the decision to settle;

•	Abandon, encumber, convey title (in whole or in part), exclusively license or grant any material right or other licenses to material intellectual property rights owned by or exclusively licensed to the Company or any Company subsidiary, other than in the ordinary course of business consistent with past practice;
•	Fail to use commercially reasonable efforts to (i) keep in force material insurance policies and (ii) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its subsidiaries as is currently in effect;
•	Make, change or revoke any material election with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;
•	Increase the compensation or benefits payable to any employee other than increases of less than 5% of the compensation or benefits of any current non-executive employee, accelerate the time of payment, funding or vesting of any compensation or benefits payable to any employee, materially amend or terminate any company benefit plan or adopt or enter into any plan, agreement or arrangement that would be a company benefit plan if in effect on the date of the Merger Agreement;
•	Terminate the employment of any non-seasonal, full-time employee other than due to such employee’s disability (except where prohibited by law), for cause (as reasonably determined by the company or any company subsidiary) or for poor performance, other than in the ordinary course of business consistent with past practice;
•	Hire any individual who is intended to be a full-time employee whose base salary would be in excess of $250,000, other than in the ordinary course of business consistent with past practice;
•	Enter into, materially amend, terminate or waive any material right under any contract that would be a material contract if in existence as of the date of the Merger Agreement, other than in the ordinary course of business consistent with past practice, or enter into any material contract that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by the Merger Agreement;
•	Adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any Company subsidiary;
•	Change the pricing or rules in any material respect with respect to ski passes or lift tickets for the 2016-2017 and 2017-2018 ski seasons other than in the ordinary course of business consistent with past practice or issue any lifetime season pass or similar benefits other than lifetime season passes issued to employees at Stratton, Steamboat and Winter Park pursuant to their respective lifetime pass perks for long tenured employees and volunteers and consistent with past practice;
•	Enter into any new any contract with respect to joint ski passes or lift tickets that provides access to any of the Company’s owned, leased, managed permitted real property (including facilities thereon), on the one hand, and any real property owned or leased by any person that is not an affiliate of the Company or any Company subsidiary (“Confidential Pass Contract”) or amend any existing Confidential Pass Contract in a manner that would adversely impact the exclusivity provisions and/or termination rights of the Company with respect to such Confidential Pass Contract;
•	Make or authorize capital expenditures except (i) as budgeted in the capital expenditures plan; (ii) in an amount not to exceed $5 million in the aggregate; (iii) emergency capital expenditures or (iv) to the extent permitted under the Merger Agreement; or
•	Agree to take any of the foregoing actions.

No Solicitation of Other Offers

For purposes of the Merger Agreement:

“Acceptable confidentiality agreement” means a confidentiality agreement containing terms no less restrictive in the aggregate to the counterparty than the terms set forth in the confidentiality agreement dated as of January 3, 2017, between KSL Capital Partners and the Company (it being agreed that such confidentiality agreement does not need to contain a “standstill” or similar provision prohibiting the counterparty from making any alternative proposal).

“Alternative proposal” means any bona fide proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any person or group beneficially owning 20% or more of the outstanding equity interests of the Company or any successor or parent company thereto; (ii) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, asset sale, recapitalization, dividend, distribution, sale of capital stock of or other equity interests in a Company subsidiary or otherwise) of any business or assets of the Company or the Company subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company subsidiaries, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (iv) transaction in which any person (or the stockholders of any person) will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the common stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (v) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by the Merger Agreement).

“Superior proposal” means any written bona fide proposal or offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the common stock or assets of the Company and the Company subsidiaries, taken as a whole; (i) on terms which the Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of common stock than the Merger, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes proposed by Parent to terms of the Merger Agreement) and (ii) the conditions to the consummation of which are all reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.

The Merger Agreement provides that the Company will, and cause each of the Company subsidiaries and its and their representatives to: (i) immediately cease any existing solicitations, discussions or negotiations with any person that may be ongoing with respect to any alternative proposal or any proposal that could be reasonably expected to result in an alternative proposal; (ii) promptly request the return or destruction of, and terminate access to any data room containing, any confidential information of the Company previously furnished to any person in connection with a potential alternative proposal; and (iii) from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, not to publicly announce any intention to, directly or indirectly:

•	solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an alternative proposal (as used in this section, an “inquiry”);
•	furnish non-public information regarding the Company and the Company subsidiaries to any person in connection with an inquiry or an alternative proposal;
•	enter into, continue or maintain discussions or negotiations with any person with respect to an inquiry or an alternative proposal;

•	otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding (other than to inform persons of the no solicitation obligations or to ascertain facts or clarify terms for the sole purpose of the Board reasonably informing itself about such alternative proposal), or furnish or cause to be furnished to any person or group any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an alternative proposal;
•	approve, agree to, accept, endorse, recommend, execute or enter into any alternative proposal;
•	submit to a vote of its stockholders, approve, endorse or recommend any alternative proposals;
•	effect any adverse recommendation change; or
•	enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition, confidentiality or similar agreement contemplating or otherwise relating to any alternative proposal.

Notwithstanding the no solicitation obligations described above, if the Company or any of its subsidiaries or any of its or their respective representatives had received a written alternative proposal by any person or group at any time prior to the receipt of the adoption of the Merger Agreement by the Company’s stockholder (which was received on April 8, 2017), and the Company had not materially breached its no solicitation obligations, the Company and its representatives may have, prior to (but not after) the receipt of the adoption of the Merger Agreement by the Company’s stockholder (which was received on April 8, 2017), taken the following actions if the Board (or any committee thereof) had determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel) that such alternative proposal constituted or would reasonably have been expected to lead to a superior proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law:

•	Furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company subsidiaries to a person or group making such alternative proposal, pursuant to the prior execution of an acceptable confidentiality agreement (as defined below) (and the Company must then have reasonably promptly provided any such material to Parent, if it had not already done so, that concerns the Company or its subsidiaries); and
•	Enter into and maintain discussions or negotiations with any person with respect to an alternative proposal.

Reasonably promptly after the receipt of such alternative proposal or inquiry, the Company would have been required to provide to Parent (i) a copy of such alternative proposal or inquiry, if in writing, or (ii) a summary of the material terms of such alternative proposal or inquiry, if oral. The Company also would have been required to keep Parent reasonably informed on a prompt basis of any material developments regarding the alternative proposal.

Adverse Recommendation Changes; Alternative Acquisition Agreements

The Merger Agreement provides that the Board may not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, its merger recommendation or take any action, or make any public statement, filing or release inconsistent with its merger recommendation including recommending against the merger recommendation or approving, endorsing or recommending any alternatively proposal (any of the foregoing we refer to as an adverse recommendation change) or (ii) fail to publicly affirm its merger recommendation in writing within ten business days after receipt of a written request by Parent to provide such affirmation following a publicly known alternative proposal, except as described below.

Prior to receipt of the receipt of the adoption of the Merger Agreement by the Company’s stockholder (which was received on April 8, 2017), the Board was permitted to (i) make an adverse recommendation change in the event of an intervening event, and (ii) terminate the Merger Agreement to enter into a definitive written agreement providing for a superior proposal if such superior proposal did not result from a material breach of the no-shop restrictions, if, in each case, the Board determined in good faith (after consultation with its financial advisors and legal counsel) that the failure to take such action would reasonably have been expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and it had complied with the procedure and its obligations as summarized in the following paragraph.

Prior to taking any of the actions described in clauses (i) or (ii) of the foregoing paragraph, the Company was required, at least three business days prior to taking such action, which we refer to as the notice period, to provide Parent with written notice that, in the case of clause (i) in the paragraph above, the Board intended to make an adverse recommendation change and advises Parent of the circumstances giving rise to such change, or in the case of clause (ii) in the paragraph above, the Board had received a superior proposal (and such notice shall have included copies of the superior proposal and all other material documents relating to such proposal, or where no such copy was available, a description of the material terms and conditions of such superior proposal). During the notice period, the Company was required to, if requested by Parent, negotiate in good faith to make such adjustments to the Merger Agreement and other transaction documents so that, in the case of a superior proposal, such superior proposal would have ceased to constitute a superior proposal (in the judgment of the Board) or, in cases not involving a superior proposal, the failure to make an adverse recommendation change (in the judgment of the Board after consultation with its financial advisors and legal counsel) would reasonably have been expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law (and in determining whether to make an adverse recommendation change or terminate the Merger Agreement, the Company must have taken into account any such proposed changes to the terms of the Merger Agreement). If during the notice period, any revisions were made to the superior proposal, the Company was required to deliver a new written notice to Parent and comply with the obligations described above, except that such notice period with respect to the changes would have been a two business day notice period instead of three business days.

Nothing in the Merger Agreement will prevent the Company or the Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an alternative proposal or from making any disclosure to the Company’s stockholders if the Board (after consultation with the Company’s outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

As a result of the execution and delivery of the Stockholder Written Consent on April 8, 2017, the requisite stockholder approval has been obtained. Therefore, the Board has no ability to change its recommendation, and the Company is prohibited from responding to unsolicited proposals and terminating the Merger Agreement to accept a superior proposal.

Financing

Parent, HHC and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain, or cause to be obtained, the proceeds of the financing on the terms and conditions described in the Debt Commitment Letter and the equity commitment letters, including using its reasonable best efforts with respect to (i) maintaining in effect the Debt Commitment Letter and the equity commitment letters pursuant to their terms, (ii) negotiating and entering into definitive agreements with respect to the debt financing and the equity financings consistent with the terms and conditions contained in the relevant commitment letter or, if available, on other terms that are acceptable to Parent, subject to certain limitations set forth in the Merger Agreement, (iii) complying with all covenants and agreements of Parent, HHC and Merger Sub set forth in the Debt Commitment Letter and equity commitment letters and the financing agreements entered into in connection therewith, to the extent a breach thereof could result in a failure of a condition precedent to the financing or otherwise make the funding of the financing less likely to occur, and (iv) taking into account the expected timing of the marketing period, satisfying on a timely basis all conditions applicable to Parent, HHC and Merger Sub to obtaining the financing. In the event that all conditions contained in the Debt Commitment Letter (other than the availability of the equity financing) have been satisfied (or upon funding will be satisfied), each of Parent, HHC and Merger Sub shall use its reasonable best efforts to timely cause the Lenders to fund the debt financing and to otherwise enforce its rights under the Debt Commitment Letter (including through litigation).

In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent, HHC and Merger Sub shall use its reasonable best efforts to arrange to obtain as promptly as practicable on terms that are not materially less favorable to Parent in any respect than the debt financing contemplated by the Debt Commitment Letter, alternative sources of financing in an amount sufficient, when added to the portion of the financing that is available, to consummate the transactions contemplated by the Merger Agreement and pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by the Merger Agreement and to pay all related fees and expenses and to obtain, and, when obtained, to provide the Company with a copy of, a new financing commitment that provides for such alternative debt financing.

Parent, HHC and Merger Sub shall provide the Company prompt written notice of (i) any breach or threatened breach by any party to the financing commitments or the definitive documents in connection therewith of which Parent, HHC or Merger Sub has knowledge that would reasonably be expected to adversely affect the financing or the ability of Parent, HHC or Merger Sub to consummate the transactions contemplated by the Merger Agreement; (ii) of any termination or threatened termination of the commitment letters or the definitive documents in connection therewith; and (iii) of any material dispute or disagreement between or among any parties to the commitment letters with respect to the obligation to fund the financing or the amount of the financing to be funded at closing (excluding ordinary course negotiations of the terms thereof).

Prior to the closing, the Company shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause their respective representatives to, use reasonable best efforts to provide all cooperation with Parent and its affiliates as is reasonably necessary and customary in connection with the arrangement of the debt financing as may be reasonably requested by Parent, at Parent’s sole expense.

In the event that the debt financing commitment (or any related definitive agreements) or the equity financing commitments are amended, replaced, supplemented or otherwise modified pursuant to the terms of the Merger Agreement, including as a result of obtaining alternative financing in accordance with the terms of the Merger Agreement, or if Parent substitutes other debt or equity financing for all or a portion of the financing in accordance with the terms of the Merger Agreement, each of Parent, HHC, and Merger Sub shall comply with its obligations with respect to the debt financing commitment (or any related definitive agreements) or the equity financing commitments, as applicable, as modified and with respect to such other debt or equity financing to the same extent that Parent and the Company would have been obligated to comply with respect to the financing.

Certain Indebtedness Matters

The Company has agreed to deliver to Parent (i) no later than the third business day prior to the closing date, customary pay-off letters relating to the repayment on the closing date of the existing company debt and the release of related liens and (ii) no later than the fourth business day prior to the closing date, any customary “know your customer” material that has been requested at least eight calendar days prior to the closing date.

Certain Matters Concerning Additional Agreements

The Company will use its reasonable best efforts after the date of the Merger Agreement to seek a waiver from the members of PASSCO LLC (“PassCo”) with respect to the exclusivity period applicable to a party that withdraws from PassCo. In the event such waiver is not obtained within two business days from the date of the Merger Agreement, the Company will cause Intrawest Operations Group, LLC to resign and withdraw as a member of PassCo in accordance with the terms specified in the Merger Agreement. On April 11, 2017, the waiver was obtained.

The Company will take all action necessary to terminate the Stockholder Agreement, dated as of January 30, 2016, by and among the Company and the Majority Stockholder at the closing.

The Company and Parent will use reasonably efforts to notify the USFS of the transactions contemplated by the Merger Agreement as the same relate to the Winter Park Resort that is operated by the Company, and will cooperate in good faith to respond to reasonable requests for information from the USFS in connection therewith.

Treatment of Equity and Equity-Based Awards

The Merger Agreement provides that immediately prior to the completion of the Merger:

•	Each Company Stock Option that is then-outstanding (whether or not then vested and exercisable) will terminate and be cancelled in exchange for a single lump sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option, and (ii) the excess, if any, of $23.75 over the per-share exercise price applicable to the Company Stock Option, less any applicable withholding for taxes.

•	Each Company RSU that is then-outstanding will become fully vested and will terminate and be canceled in exchange for a single lump sum cash payment equal to $23.75, less any applicable withholding for taxes.

Employee Matters

The Merger Agreement provides that, for twelve months following the completion of the Merger, Parent will, or will cause one of its affiliates to, provide each individual who is an employee of the Company at the completion of the Merger and who remains employed with the surviving corporation or any other affiliate of Parent immediately following the completion of the Merger (each, a “Continuing Employee”) with:

(i)	a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Continuing Employee immediately prior to the completion of the Merger;
(ii)	a cash incentive opportunity that is at least equal to the cash incentive opportunity in effect for the Continuing Employee immediately prior to the completion of the Merger; and
(iii)	employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the Continuing Employee immediately prior to the completion of the Merger (excluding any equity incentive, retention, change in control or transaction-based incentive, defined benefit pension, and retiree health and welfare benefits).

Any Continuing Employee who incurs a termination of employment during the twelve month period following the completion of the Merger will receive severance benefits that are no less favorable than the severance that the Continuing Employee would have received with respect to such termination under the severance policies, practices and guidelines of the Company or any of its subsidiaries as in effect immediately prior to the completion of the Merger, or, if greater, the severance benefits provided to similarly situated employees of Parent.

The Merger Agreement also provides that, with certain exceptions, service credit will be provided to Continuing Employees for purposes of eligibility, vesting and determination of the level of benefits under any benefit plans maintained by Parent or any of its affiliates in which the Continuing Employee participates following the completion of the Merger. In addition, the Merger Agreement provides that, with certain exceptions, Parent will use commercially reasonable efforts to (i) waive pre-existing condition limitations other than those applicable to Continuing Employees under health benefit plans of Parent, (ii) honor deductible, co-payment and out-of-pocket maximums incurred by Continuing Employees under the Company’s health benefit plans for the year in which the Merger is completed and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise apply to a Continuing Employee on or after the completion of the Merger under a Parent health benefit plan.

Efforts to Consummate the Merger

Parent and the Company agreed to use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws to consummate and make effective as reasonably promptly as practicable the transactions contemplated in the Merger Agreement.

Parent and Company agreed to use their respective reasonable best efforts to take any and all steps not prohibited by law to (i) avoid any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, including defending (with sufficient time for resolution in advance of the termination date) claims asserted by the FTC or the United States Department of Justice or any other applicable governmental entity or any private party and (ii) avoid or eliminate impediments under any regulatory law so as to enable the closing to occur as soon as possible (and in any event no later than the termination date), provided that none of the Guarantors or any of their affiliates, Parent or the Company will be required to, nor will the Company, without the prior written consent of Parent, (a) agree to sales, divestitures or dispositions of businesses, product lines, assets, contractual rights, or relationships of the Guarantors or any of their affiliates, Parent, the Company and their respective subsidiaries or (b) otherwise take or commit to take actions that after the closing would limit the Guarantors’ or any of their affiliates’ or Parent’s or its subsidiaries (including the Company and the Company subsidiaries) freedom of action with respect to, or its or their ability to operate or retain, one or more of the businesses, product lines or assets of the Guarantors or any of their affiliates, Parent, the Company or their respective subsidiaries. The final determination of the appropriate course of action with respect to such items will be made by Parent.

Indemnification and Insurance

From and after the Effective Time, Parent will cause all rights to indemnification, advancement of expenses and exculpation in favor of any current or former directors, officers or employees of the Company or any of its subsidiaries in effect on the date of the Merger Agreement to continue in accordance with their terms. From and after the Effective Time, Parent will cause the surviving company to indemnify each current director, officer or employee of the Company or any of its subsidiaries against all acts or omissions arising out of or pertaining to their service as a director, officer or employee of the Company or any of its subsidiaries at or prior to the Effective Time to the fullest extent permitted under applicable law. In the event of such claim, Parent will cause the surviving company to advance expenses incurred in the defense of any such claim, subject to the surviving company’s receipt of an undertaking, if and only to the extent required by applicable law to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

For a period of six years from and after the Effective Time, Parent will cause the surviving company to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its subsidiaries or provide substitute policies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that the surviving company will not be required to pay in excess of 300% of the aggregate annual premium most recently paid by the Company prior to the date of the Merger Agreement. If the surviving corporation is unable to obtain such insurance coverage, it will obtain as much comparable insurance as possible for an annual premium equal to such maximum premium. In lieu of such insurance, prior to the closing of the Merger, the Company may, at its options (following reasonable consultation with Parent), purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, provided that the cost of such tail may not exceed the maximum premium described in the preceding sentence.

Written Consent

Immediately after the execution of the Merger Agreement, the Company was required, in accordance with the DGCL, to take all actions necessary to seek and use reasonable best efforts to obtain, as promptly as practicable and in any event within 24 hours of the execution of the Merger Agreement, the irrevocable Stockholder Written Consent. As soon as practicable after receipt of the Stockholder Written Consent, the Company was required to deliver to Parent a copy (including by facsimile or other electronic scan) of the executed Stockholder Written Consent. Following the execution of the Merger Agreement, the Company obtained the written consent from the Majority Stockholder and delivered it to Parent on April 8, 2017, within the 24 hour period required under the Merger Agreement.

Transaction Litigation

Until the closing date, each of Company and Parent must promptly notify the other of any litigation or threatened litigation against such party or any of its subsidiaries or affiliates. Subject to entry into a customary joint defense agreement, Company will give Parent the opportunity to consult with Company and participate in the defense or settlement of any stockholder litigation against it or its subsidiaries and/or their respective directors or officers relating to the Merger and the other transactions contemplated by the Merger Agreement. The Company or its representatives may only compromise, settle or come to an arrangement regarding any such stockholder litigation if (i) the resolution of all such litigation requires payment from the Company or any of its subsidiaries or representatives in an amount not to exceed an amount as set out in certain company disclosures provided to stockholders of the Company (and subject to review and comment by Parent); (ii) the settlement provides for no injunctive relief; (iii) the settlement provides that Parent and its subsidiaries and representatives are released from all liability in connection therewith; and (iv) none of Parent, HHC, Merger Sub, the Company, and their respective subsidiaries are required to admit any wrongdoing as part of the settlement. Otherwise, neither the Company nor any of its representatives may compromise, settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent will have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed).

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by law) waiver by the Company and Parent of the following conditions:

•	The receipt of the approval of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger Agreement. This condition was satisfied following Parent’s receipt of the Stockholder Written Consent on April 8, 2017 (as described in the section entitled “The Merger Agreement—Written Consent” beginning on page 69;
•	Any waiting periods (including any extensions) applicable to the consummation of the Merger under the HSR Act having terminated or expired; and
•	The consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

The obligations of Parent, HHC and Merger Sub to effect the Merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by Parent of the following conditions:

•	The representations and warranties of the Company regarding the Company’s due organization, standing and power, capitalization, corporate authority and the absence of any undisclosed brokers’ fees being true and correct at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount;
•	The representations and warranties of the Company regarding the absence, from December 31, 2016 through the date of the Merger Agreement, of any event, change or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a Company material adverse effect being true and correct in all respects at and as of the closing date as if made at and as of such time;
•	Other than the representations and warranties in respect of the matters described in the two bullets above, all other representations and warranties of the Company being true and correct (without giving effect to any limitation as to “materiality,” “Company material adverse effect” or similar materiality qualifiers set forth in the Merger Agreement) at and as of the closing date of the Merger as if made at and as of such time (except to the extent expressly made as to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “Company material adverse effect” or similar materiality qualifiers set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company material adverse effect;
•	The Company having performed in all material respects all its material obligations required to be performed by it under the Merger Agreement at or before the closing date of the Merger;
•	Since the date of the Merger Agreement, there not having occurred any fact, circumstance, occurrence, effect, change, event or development that has or would reasonably be expected to have a Company material adverse effect (as described above under “—Representations and Warranties”);
•	Parent’s receipt of a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company signed by an executive officer certifying the matters in the foregoing five bullets.
•	The Company or its subsidiaries having obtained any consent, transfer, renewal, or reissuance with respect to a certain USFS Permit as listed in the Company disclosure letter, as required by the USFS in connection with the consummation of the Merger, provided that if the USFS requires a renewal or reissuance of such permit, the renewed or reissued permit shall either (i) have the same terms and conditions as the current USFS Permit, (ii) have the same terms and conditions as those terms and conditions set forth in the form of USFS Permit attached to the Merger Agreement, as agreed, or (iii) have terms and conditions, that when compared to the terms and conditions set forth in the form of USFS Permit attached to the Merger Agreement, as agreed, do not result in a “material adverse effect” to the Company’s Steamboat ski resort;

•	The Company or its subsidiaries having obtained the consent, transfer, renewal, or reissuance, as applicable, with respect to at least 13 of the 24 required Canadian permits related to licenses of occupation issued to Canadian Mountain Holidays Limited Partnership; and

The obligations of the Company to effect the Merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by the Company of the following conditions:

•	The representations of Parent, HHC and Merger Sub regarding Parent’s, HHC’s and Merger Sub’s organization, standing and power, corporate authority and the absence of any undisclosed brokers’ fees being true and correct in all material respects at and as of the closing date of the Merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount;
•	The representations of Parent, HHC and Merger Sub regarding the aggregate value of assets and revenues from sales in, from or into Canada of Merger Sub and its affiliates being true and correct in all respects at and as of the closing date as if made at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
•	Other than the representations and warranties in respect of the matters described in the two bullets above, without giving effect to any limitation as to “materiality” or “Parent material adverse effect,” being true and correct at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent material adverse effect” set forth therein), individually or in the aggregate, has not had or would not reasonably be expected to have a Parent material adverse effect;
•	Parent, HHC and Merger Sub having performed in all material respects all their material obligations required to be performed by them under the Merger Agreement on or before the closing date of the Merger; and
•	The Company’s receipt of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent certifying the matters in the foregoing four bullets.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of Company and Parent.

In addition, the Merger Agreement may be terminated by either the Company or Parent if:

•	The Merger is not consummated on or before February 1, 2018, which date we refer to as the termination date (which termination date may be extended by Parent by up to five business days if the marketing period has not expired by such date);
•	Any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the Merger Agreement and such law or order has become final or nonappealable;
•	The Company’s stockholders fail to approve the proposal to approve and adopt the Merger Agreement at a duly convened Company stockholder meeting or any adjournment or postponement thereof at which the vote was taken on the Merger (this termination right is no longer applicable following Parent’s receipt of the Stockholder Written Consent on April 8, 2017);

The Merger Agreement may also be terminated by the Company if:

•	Parent, HHC or Merger Sub have breached any of their respective representations, warranties, covenants or other agreements in the Merger Agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured before the earlier of the termination date or the date that is 45 calendar days following the Company’s delivery of written notice of such breach or failure to perform;
•	Prior to receipt of the adoption of the Merger Agreement by the Company’s stockholders (which was received on April 8, 2017), the Board had, after complying with its obligations under the Merger Agreement relating to the solicitation of competing proposals, authorized the Company to enter into a definitive written agreement with respect to such superior proposal, and the Company paid the termination fee (as described below) prior to or simultaneously with such termination of the Merger Agreement;
•	(i) all of the closing conditions obligating Parent, HHC and Merger Sub to effect the Merger have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the closing by any party, but subject to the satisfaction (or waiver) of such conditions at the closing), (ii) Parent fails to consummate the transactions contemplated by the Merger Agreement on the date on which closing should have occurred, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to effect the closing and (iv) Parent fails to consummate the closing within three business days after the delivery of such notice;

The Merger Agreement may also be terminated by Parent if:

•	The Company has breached any of its representations, warranties, covenants or other agreements in the Merger Agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured before the earlier of the termination date or the date that is 45 calendar days following Parent’s delivery of written notice of such breach or failure to perform;
•	At any time before prior to receipt of the adoption of the Merger Agreement by the Company’s stockholders, the Board makes an adverse recommendation change (this termination right is no longer applicable following Parent’s receipt of the Stockholder Written Consent on April 8, 2017); or
•	A copy of the Stockholder Written Consent has not been delivered to Parent at the expiration of 24 hours following execution of the Merger Agreement (this termination right is no longer applicable following Parent’s receipt of the Stockholder Written Consent on April 8, 2017).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will become void and of no effect without liability or obligation on the part of any party thereto. However, certain related documents, including the guarantee under certain circumstances, and expense reimbursement obligations or indemnification obligations of Parent in relation to financing, and the provisions of the Merger Agreement relating to certain confidentiality obligations, the effect of the termination of the Merger Agreement, termination fees, expenses, and certain general provisions will survive any termination of the Merger Agreement.

Termination Fees

If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee. Parent would be entitled to receive a termination fee equal to $28,373,610 under the following circumstances:

•	If the Merger Agreement is terminated (i) by the Company in order for it to enter into a definitive written agreement with respect to a superior proposal following the Company’s compliance with certain obligations, (ii) by Parent in connection with an adverse recommendation change by the Board prior to having obtained the Stockholder Written Consent or (iii) by Parent because Parent has not received a copy of the Stockholder Written Consent at the expiration of 24 hour period following the execution and delivery of the Merger Agreement (the termination fee pursuant to these triggers will not be payable because of Parent’s receipt of the Stockholder Written Consent on April 8, 2017); or

•	If the Merger Agreement is terminated (i) by Parent because the Company has breached its representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and has failed to cure such breach within a certain period, or (ii) by either Parent or the Company in connection with passing the termination date or not having obtained the receipt of the adoption of the Merger Agreement by the Company’s stockholders (which was received on April 8, 2017), in each case, in circumstances where the Company had previously received an alternative proposal from a third party (after the date of the Merger Agreement) that was not publicly withdrawn at least five business days prior to the receipt of the adoption of the Merger Agreement by the Company’s stockholders (which was received on April 8, 2017) and within 12 months of such termination, the Company enters into a definitive agreement to consummate such alternative proposal and such alternative proposal is consummated (the termination fee pursuant to these triggers will not be payable because of Parent’s receipt of the Stockholder Written Consent on April 8, 2017 and no alternative proposal being received before such time).

The Company would be entitled to receive a reverse termination fee, regulatory termination fee or permit termination fee as applicable, equal to $66,205,091 from Parent under the following circumstances:

•	If the Merger Agreement is terminated by the Company (i) because Parent, HHC or Merger Sub have breached their respective representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and have failed to cure such breach within a certain period or (ii) because, at the end of the marketing period, Parent has failed to consummate the Merger pursuant to the Merger Agreement notwithstanding the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to do so and certain notice of such failure from the Company to Parent;
•	If the Merger Agreement is terminated or deemed terminated by the Company or Parent in connection with the HSR Act or Competition Act, and at the time of such termination all other conditions set forth as conditions to the closing of the Merger are satisfied (other than those conditions which by their terms cannot be satisfied until the closing); or
•	If the Merger Agreement is terminated or deemed terminated by the Company or Parent in connection with the failure to obtain certain consents, transfers, renewals or reissuances of the USFS Permit and certain Canadian permits (as described above under “—Conditions to the Closing of the Merger”) and at the time of either such termination all of the other conditions set forth as conditions to the closing of the Merger are satisfied (other than those conditions which by their terms cannot be satisfied until the closing).

Expense Reimbursement

If the Merger Agreement is terminated for any reason, Parent will reimburse the Company and its subsidiaries for all reasonable out-of-pocket costs incurred by the Company and its subsidiaries in connection with the Company’s obligation to use best efforts to cooperate in connection with the arrangement of the debt financing as reasonably requested by Parent (including attorney fees and expenses).

Specific Performance

Parent, HHC, Merger Sub and the Company are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity. The Company is entitled to obtain specific performance or other equitable relief to cause the full proceeds of the equity financing contemplated by the equity commitment letters to be drawn down on the terms and subject to the conditions set forth in the equity commitment letters and the Merger Agreement and/or to cause Parent, HHC and/or Merger Sub to consummate the transactions contemplated by the Merger Agreement if and only in the event (i) all conditions to Parent, HHC and Merger Sub’s obligation to consummate the Merger (other than conditions to be satisfied at the closing, each of which is capable of being satisfied at that time) have been satisfied at the time when the closing was contemplated to occur under the Merger Agreement; (ii) the debt financing provided for by the Debt Commitment Letter (or by alternative financing, if applicable) has been funded or the financing sources have confirmed in writing that the debt financing will be funded at the closing if the equity financing is funded at the closing; and (iii) the Company has irrevocably confirmed that if specific performance is granted and the equity financing and the debt financing are funded, then it would take such actions required of it by the Merger

Agreement to cause the closing to occur. To the extent any party brings a proceeding to enforce specifically the terms and provisions of the Merger Agreement (other than proceeding to enforce specifically any provision that expressly survives termination), the termination date of the Merger Agreement will automatically be extended to (i) the tenth business day following the resolution of such proceeding or (ii) such other time period established by the court presiding over such proceeding.

Limitations of Liability

The maximum aggregate liability of Parent and any of its affiliates under the Merger Agreement is limited to the amount of the reverse termination fee, regulatory termination fee or permit termination fee (as described above in the section “The Merger Agreement—Termination Fees” beginning on page 72), as applicable, plus specified reimbursement and indemnification obligations of Parent under the Merger Agreement (the “Recoverable Amounts”). The Recoverable Amounts, when payable, are the sole and exclusive remedy of the Company and its affiliates against Parent, the financing sources, the Guarantors, the equity investors and any of their affiliates in connection with the termination of the Merger Agreement and the transactions, documents and agreements contemplated by the Merger Agreement. Except for Parent’s right to specific performance as described above, the payment of the termination fee described above, when payable, is the sole and exclusive remedy of Parent, HHC and Merger Sub against the Company or its affiliates in respect of losses or damages under the Merger Agreement. However, such liability limitations in no way limit the rights of any party to an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement as described in the immediately preceding section.

Fees and Expenses

Except for the provisions described above in the section “—Expense Reimbursement,” all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Amendment

Generally, the Merger Agreement may be amended in writing at any time before or after approval of the proposal to approve and adopt the Merger Agreement by the stockholders of the Company. However, no amendment that requires further approval by the Company’s stockholders pursuant to law or the rules of any stock exchange may be made without further stockholder approval and no amendment shall be submitted to be approved by the Company’s stockholders unless required by law. Moreover, certain provisions related to remedies may not be amended without the prior written consent of any adversely affected debt financing sources.

Governing Law

The Merger Agreement is governed by Delaware law.

MARKET PRICE OF OUR STOCK

Company Common Stock is listed on the NYSE under the trading symbol “SNOW”. The following table sets forth the high and low closing sales prices per share of Company Common Stock on the NYSE for the periods indicated.

	High	Low
Fiscal Year Ended June 30, 2015
First Quarter	$11.99	$9.61
Second Quarter	12.04	8.94
Third Quarter	12.08	8.30
Fourth Quarter	12.73	8.67
Fiscal Year Ended June 30, 2016
First Quarter	$11.94	$8.54
Second Quarter	10.02	7.82
Third Quarter	8.94	7.03
Fourth Quarter	12.98	8.23
Fiscal Year Ended June 30, 2017
First Quarter	$17.80	$13.37
Second Quarter	19.17	14.91
Third Quarter	25.01	16.97
Fourth Quarter (through May 19, 2017)	25.58	23.51

The closing sale price of Company Common Stock on the NYSE on April 7, 2017 which was the last trading day before we announced the Merger, was $25.30. The closing sale price of Company Common Stock on the NYSE on January 12, 2017, which was the last trading day before an article published by Thomson-Reuters reported that the Company was exploring a potential sale, was $16.97, and the volume weighted average price of the Company Common Stock on the NYSE for the 90-day period ending January 12, 2017, was $17.03. On May 19, 2017, the last trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $23.51. You are encouraged to obtain current market quotations for Company Common Stock.

We have never paid dividends on outstanding Company Common Stock.

Following the Merger there will be no further market for Company Common Stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is attached to this information statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Company Common Stock must follow precisely the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which appears in Annex D to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of those shares, together with interest but exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date (which may be fixed in advance by the corporation (not more than ten (10) days prior to the date of the notice), or if not fixed in advance, will either be the day before the notice is given (if sent prior to the Effective Time) or will be the date of the Effective Time (if sent following the Effective Time)) that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Company Common Stock and Section 262 of the DGCL is attached to this information statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must deliver to the Company a written demand for appraisal of their shares of Company Common Stock no later than twenty (20) days after the date of mailing of the information statement (which includes the notice of written consent and appraisal rights), or June 12, 2017. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Intrawest Resorts Holdings, Inc., 1621 18th Street, Suite 300, Denver, Colorado 80202, Attention: General Counsel. Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Company Common Stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears in the transfer agent’s records, (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. If you hold shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Company Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within 10 days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company stockholders who properly asserted appraisal rights under Section 262 of the DGCL. At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value of such stockholder’s shares as determined in any such appraisal proceeding, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Company Common Stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Company Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to the sections of the DGCL concerning the merger of parent corporations and subsidiaries or the merger of parent entities and subsidiaries. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under

Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest and less any required withholding taxes. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the Effective Time (or thereafter with the written approval of the Company) and accept the Merger Consideration, without interest and less any required withholding taxes, offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration, without interest and less any required withholding taxes, within 60 days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company stockholders who may wish to dissent to the Merger and pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 18, 2017 regarding beneficial ownership of the Company’s Common Stock by each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of the Company’s Common Stock, each of the Company’s named executive officers and each of the Company’s directors. Each beneficial owner’s percentage ownership has been determined in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to the Company’s knowledge, the persons and entities named in the table sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. Percentage ownership of the Company’s Common Stock set forth in the table is based on 39,822,611 shares of the Company’s Common Stock outstanding as of May 18, 2017, plus the number of shares of common stock underlying equity securities of such holder which are exercisable or which become exercisable within 60 days after May 18, 2017.

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Owned		Percentage of Outstanding Shares
Intrawest Europe Holdings S.à r.l.(2)	27,038,250		67.90%
Richard Armstrong	6,250		*
William J. Clifford	6,250		*
Wesley R. Edens(2)	—		—
Sky Foulkes	27,185		*
Richard E. Georgi(2)	—		—
John W. Harris III	6,250		*
Timothy Jay	6,250		*
Thomas F. Marano	1,360,000	(3)	3.42%
Travis Mayer	55,593		*
All directors and executive officers as a group (10 Persons)	1,482,272	(4)	3.72%
*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner listed on the table above is c/o Intrawest Resorts Holdings, Inc., 1621 18th Street, Suite 300, Denver, Colorado 80202.
(2)	Based solely on information set forth in the Schedule 13G filed with the SEC on February 12, 2015, Intrawest Europe Holdings S.à r.l. (whose address is 9, Allée Scheffer, L-2520 Luxembourg) beneficially owns 27,038,250 shares of the Company’s Common Stock; Intrawest Europe Holdings S.à r.l. directly owns 18,661,850 shares of the Company’s Common Stock and Intrawest S.à r.l. directly owns 8,376,400 shares of the Company’s Common Stock. Intrawest Europe Holdings S.à r.l. owns 100% of Intrawest S.à r.l. Intrawest Europe Holdings S.à r.l. and Intrawest S.à r.l are the “Initial Stockholders.” Cayman L.P. owns 100% of Intrawest Holdings S.à r.l., which owns 100% of Intrawest Europe Holdings S.à r.l. Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D), L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D), L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P., Fortress Investment Fund IV (Coinvestment Fund G) L.P., Fortress IW Coinvestment Fund IV (Fund A) L.P., Fortress IW Coinvestment Fund IV (Fund B) L.P., Fortress IW Coinvestment Fund IV (Fund C) L.P., Fortress IW Coinvestment Fund IV (Fund D), L.P., and Fortress IW Coinvestment Fund IV (Fund G) L.P. (collectively, the “Funds”) collectively own 82.1% of the common units and 88.7% of the Class A Preferred Units of Cayman L.P. FIG LLC is the investment manager of each of the Funds. Fortress Operating Entity I LP (“FOE I”) is the 100% owner of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly owned subsidiary of Fortress Investment Group LLC. As of September 30, 2016, Mr. Wesley R. Edens owned 16.34% of Fortress Investment Group LLC (Class A and Class B shares). By virtue of his ownership interest in Fortress Investment Group LLC and certain of its affiliates, Mr. Edens may be deemed to own the shares listed as beneficially owned by the Initial Stockholders. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Fortress Investment Group LLC is 1345 Avenue of the Americas, 45th Floor, New York, NY 10105. Mr. Georgi is managing partner and chairman of the investment committee of Grove Limited Partners Funds (“Grove LP”). Entities controlled by an affiliate of Grove LP collectively own 17.9% of the common units and 11.3% of the Class A Preferred Units of Cayman L.P.
(3)	Consists of 10,000 shares of common stock purchased by Mr. Marano on December 10, 2014 and the option to purchase 1,350,000 shares of common stock that vested on November 20, 2016.
(4)	Includes 8,597 shares of RSUs granted to Karen Sanford which will vest on June 30, 2017.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other documents with the SEC. These reports contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.intrawest.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The Company’s annual, quarterly and current reports are not incorporated by reference in this information statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner, to whom this information statement is delivered, without charge, by requesting them in writing or by telephone at 1621 18th Street, Suite 300, Denver, Colorado 80202, Attention: Investor Relations, (303) 749-8370.

Parent, HHC and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent, HHC and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement, and the Company does not take responsibility for any such information. This information statement is dated May 22, 2017. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Dated as of April 7, 2017
among
INTRAWEST RESORTS HOLDINGS, INC.
HAWK HOLDING COMPANY, LLC
HAWK HOLDING COMPANY, INC.
and
HAWK MERGER SUB, INC.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

ARTICLE III

Representations and Warranties of Parent, HHC and Merger Sub

ARTICLE IV

Representations and Warranties of the Company

A-i

ARTICLE V

Covenants Relating to Conduct of Business

ARTICLE VI

Additional Agreements

ARTICLE VII

Conditions Precedent

ARTICLE VIII

Termination, Amendment and Waiver

A-ii

ARTICLE IX

General Provisions

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 7, 2017, among Intrawest Resorts Holdings, Inc., a Delaware corporation (the “Company”), Hawk Holding Company, LLC, a Delaware limited liability company (“Parent”), Hawk Holding Company, Inc., a Delaware corporation (“HHC”), and Hawk Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent, HHC, and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation, and each share of Common Stock issued and outstanding shall be converted into the right to receive $23.75 in cash;

WHEREAS, the Company Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent to enter into this Agreement, the Company has agreed to use its best efforts to obtain a written consent from certain stockholders of the Company pursuant to which such holders will approve and adopt this Agreement in accordance with Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) as more particularly set forth herein;

WHEREAS, the Parent Board, HHC Board, and the Merger Sub Board have each approved this Agreement and declared it advisable for Parent, HHC and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement by HHC, as its sole stockholder and HHC, as sole stockholder of Merger Sub, has adopted and approved this Agreement;

WHEREAS, the HHC Board has recommended adoption and approval of this Agreement by Parent, as its sole stockholder and Parent, as sole stockholder of HHC, has adopted and approved this Agreement;

WHEREAS, the Company, Parent, HHC, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, in connection with the transactions contemplated hereby, the Company and each of KSL Capital Partners IV, L.P. and Henry Crown and Company (the “Guarantors”) have entered into Limited Guarantees, dated as of the date hereof (each, a “Guaranty” and collectively, the “Guarantees”) pursuant to which such Guarantors have agreed to guaranty certain obligations of Parent under this Agreement, on the terms and subject to the conditions set forth in the Guarantees; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01       The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

Section 1.02       Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 at 9 a.m., Eastern time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), then the Closing shall occur on the earlier to occur of (a) a Business Day, if any, during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) two Business Days following the final day of the Marketing Period, as the Marketing Period may be extended in accordance with the terms hereof (subject in each case in clause (a) and clause (b) above to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03       Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Delaware Secretary of State the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary of State, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04       Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05       Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

Section 1.06       Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, in each case, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01       Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, HHC, Merger Sub or the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) or any shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a)   Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b)   Cancellation of Parent-Owned Stock and Subsidiary-Owned Stock.

(i)    Each share of Common Stock that is owned by the Company as treasury stock and each share of Common Stock that is owned directly by Parent, HHC, or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)    Each share of Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (including HHC but excluding Merger Sub) or of Merger Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)    Conversion of Common Stock. Subject to Sections 2.02, 2.03 and 6.04, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(b)), and, except as provided in Section 2.03, any shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Common Stock pursuant to Section 262 of the DGCL (the “Dissenting Shares”)) and, as of the Effective Time, has not failed to perfect, or not effectively withdrawn or lost rights to appraisal under the DGCL, shall be converted into the right to receive $23.75 in cash, without interest (the “Merger Consideration” and together with the Option Merger Consideration and the RSU Merger Consideration pursuant to Section 6.04, the “Closing Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein, including the Closing Merger Consideration, will be appropriately adjusted to provide to the holders of Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02       Exchange of Certificates; Payment Fund.

(a)    Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. At the Closing, immediately prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b)    Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within three Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Stock (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.

(c)    Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Common Stock held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such Common Stock is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Common Stock are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Common Stock held as Book-Entry Shares). In the case of Company Stock Awards, the holder of such Company Stock Awards shall receive in exchange therefor the applicable Closing Merger Consideration into which such Company Stock Awards have been converted pursuant to Section 6.04, to be paid through the payroll of the Company or its Affiliates on or as soon as practicable after the Closing Date and in no event later than five Business Days following the Closing Date.

(d)    No Further Ownership Rights in Common Stock. The Closing Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Common Stock and any Company Stock Awards shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Common Stock or Company Stock Awards, as applicable. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Common Stock or Company Stock Awards that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Common Stock (or shares of Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(e)    Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Common Stock for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of its claim for the Merger Consideration, without any interest thereon.

(f)    No Liability. None of the Company, Parent, HHC, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Payment Fund remaining unclaimed by former holders of Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Parent (or its designee) free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the

United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h)    Withholding Rights. Each of Parent, the Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law; provided, however, that except as required by a change in Law occurring after the date of this Agreement, the parties agree that no withholding shall be made under Section 1445 of the Code with respect to the amounts payable under this Agreement. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement; provided, however, that Parent may, as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

(j)    Payoff Letters; Customary KYC Material. The Company shall (i) deliver to Parent, no later than the third Business Day prior to the Closing Date, customary pay-off letters relating to the repayment on the Closing Date of the Existing Company Debt and the release of related Liens and (ii) deliver to Parent no later than the fourth Business Day prior to the Closing Date any Customary KYC Material that has been requested at least eight calendar days prior to the Closing Date.

Section 2.03       Dissenter’s Rights.

(a)    Notwithstanding anything to the contrary in this Agreement, no Dissenting Shares shall be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01, and instead the holders of such Dissenting Shares shall be entitled to such rights as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to timely perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL, in which case such stockholder shall be entitled to receive the Merger Consideration in accordance with Section 2.01, without interest thereon, in exchange for such shares of Common Stock, and such shares of Common Stock shall no longer be deemed to be Dissenting Shares) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL (the “Dissenter’s Rights”). In such case, at the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except with respect to Dissenter’s Rights and as provided in this Section 2.03.

(b)    The Company shall provide prompt written notice to Parent of any written notices or demands for appraisal by any holder of shares of Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to the Dissenter’s Rights, and, to the extent permitted by applicable Law, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, settle or offer to settle any such demands.

ARTICLE III

Representations and Warranties of Parent, HHC and Merger Sub

Parent, HHC and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent, HHC and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify any other section in this Article III to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section.

Section 3.01       Organization, Standing and Power. Each of Parent, HHC and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate or limited liability company power and authority, as applicable, required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent, HHC and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.02       Authority; Execution and Delivery; Enforceability. Each of Parent, HHC and Merger Sub has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its stockholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The HHC Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of HHC and Parent, as its sole stockholder; (iii) declaring this Agreement advisable; and (iv) recommending that Parent, as sole stockholder of HHC, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of HHC, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and HHC, as its sole stockholder; (iii) declaring this Agreement advisable; and (iv) recommending that HHC, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to HHC, as sole stockholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole stockholder of HHC, and HHC, as sole stockholder of Merger Sub, have adopted and approved this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent, HHC or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). Each of Parent, HHC and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03       No Conflicts; Consents.

(a)    The execution and delivery by each of Parent, HHC and Merger Sub of this Agreement does not, and the performance by each of Parent, HHC and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, HHC or Merger Sub under, any provision of (i) the governing or organizational documents of Parent, HHC or Merger Sub; (ii) any written contract, lease, sublease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which any of Parent, HHC or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), as of the date hereof, any judgment, writ, injunction, award, order or decree (“Judgment”), Law or Permit, in each case, applicable to Parent, HHC or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    No governmental franchises, licenses, permits, authorizations, variances, exemptions, government identification numbers, orders and approvals (each a “Permit” and collectively, the “Permits”), consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, municipal, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, arbitration tribunal, administrative agency, subdivision, or commission or other governmental or regulatory authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent, HHC or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) filings in connection with the USFS Permits, and (C) filings in connection with the Canadian Permits, and (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business and (iii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)    Merger Sub and its Affiliates do not have, and as of the Closing will not have, assets in Canada with an aggregate value exceeding CAD$88 million or have gross revenues from sales in, from or into Canada exceeding CAD$88 million, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

Section 3.04       Information Supplied. None of the information supplied or to be supplied by Parent, HHC or Merger Sub for inclusion or incorporation by reference in the Information Statement or Proxy Statement, as applicable, will, at the date such document is first mailed to the Company’s stockholders or, in the case of a mailing of the Information Statement, at any time prior to the date that is 20 days after the Information Statement is first mailed to the Company’s stockholders, and in the case of the mailing of the Proxy Statement, at the time of the meeting of the Company’s stockholders held for the purpose of approving and adopting this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholders Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, HHC or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 3.05       Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, HHC or Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, HHC or Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.06       Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, HHC or Merger Sub.

Section 3.07       Merger Sub. HHC is the sole stockholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.08       Ownership of Common Stock. None of Parent, HHC, Merger Sub or any of their respective Affiliates has been, at any time during the three years prior to the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, HHC or Merger Sub owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).

Section 3.09       Financing. Parent has received (a) a duly executed commitment letter, dated as of April 7, 2017 (including the exhibits, annexes, schedules and amendments thereto) and a Redacted Fee Letter (collectively, the “Debt Commitment Letter”), from the lenders party thereto (collectively, the “Lenders”), pursuant to which the Lenders have committed, on the terms set forth therein, to lend amounts set forth therein on the Closing Date in order to finance, in part, the transactions contemplated by this Agreement (the “Debt Financing”) and (b) the fully executed commitment letters, each dated as of April 7, 2017 (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”), from the investors party thereto (collectively, the “Equity Investors”), pursuant to which the Equity Investors named therein have committed, on the terms set forth therein, to invest in Parent the amounts of equity set forth therein (the “Equity Financing”). The Debt Financing contemplated by the Debt Commitment Letter and the Equity Financing contemplated by the Equity Commitment Letters, respectively, are hereinafter referred to collectively as the “Financing”. Parent has made available to the Company true, accurate and complete copies of the Commitment Letters, each as in effect on the date of this Agreement. As of the date hereof, none of the Commitment Letters has been amended, modified, terminated or withdrawn and each Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Parent and, to the Knowledge of Parent, each other party thereto (and the Company has been designated as a third party beneficiary of the Equity Commitment Letters to the extent provided therein), and each Commitment Letter is enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each other party thereto, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights and to general principles of equity. There are no side letters or other agreements relating to the Commitment Letters that could (w) reduce the aggregate amount of Financing below the amount required to consummate the transactions contemplated under this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated under this Agreement and to pay all related fees and expenses, (x) impose new or additional conditions precedent to the receipt of the Financing in a manner that would reasonably be expected to delay or prevent Closing in any respect, (y) adversely impact the ability of Parent, HHC or Merger Sub to enforce its rights against the Financing Sources and (z) otherwise adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent, HHC or Merger Sub to consummate the transactions contemplated herein. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or any of its Affiliates under the Commitment Letters or to the Knowledge of Parent (with respect to any conditions relating to the Company or the Lenders), a failure of any condition to the obligations of the Financing Sources in the Commitment Letters, or otherwise resulting in any portion of the Financing contemplated thereby to be unavailable. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid prior to the date hereof. Assuming the conditions set forth in Section 7.01 and Section 7.03 are satisfied at Closing, the Financing, when funded in accordance with the applicable Commitment Letters on the Closing Date, together with the cash of the Company and the Company Subsidiaries, will provide Parent with sufficient immediately available cash funds to consummate the transactions contemplated under this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated under this Agreement and to pay all related fees and expenses. The Financing is not subject to any conditions to the obligations of the parties under the Commitment Letters to make the full amount of the Financing available to Parent at the Closing other than those set forth in the Debt Commitment Letter, the Equity Commitment Letter, respectively and, the Financing is not subject to the consummation of any transaction other than the Merger. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date in the amount necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

Section 3.10       Guarantees. Concurrently with the execution of this Agreement, each Guarantor has executed and delivered a Guaranty, and such Guaranty is valid and in full force and effect and constitutes the legal, valid and binding obligation of such Guarantor, enforceable against them in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under either Guaranty to which it is a party.

Section 3.11       Solvency of the Surviving Company Following the Merger. As of the Effective Time, assuming (i) the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and material compliance by the Company with the covenants contained in this Agreement and (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, immediately after giving effect to the transactions contemplated by this Agreement, payment of the aggregate Merger Consideration, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement, if any, and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 3.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 3.12       Investment Canada Act. Merger Sub qualifies as a “WTO investor” within the meaning of subsection 14.1(6) of the ICA.

Section 3.13       No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by the Company to Parent, HHC and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), and each of Parent, HHC and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent, HHC and Merger Sub are not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (y) no person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent, HHC or Merger Sub as having been authorized by such entity, and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, HHC, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties. Each of Parent, HHC and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent, HHC and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent, HHC and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after July 1, 2016 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and predictive or forward-looking in nature) and provided that nothing disclosed in such Filed Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Sections 4.03, 4.04, or 4.05 or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section or subsection.

Section 4.01       Organization, Standing and Power.

(a)    The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and conduct its businesses as and where presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or character of the properties owned or leased by it make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).

(b)    The Company is not in violation, and between the date hereof and the Closing Date, will not be in violation, in each case other than in an immaterial respect, of any of the provisions of the Company Charter or Company Bylaws.

Section 4.02       Company Subsidiaries.

(a)    Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of each Company Subsidiary. All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all material Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities law and those set forth in the applicable Security Documents.

(b)    Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities of a publicly traded company held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 4.03       Capital Structure.

(a)    The authorized capital stock of the Company consists of 2,000,000,000 shares of Common Stock, and 300,000,000 shares of preferred stock, $0.01 par value, of the Company (the “Preferred Stock”) and, together with the Common Stock, the “Capital Stock”). At the close of business on April 7, 2017, (i) 39,822,611 shares of Common Stock were issued and outstanding; (ii) no shares of Preferred Stock were issued and outstanding; (iii) 1,321,586 shares of Common Stock were reserved and available for the grant of future awards pursuant to the Company Stock Plan; (iv) 2,700,000 shares of Common Stock were issuable upon exercise of vested and unvested outstanding Company Stock Options; and (v) 91,425 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company RSUs. Except as set forth in this Section 4.03(a), at the close of business on April 7, 2017, no shares of capital stock or voting securities of, Company Stock Awards or other equity interests in, the Company were issued, reserved for issuance or outstanding.

(b)    All outstanding shares of Common Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or the vesting or settlement of Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Common Stock (including in connection with “net exercises”), (ii) the withholding of Taxes in connection with the exercise, vesting or settlement of Company Stock Awards, and (iii) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to any agreement with respect to the voting or issuance of, or restricting the transfer of, or providing registration rights with respect to, any capital stock or voting securities of, or other equity interests in, the Company. None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c)    As of the date hereof, there is no outstanding Indebtedness of the Company or the Company Subsidiaries in an aggregate amount greater than $100,000, other than Indebtedness reflected on the Company’s consolidated balance sheet as of December 31, 2016 (or the notes thereto) or incurred after December 31, 2016 under the Company’s existing revolving credit facility in order to fund working capital in the ordinary course of business.

Section 4.04       Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the approval of the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter (the “Company Stockholder Approval”). The delivery of the Stockholder Written Consent will constitute the Company Stockholder Approval. The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommending that the Company’s stockholders give the Company Stockholder Approval (the “Company Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger as required by the DGCL). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent, HHC and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.05       No Conflicts; Consents.

(a)    The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under or result in the creation of any Lien upon any of the properties or assets of Parent, HHC or Merger Sub under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) any Material Contract or any material Real Estate Lease, in each case, to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), as of the date hereof, any Permit, Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)    No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Information Statement or Proxy Statement, as applicable, in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the requirement under the Exchange Act for the stockholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the HSR Act, (B) filings in connection with the USFS Permits, and (C) filings in connection with the Canadian

Permits on Section 4.05(b) of the Company Disclosure Letter; (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (iv) compliance with the NYSE rules and regulations; and (v) such other Consents, registrations, declarations, notices or filings that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The revenues generated, and assets used, by the Company and the Company Subsidiaries to carry on any cultural business in Canada represent, respectively, less than 5% of the total revenues generated and total assets used in such Canadian business carried on by the Company and the Company Subsidiaries, within the meaning of the ICA. There have been no material changes to the specific terms and conditions with respect to Alpine Helicopters Inc.’s structure of ownership approved by the Canadian Transportation Agency based upon Decision No. 493-A-2012.

(c)    The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary for the adoption of this Agreement.

Section 4.06       SEC Documents; Undisclosed Liabilities.

(a)    The Company has furnished or filed all reports, certifications, schedules, forms, statements and other documents (including amendments, exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since July 1, 2016 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Information Statement and Proxy Statement, being collectively referred to as the “Company SEC Documents”). As of the date of this Agreement, there are no unresolved comments received from the SEC with respect to the Company SEC Documents.

(b)    Each Company SEC Document (i) at the time filed (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(c)    Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2016, (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since December 31, 2016 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, that individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or has required or would reasonably be expected to require the Company to restate its financial statements. As of the date hereof, there are no (A) unconsolidated Subsidiaries of the Company except as set forth in Section 4.06(c) of the Company Disclosure Letter, or (B) off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents or any obligations of the Company or any of the Company Subsidiaries to enter into any such arrangements.

(d)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents.

(e)    The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f)    The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g)    None of the Company Subsidiaries is, or has at any time since July 1, 2016 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(h)    Since July 1, 2015 through the date hereof, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies or material weaknesses in its internal controls and procedures over financial reporting and (ii) any written allegation of fraud that involves management of the Company or any other employees of the Company and the Company Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures, except in each case as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since July 1, 2015 through the date of this Agreement, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.07       Information Supplied. Neither the Information Statement nor the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, or, in the case of a mailing of the Information Statement, at any time prior to the date that is 20 days after the Information Statement is first mailed to the Company’s stockholders and, in the case of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made, provided that the representation does not extend to information supplied by or on behalf of Parent, HHC or Merger Sub. The Information Statement or Proxy Statement, as applicable, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, HHC or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08       Absence of Certain Changes or Events. From December 31, 2016 to the date of this Agreement, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From December 31, 2016 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course consistent with past practice in all material respects and has not taken any action that would be prohibited by paragraphs (a) through (d), (l), (m) and (q) of Section 5.01 if it were taken after the date of this Agreement and prior to the Effective Time.

Section 4.09       Taxes.

(a)    (i) Each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of the Company and each Company Subsidiary has paid all material Taxes required to have been paid by it (whether or not shown on any such Tax Return); (iii) no material deficiency or other proposed assessment or adjustment for any Tax has been asserted or assessed or proposed in writing by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid; (iv) none of the Company or any Company Subsidiary has failed to withhold, collect or timely remit any amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to (or amounts received from) a vendor, employee, independent contractor, creditor, stockholder or any other Person which failure would have a Company Material Adverse Effect; (v) as of the date hereof, no written claim has been made in writing by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; and (vi) none of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law) or as a transferee or successor, by Contract (other than Contracts exempted from the representations in Section 4.09(b) or otherwise).

(b)    None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up or tax indemnity provisions in any credit agreement, sale agreement, employment agreement or similar commercial contract the primary purpose of which does not relate to Taxes). None of the Company or any Company Subsidiary is or during the past 10 years has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).

(c)    Within the past two years, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)    Since January 1, 2013, none of the Company or any Company Subsidiary has participated in any “reportable transaction” (other than any “loss transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(5)) or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).

(e)    There are no material Liens for Taxes (other than Permitted Liens) on any of the assets of a Company or Company Subsidiary.

(f)    Since January 1, 2013, no Company or Company Subsidiary has consented to extend the time, or is the beneficiary of any extension of time (in each case other than (i) pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business or (ii) time periods that, as so extended, have lapsed before the date of this Agreement), in which any Taxes may be assessed or collected by any taxing authority.

(g)    No Company or Company Subsidiary has (i) agreed to or is required to make any adjustments with respect to any Tax period or the portion of any Tax period beginning on or after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of Law or, to the Knowledge of the Company, has any taxing authority proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the Company or any Company Subsidiary; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Company Subsidiary which is still in effect; (iii) filed, or has pending, any ruling requests with any taxing authority relating to Taxes, including any request to change any accounting method which is still in effect; or (iv) granted to any Person any power of attorney that is in force with respect to any income Tax matter.

(h)    No Company or Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period or the portion of any Tax period beginning on or after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing; (ii) reacquisition occurring on or prior to the Closing Date under

Section 108(i) of the Code (or any similar provision of state, local or foreign Law); (iii) prepaid amount received prior to the Closing; or (iv) to the Company’s Knowledge, deferred intercompany transactions (within the meaning of Treasury Regulation Section 1.1502-13) occurring or generated, as applicable, prior to the Closing.

(i)    To the Knowledge of the Company, as of the date of this Agreement, the net operating losses or other Tax attributes with respect to the Company or any Company Subsidiary are not currently subject to any limitation under Sections 382, 383 or 384 of the Code or Section 111 of the Income Tax Act (Canada). The net operating losses deducted by Company Subsidiaries resident in Canada in their 2015 and 2016 fiscal years were deductible pursuant to Section 111 of the Income Tax Act (Canada).

(j)    As of the first day of the taxable year beginning July 1, 2016, to the Knowledge of the Company, the consolidated group (as defined in Treasury Regulation Section 1.1502-1(h)) of which the Company is the common parent had Tax attributes of the types listed in Section 4.09(j) of the Company Disclosure Letter, approximately in (or greater than) the amounts listed thereon.

(k)    None of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada) has applied or will apply in any material respect to the Company or any Company Subsidiary at any time up to and including the Closing Date.

(l)    Except with respect to the representations and warranties set forth in Section 4.10 (to the extent expressly related to Taxes), the representations and warranties set forth in this Section 4.09 are the Company’s sole and exclusive representations relating to Taxes.

Section 4.10       Employee Benefits.

(a)    Section 4.10(a) of the Company Disclosure Letter sets forth a complete list of all material Company Benefit Plans. For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, compensation, bonus, deferred compensation, incentive compensation, option, equity or equity-based award, retention, change in control, transaction bonus, salary continuation, severance or termination pay or indemnity, hospitalization, medical, dental, vision, life insurance, accident, disability or sick leave, cafeteria, fringe benefit, supplemental unemployment benefit, profit-sharing, pension, retirement, supplemental retirement or other material similar plan, program, agreement or arrangement, whether written or unwritten, in each case (A) that is maintained, sponsored, contributed to or required to be contributed to by the Company or any Company Subsidiary in respect of any Employees (or their beneficiaries or eligible dependents) or (B) to which the Company or any Company Subsidiary has or may have any liability; provided, that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “International Benefit Plan” means each Company Benefit Plan that covers any Employees (or their beneficiaries or eligible dependents) who are located primarily outside of the United States.

(b)    Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan, in each case to the extent applicable: (i) the plan document and all amendments thereto (or in the case of an unwritten Company Benefit Plan, a written summary thereof); (ii) the current determination letter or opinion letter from the Internal Revenue Service (the “IRS”); (iii) the current summary plan description and any summary of material modifications; (iv) the most recent annual report on Form 5500 (and all schedules and exhibits attached thereto) filed with the IRS and U.S. Department of Labor; (v) the most recently prepared actuarial reports and financial statements; and (vi) for each material International Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (v).

(c)    Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated, invested, funded and administered in accordance, in all respects, with its terms, any applicable Collective Bargaining Agreement and any applicable Law (including ERISA and the Code), (ii) there is no pending or, to the Knowledge of the Company, threatened, assessment, audit, arbitration, suit, action, complaint, proceeding or, to the Knowledge of the Company, investigation of any kind in any Governmental Entity with respect to any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits); (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS on which it can rely, and no circumstances exist that would reasonably be expected to result in any such letter being revoked; (iv) neither the Company nor any Company Subsidiary has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject any Company Benefit Plan or the Company or any Company Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law; and (v) each International Benefit Plan is registered (where required), if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions.

(d)    Except as set forth in Section 4.10(d) of the Company Disclosure Letter, neither the Company, any Company Subsidiary nor any of their ERISA Affiliates maintains, participates in or contributes to, or has any actual or contingent liability under (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is subject to Section 412 of the Code or Title IV of ERISA or is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA (a “Pension Plan”), or (iv) any similar International Benefit Plan. With respect to any Pension Plan, and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) such Pension Plan is in compliance in all respects with the minimum funding requirements of Sections 412 of the Code and 302 of ERISA, and no waiver from minimum funding standards (as described in Section 412(c) of the Code or Section 302(c) of ERISA) is in effect, (B) no lien on the assets of the Pension Plan has arisen under ERISA or Section 430(k) of the Code, nor does the Company or any Company Subsidiary reasonably expect such lien to arise, (C) the premiums described in Section 4006 of ERISA due and payable to the Pension Benefit Guaranty Corporation under Section 4007 of ERISA have been timely paid in all respects, and (D) the Pension Benefit Guaranty Corporation has not instituted any proceeding to terminate any Pension Plan. With respect to any International Benefit Plan in Canada that is a “registered pension plan,” or “retirement compensation arrangement” as those terms are defined in Section 248(1) of the Income Tax Act (Canada) (collectively, the “International Pension Plans”) and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all contributions and premiums have been made or paid on a timely basis; (B) the date and basis of the funded status of the International Pension Plans has been disclosed in Section 4.10(d) of the Company Disclosure Letter; and (C) to the Knowledge of the Company, no steps have been taken to wind-up or terminate such International Pension Plans nor do any circumstances exist which would permit a Governmental Entity to do so.

(e)    Except as set forth in Section 4.10(e) of the Company Disclosure Letter or as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) will (i) entitle any Employee to any payment or benefit; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Employee; (iii) accelerate the time of payment, funding or vesting of any amounts due to any such Employee; or (iv) result in any amounts payable or benefits provided to any such Employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(f)    All Company Stock Awards were (i) in the case of Company Stock Options, granted with an exercise price per share no lower than the “fair market value” (as defined in the Company Stock Plan) of one share of Common Stock on the date of grant, (ii) granted, reported and disclosed in accordance with applicable Laws and stock exchange requirements, and (iii) validly issued and properly approved by the Company’s Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws. Without limiting the generality of the preceding sentence, the Company has not engaged in any back dating, forward dating or similar activities with respect to the Company Stock Awards and has not been the subject of any investigation by the SEC, whether current, pending or closed (in the case of any such pending investigation, to the Knowledge of the Company), with respect to any such activities.

Section 4.11       Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets that, individually or in the aggregate, has had or would reasonably be expected to result in liability to the Company or any Company Subsidiary in excess of $2,000,000 individually or $5,000,000 in the aggregate that is not covered by insurance (excluding any applicable deductibles), nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any

Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets that, individually or in the aggregate, has had or would reasonably be expected to result in liability to the Company or any Company Subsidiary in excess of $2,000,000 individually or $5,000,000 in the aggregate that is not covered by insurance (excluding any applicable deductibles).

Section 4.12       Compliance with Applicable Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since July 1, 2015 through the date hereof, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since July 1, 2015 through the date hereof, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.

Section 4.13       Environmental Matters.

(a)    The Company and the Company Subsidiaries (i) are in compliance with and since July 1, 2015 have complied with all applicable Laws governing pollution, use of natural resources, or the protection of human health or the environment (“Environmental Law”), which compliance includes possession of Environmental Permits required to own and operate the business and assets of the Company and the Company Subsidiaries; (ii) the Company and the Company Subsidiaries have timely filed applications for all required Environmental Permits, no action or proceeding is pending or, to the Company’s Knowledge, threatened to revoke, modify, suspend or terminate any Environmental Permit; (iii) none of the Company or any Company Subsidiary has received any written notice from any Person that alleges that the Company or any Company Subsidiary is in violation of or is liable under any applicable Environmental Law; and (iv) to the Knowledge of the Company there has been no Release of a Hazardous Substance that would reasonably be expected to result in liability to the Company or any Company Subsidiary, except with respect to any of the foregoing under (i), (ii), (iii) or (iv) as would not reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company and the Company Subsidiaries has made available to Parent copies of all material Environmental Permits, environmental assessments, reports, audits and other material documents in their possession or under their control in each case that relate to any material non-compliance with Environmental Laws by the Company or the Company Subsidiaries’ compliance with Environmental Laws or the environmental condition of the Owned Real Property, the real property subject to the Real Estate Leases and any other real property that the Company or any Company Subsidiary owns, operates, licenses or leases.

(c)    Section 4.13(c) of the Company Disclosure Letter sets forth a true and correct list of all USFS Permits and Canadian Permits issued by the British Columbia Ministry of Environment or the British Columbia Ministry of Forests, Lands and Natural Resource Operations issued to the Company or the Company Subsidiaries with respect to real property material to the business of Canadian Mountain Holidays Limited Partnership as currently conducted. The Company has made available to Parent copies of the USFS Permits and Canadian Permits that are true, correct and complete in all material respects, subject to any modifications to the fees or other amounts payable thereunder which may have been imposed by any applicable Law. The interest of the Company and the Company Subsidiaries, as permitted under the USFS Permits and Canadian Permits, is not subject to any Lien.

(d)    The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters of any kind.

Section 4.14       Contracts.

(a)    As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)    Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and, except in the case of Confidential Pass Contracts, the Company has made available to Parent true and complete (in all material respects) copies (except in the case of clause (iii) below), of: (i) each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole; (ii) each Contract pursuant to which (A) any material amount of Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (B) grants a Lien, other than a Permitted Lien, with respect to any material asset or property of the Company or any Company Subsidiary; (iii) each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities of a publicly-traded company held for investment by the Company or any Company Subsidiaries; (iv) each material Contract between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive, officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents; (v) each Contract entered into on or after July 1, 2014 relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than any such Contract entered into in the ordinary course of business; (vi) each Contract to which the Company or any Company Subsidiary is a party that could reasonably be expected to involve aggregate payments during calendar year 2017 or any subsequent 12-month period of at least $3 million and which is not terminable by either party on less than 60 days’ written notice without material penalty, except for any such Contract which is entered into in the ordinary course of business; and (vii) other than Contracts for ordinary repair and maintenance, each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company or any of the Company Subsidiaries has, or expects to incur, an obligation in excess of $5 million in the aggregate; provided that the following Contracts shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to this Section 4.14(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more wholly owned Company Subsidiaries, on the other hand, or between one or more wholly owned Company Subsidiaries, (3) any license concerning Intellectual Property Rights, which are the subject of Section 4.16 and (4) any Real Estate Lease, which are the subject of Section 4.15 (any such Contract in clauses (1) through (4), an “Excluded Contract”). Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c)    Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

Section 4.15       Properties.

(a)    Section 4.15(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a complete and correct list of all material real property owned in fee simple in whole or in part by the Company and each Company Subsidiary (such real property, the “Owned Real Property”). Except as set forth in Section 4.15(a) of the Company Disclosure Letter, the Company and each Company Subsidiary has good and valid fee simple title to the Owned Real Property. Except as set forth in Section 4.15(a) of the Company Disclosure Letter, the Company or applicable Company Subsidiary has undisturbed possession of the Owned Real Property (other than where such Person is also a lessor or a third-party Person holds an occupancy right pursuant to a Permitted Lien) sufficient for the current use and operation of each Owned Real Property as currently conducted and all of the Owned Real Property is owned free and clear of all Liens, except for Permitted Liens. With respect to each Owned Real Property, except as set forth on Section 4.15(a) of the Company Disclosure Letter and except for matters that constitute a Permitted Lien: (i) the Company or the applicable Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (ii) other than the rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iii) neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Company and the Company Subsidiaries (any such agreement, an “Option”). Copies of any title reports, title policies, and title commitments with respect to the Owned Real Property, to the extent in the possession and control of the Company or any Company Subsidiary, have been made available to Parent.

(b)    Section 4.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of all leases, ground leases, subleases, sub-subleases, licenses, Canadian Permits and any other occupancy agreements to which the Company or any Company Subsidiary is a party and pursuant to which such base rent payments thereunder are in excess of $200,000 USD per annum (collectively, the “Real Estate Leases” and such real property leased pursuant to each Real Property Lease, the “Leased Real Property”). True and complete copies of all Real Estate Leases and other than those which are not material to the operations or the monetary obligations of the applicable Company or Company Subsidiary, all modifications, amendments, memoranda, guaranties, extensions, terminations, supplements, waivers, prime or master leases, and side letters thereto have been made available to Parent.

(c)    Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respects except as reflected in the modifications, amendments, memoranda, guaranties, extensions, terminations, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens with respect to the Real Estate Leases, has not been assigned or taken as a security interest in any manner by the Company or any of the applicable Company Subsidiaries. The Company or applicable Company Subsidiary has undisturbed or quiet possession of the Leased Real Property (to which it is lessee) sufficient for the current use and operation of each Leased Real Property as currently conducted and each Real Estate Lease is free and clear of any Liens except Permitted Liens. Except as disclosed on Section 4.15(c) of the Company Disclosure Letter or is a Permitted Lien, neither the Company nor any applicable Company Subsidiary has assigned, subleased or otherwise transferred, in whole or in part, any Real Estate Lease or any interest therein.

(d)    Except as set forth on Section 4.15(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received or given any written notice of any material default that is outstanding and no event has occurred or circumstance exists that with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary, in each case, during the past eighteen months prior to the date hereof, under any Real Estate Lease, Management Agreement, USFS Permit, or Canadian Permit, and, to the Company’s Knowledge, no other party is in material default thereunder. To the Company’s Knowledge, no party to any Real Estate Lease, Management Agreement, any USFS Permit or any Canadian Permit has exercised any termination rights with respect thereto.

(e)    Except as set forth on Section 4.15(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity alleging any material defect or deficiencies or any material violation of any building, zoning, fire safety, health safety or other applicable law with respect to any structures, buildings, fixtures, equipment and other improvements

(collectively, the “Facilities”) located on the Owned Real Property, the Leased Real Property, the USFS Permitted Property and the Canadian Permitted Property that are material to the operation of the business of the Company and the Company Subsidiaries as now being conducted and for which remain uncured.

(f)    Except as would not materially impair the operations of the business of the Company and the Company Subsidiaries as conducted in the ordinary course of business, all chairlifts, buildings, access roads, ski runs and other Facilities used in connection with the business of the Company and the Company Subsidiaries as now being conducted, are located on (i) Owned Real Property, Leased Real Property, Canadian Permitted Property or the USFS Permitted Property, or (ii) recorded easements or other written agreements in favor of the Company or a Company Subsidiary (the “Easements”) that allow the existence, operation and maintenance of the applicable chair lifts, buildings, access roads, ski runs or other Facilities.

(g)    Section 4.15(g) of the Company Disclosure Letter sets forth a true and complete list of all material property management agreements and any material amendments, modifications, extensions or terminations thereof (each a “Management Agreement”) whereby the Company or any Company Subsidiary manages any real property owned or partially owned by a third party and to which the Company or any Company Subsidiary is a party or by which any of them is bound.

(h)    The Real Property constitutes all of the material real property used in the business of the Company and the Company Subsidiaries as currently conducted and is sufficient for the operation thereof as currently conducted. With respect to the Real Property, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity threatening a suspension, revocation, modification or cancellation of any certificates of occupancy, permits, licenses, franchises, approvals and authorizations and which remains uncured. To the Company’s Knowledge, there does not exist any pending or threatened condemnation or eminent domain proceedings, lawsuits or administrative actions that affects any of the Real Property in any material respects and neither the Company nor any Company Subsidiary has received any written notice of the intention of any Governmental Entity to take or use any of the Real Property.

(i)    The Company and the applicable Company Subsidiaries have reasonably practical rights of ingress and egress with respect to the developed Real Property and the developed Real Property are served by all utilities or have self-sufficient utilities necessary for the current use and operation of such developed Real Property, in all material respects.

(j)    The Owned Real Property and the Leased Real Property in Quebec are not situated in an agricultural zone and thus, are not subject to the Act respecting the Preservation of Agricultural Land and Agricultural Activities, Compilation of Quebec Laws and Regulations, c. P-41.1 and are not considered as “farm land” within the meaning of the Act respecting the Acquisition of Farm Land by Non-residents, Compilation of Quebec Laws and Regulations, c. A-4.1.

Section 4.16       Intellectual Property.

(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks, Copyrights and Internet domain names owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”) indicating for each such item the applicable owner, filing or registration number and filing jurisdiction. All material Registered Intellectual Property Rights are subsisting and, to the Knowledge of the Company, enforceable and valid, and have not expired or been cancelled or abandoned.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, the Company or a Company Subsidiary exclusively owns, has legally sufficient usage rights pursuant to an enforceable, written Contract, or otherwise has the legally sufficient right to use all Intellectual Property Rights that are material to or necessary for the conduct of the business of the Company and the Company Subsidiaries (the “Company Intellectual Property”); provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the owner of all Registered Intellectual Property Rights and all other material Intellectual Property Rights owned or purported to be owned by the Company or a Company Subsidiary, in each case free and clear of all Liens other than Permitted Liens.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, to the Knowledge of the Company, (i) neither the operation of the business of the Company and the Company Subsidiaries, nor the Registered Intellectual Property Rights, nor any other products or services of the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates, or, within the past two years, has infringed, misappropriated or otherwise violated, any Intellectual Property Rights of third parties, except as would not be material to the business of the Company or any Company Subsidiary, and (ii) as of the date hereof, there are and, within the past two years, have been, no suits, actions, claims, threats or proceedings pending or, to the Knowledge of the Company, threatened in writing that allege any such infringement, misappropriation or violation. The foregoing representation and warranty in this Section 4.16(c) is the sole representation and warranty herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary. None of the Company Intellectual Property that is material to the business of the Company or any Company Subsidiary is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the ownership, use or licensing thereof by the Company or any Company Subsidiary as currently or contemplated to be used or licensed, as applicable.

(d)    The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain and protect (i) the trade secrets and other material confidential material information of or held by the Company or the Company Subsidiaries, and (ii) the security of their information technology systems, including the data stored therein or transmitted thereby, and provide for the continuity, integrity, and security thereof.

(e)    The Company and the Company Subsidiaries have sufficient rights in all material respects to use all material software, middleware and systems, information technology equipment, and associated documentation as used in connection with the operation of their businesses (the “Business IT Assets”). The Business IT Assets operate and perform in all material respects as required in connection with the operation of the businesses of the Company and the Company Subsidiaries. The Business IT Assets have not materially malfunctioned or failed since December 31, 2015 to the date hereof. To the Knowledge of the Company, as of the date hereof, no Person has gained unauthorized access to any Business IT Assets, except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

Section 4.17       Labor Matters.

(a)    Section 4.17(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all collective bargaining agreements or labor agreements that any of the Company or the Company Subsidiaries is party to with a labor organization (collectively, “Collective Bargaining Agreements”). The Company and the Company Subsidiaries have or will have complied (in all material respects) with any pre-Closing information obligation under any Collective Bargaining Agreement.

(b)    As of the date of this Agreement, with respect to employees of the Company or any Company Subsidiary: (a) there are no, and during the prior two years there have not been any, labor-related strikes, work stoppages, picketing, walkouts or lockouts pending or, to the Knowledge of the Company, threatened in writing, and (b) to the Knowledge of the Company, no labor organization or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding or, to the Knowledge of the Company, threatened in writing, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c)    The Company and each Company Subsidiary is in material compliance, and has been in material compliance since July 1, 2015, with all applicable laws respecting wages and hours, worker classification, and withholding of Taxes.

Section 4.18       Anti-Takeover Provisions.

(a)    Assuming the accuracy of the representation contained in Section 3.08, no further action is required by the Company Board or any committee thereof or the stockholders of the Company to render inapplicable the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(b)    There is no other state anti-takeover statute or regulation, any takeover-related provision in the Company Charter or the Company Bylaws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 4.19       Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc., Moelis & Company and Houlihan Lokey, Inc. (the “Company Financial Advisors”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has provided to Parent true and complete copies (with redactions for total fees, provided that such fees shall be scheduled on Section 4.19 of the Company Disclosure Letter) of all engagement letters and similar or related agreements between the Company and the Company Subsidiaries, on the one hand, and any of the Company Financial Advisors and their Affiliates, on the other hand, pursuant to which the Company Financial Advisors could be entitled to any payment from the Company in connection with the transactions contemplated hereby.

Section 4.20       Opinion of Financial Advisor. The Company has received the oral opinions of the Company Financial Advisors, to be confirmed in writing, to the effect that, as of the date of this Agreement, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than Affiliates of Fortress Investment Group LLC). Copies of such opinions will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

Section 4.21       Insurance. Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, and as is sufficient to comply with applicable Law.

Section 4.22       Interested Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents, since July 1, 2015, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23       Privacy and Data Security.

(a)    To the Knowledge of the Company, as of the date hereof, at no time since January 1, 2015 to the date of this Agreement, has there been any material data security breach of any Business IT Assets or material unauthorized access, use, loss or disclosure of any Personal Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Company Subsidiary, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or any Company Subsidiary is a party.

(b)    Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company’s and each Company Subsidiary’s collection, maintenance, transmission, transfer, use, disclosure, storage, disposal and security of Personal Information has complied in all material respects since January 1, 2015 and materially complies as of the date hereof with (i) Information Privacy and Security Laws, (ii) Contracts to which the Company or any Company Subsidiary is a party that govern that Personal Information, (iii) PCI DSS and (iv) applicable privacy policies or disclosures posted to websites or other media maintained or published by the Company or any Company Subsidiary that govern Personal Information processed by the Company or the Company Subsidiary (the “Privacy Policies”). Since January 1, 2015 to the date hereof, no suit, claim, action, proceeding, arbitration, mediation or, to the Knowledge of the Company, investigation is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary relating to the processing or security of Personal Information, except as would not individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries.

(c)    The Company and each Company Subsidiary has implemented, and is in material compliance with, a commercially reasonable cybersecurity program designed to protect Personal Information processed by the Company or a Company Subsidiary. The Company and each Company Subsidiary have performed all material security risk assessments required under Information Privacy and Security Laws, and has addressed, in a commercially reasonable manner, all material threats and deficiencies identified in those security risk assessments.

Section 4.24       Water Rights. The Company and its Subsidiaries have access to water that is sufficient for the operation of the business of the Company and its Subsidiaries in the ordinary course of business, and, to the Company’s Knowledge, except as set forth in Section 4.24 of the Company Disclosure Letter, there is no existing condition (and no written notice or threat regarding any such condition) that would reasonably be expected to result in the material diminution of such access.

Section 4.25       Lifetime Ski Passes. Section 4.25 of the Company Disclosure Letter sets forth a true and complete list of all issued lifetime season passes or similar lifetime benefits with respect to access to the Real Property.

Section 4.26       Passenger Tramways and Ropeways.

(a)    Except as set forth on Section 4.26(a) of the Company Disclosure Letter, none of the Company nor any of its Subsidiaries has had, since July 1, 2015, any passenger tramway, ropeway, chairlift, tow or gondola incident involving serious personal injury or death that required reporting to any applicable state Governmental Entity, Department of Industrial Relations, Division of Occupational Safety and Health, Elevator, Ride and Tramway Unit or the USFS pursuant to Section 7300 of the USFS Manual (collectively, the “Tramway Authorities”), or under any other applicable Laws.

(b)    Except as set forth on Section 4.26(b), each passenger tramway, ropeway, chairlift, tow or gondola operated by the Company or any of its Subsidiaries complies in all material respects with all applicable Laws, including all applicable Laws of the Tramway Authorities. There are no material defects or conditions affecting any passenger tramway, ropeway, chairlift, tow or gondola operated by the Company or any of its Subsidiaries which are “grandfathered” under Tramway Authorities or any other applicable Laws.

Section 4.27       No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by Parent, HHC or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Subsidiaries of Parent (including HHC and Merger Sub) or any other Person on behalf of Parent makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement and (y) no person has been authorized by Parent, the Subsidiaries of Parent (including HHC and Merger Sub) or any other Person on behalf of Parent to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent, HHC or Merger Sub as having been authorized by such entity.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01       Conduct of Business by the Company. Except (i) as expressly set forth in Section 5.01 of the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects, use its reasonable best efforts to keep intact its business organization and preserve its existing relations and goodwill with customers, suppliers, creditors, lessors and other Persons having business relationships with the Company or any Company Subsidiary; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (ii) as required by applicable Law; or (iii) with the prior written consent of Parent (which, in the case of clauses (d) through (p) and (r) below, shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide, recapitalize or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Common Stock (including in connection with “net exercises”), (B) the withholding of Taxes in connection with the exercise, vesting and settlement of Company Stock Awards, and (C) forfeitures of Company Stock Awards;

(b)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any shares of capital stock of the Company or any Company Subsidiary other than the issuance of Common Stock upon the exercise, vesting or settlement of Company Stock Awards in existence as of the date of this Agreement in accordance with the terms thereof; (ii) any new Company Stock Awards or other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary; or (vi) any Company Voting Debt;

(c)    (i) amend the Company Charter or the Company Bylaws; or (ii) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(d)    make or adopt any change or election in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law (or interpretations thereof);

(e)    directly or indirectly acquire or agree to acquire in any transaction any equity interest in or material business of any Person or division thereof or any properties or assets, except (i) acquisitions in the ordinary course of business consistent with past practice or as contemplated in the Company’s current capital expenditures plan approved by the Company Board that was made available to Parent (the “Capital Expenditures Plan”); (ii) acquisitions pursuant to Contracts in existence on the date of this Agreement; (iii) acquisitions in an amount not to exceed $5 million in the aggregate; or (iv) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(f)    except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(g), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets or any interests therein other than (i) in the ordinary course of business consistent with past practice; (ii) pursuant to Material Contracts in existence on the date of this Agreement; (iii) in an amount not to exceed $2 million in the aggregate; or (iv) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(g)    incur, issue, refinance, assume, guarantee or become obligated with respect to any Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness) or cancel any Indebtedness or waive any rights of substantial value to the Company or any of the Company Subsidiary, including any write-off or compromise of any accounts receivable, except for (i) the incurrence of additional Indebtedness not to exceed $3 million; (ii) Indebtedness in replacement of existing Indebtedness (other than the Existing Company Debt); provided that the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default under, such replacement Indebtedness; (iii) Indebtedness under the Company’s existing revolving credit facility provided that the amount outstanding thereunder at any time does not exceed the amount outstanding as of the date hereof by greater than $5 million in the aggregate; or (iv) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(h)    enter into, amend, modify, extend or terminate any Collective Bargaining Agreement, except in the ordinary course of business consistent with past practice;

(i)    assign, transfer, cancel, fail to renew, fail to extend or terminate any material Company Permit;

(j)    except as permitted by Section 6.06, settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount not in excess of $2 million individually or $5 million in the aggregate by the Company or any Company Subsidiary and do not (i) involve material injunctive relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries (ii) knowingly involve any admission of any violations of Law or (iii) except for claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle;

(k)    abandon, encumber, convey title (in whole or in part), exclusively license or grant any material right or other licenses to material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(l)    fail to use commercially reasonable efforts to (i) keep in force material insurance policies and (ii) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as is currently in effect;

(m)    make, change or revoke any material election with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(n)    (i) increase the compensation or benefits payable to any Employee other than increases of less than 5% of the compensation or benefits of any current non-executive employee of the Company or any Company Subsidiary; (ii) accelerate the time of payment, funding or vesting of any compensation or benefits payable to any Employee; or (iii) materially amend or terminate any Company Benefit Plan or adopt or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, in each case other than (A) as required by applicable Law, (B) as required by the terms of any Company Benefit Plan disclosed on Section 4.10(a) of the Company Disclosure Letter, or (C) as would not reasonably be expected to result in material liability, individually or in the aggregate, to Parent or any of its Affiliates (including, as of the Closing, the Company and the Company Subsidiaries);

(o)    other than in the ordinary course of business consistent with past practice, (i) terminate the employment of any non-seasonal, full-time Employee other than due to such Employee’s disability (except where prohibited by Law), for cause (as reasonably determined by the Company or any Company Subsidiary) or for poor performance, or (ii) hire any individual who is intended to be a full-time Employee whose base salary would be in excess of $250,000;

(p)    (i) other than in the ordinary course of business consistent with past practice, enter into, materially amend, terminate or waive any material right under any Contract that would be a Material Contract if in existence as of the date hereof or (ii) enter into any Material Contract that would be breached by, or require the consent of any other Person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by this Agreement;

(q)    adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any Company Subsidiary (other than the Merger or in accordance with Section 5.04(d));

(r)    (i) change the pricing or rules in any material respect with respect to ski passes or lift tickets for the 2016-2017 and 2017-2018 ski seasons other than in the ordinary course of business consistent with past practice, (ii) issue any lifetime season pass or similar benefits other than lifetime season passes issued to employees at Stratton, Steamboat and Winter Park pursuant to their respective lifetime pass perks for long tenured employees and volunteers and consistent with past practice, (iii) enter into any new Confidential Pass Contract or (iv) amend any existing Confidential Pass Contract in a manner that would adversely impact the exclusivity provisions and/or termination rights of the Company with respect to such Confidential Pass Contract;

(s)    make or authorize capital expenditures except (i) as budgeted in the Capital Expenditures Plan; (ii) in an amount not to exceed $5 million in the aggregate; (iii) emergency capital expenditures; or (iv) to the extent permitted under Section 5.01(e)(i); or

(t)    agree to take any of the foregoing actions.

Section 5.02       Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law, with the prior written consent of the Company or as set forth on Section 5.02 of the Parent Disclosure Letter, from the date of this Agreement to the Effective Time, each of Parent, HHC and Merger Sub shall not take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company, HHC or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.03       No Control. Nothing contained in this Agreement shall give Parent, HHC, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent, HHC and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04       No Solicitation by the Company; Company Board Recommendation.

(a)    Except as expressly permitted by Section 5.04(b) or Section 5.04(d), the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall instruct its accountants, consultants, legal counsel, financial advisors, investment bankers and agents and other representatives (collectively, “Representatives”) of the Company or the Company Subsidiaries, to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that could be reasonably expected to result in an Alternative Proposal; (ii) promptly request the return or destruction of, and terminate access to any data room containing, any confidential information of the Company previously furnished to any Person in connection with a potential Alternative Proposal; and (iii) from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.04 (such as responding to unsolicited phone calls solely to reference the restrictions in this Section 5.04) shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of this Section 5.04), (B) furnish non-public information regarding the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.04 or contacting any person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse, recommend, execute or enter into any Alternative Proposal, (F) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, (G) effect any Adverse Recommendation Change or (H) enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition, confidentiality or similar agreement contemplating or otherwise relating to any Alternative Proposal.

(b)    Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives a written Alternative Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the receipt of the Company Stockholder Approval, if the Company has not materially breached its obligations under Section 5.04(a), the Company and its Representatives may, prior to (but not after) the receipt of the Company Stockholder Approval, take the actions set forth in clauses (i) or (ii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Person or “Group” making such Alternative Proposal in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement; and (ii) enter into and maintain discussions or negotiations with any Person with respect to an Alternative Proposal.

(c)    Reasonably promptly (but in no event more than 24 hours) following receipt of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or “Group” making any such Alternative Proposal or Inquiry), and the Company shall as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral. The Company agrees that it shall reasonably promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or “Group” in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed on a prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry.

(d)    Notwithstanding anything herein to the contrary, at any time before, but not after, the Company Stockholder Approval is obtained, the Company Board may (i) upon any change, event, development, fact, occurrence or circumstance that affects the business, assets, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole (other than any Alternative Proposal), that was not known or reasonably foreseeable to the Company as of the date hereof and becomes known prior to the time of the receipt of the Company Stockholder Approval, (A) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation, or (B) fail to publicly affirm the Company Recommendation in writing within ten Business Days after receipt of a written request by Parent to provide such affirmation following a publicly known Alternative Proposal (any of the foregoing being an “Adverse Recommendation Change”) (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal), and (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)) and the Company has not materially breached its obligations under Section 5.04(a), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i)    the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal), including if provided to the Company, copies of all material documentation relating to such Superior Proposal and the identity of the Person making the Superior Proposal (including any proposed financing commitments with respect to such Superior Proposal);

(ii)    during the Notice Period, the Company has negotiated, and has caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement, each Guaranty and the Commitment Letters so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal, or in cases not involving a Superior Proposal, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iii)    after the completion of the Notice Period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases not involving a Superior Proposal, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any material revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the three Business Day period above shall be deemed to be references to a two Business Day period.

(e)    Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with the Company’s outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(f)    For purposes of this Agreement:

(i)    “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any Person or “Group” beneficially owning 20% or more of the outstanding equity interests of the Company or any successor or parent company thereto; (ii) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, asset sale, recapitalization, dividend, distribution, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or “Group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (v) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii)    “Superior Proposal” means any written bona fide proposal or offer made by a third party or “Group” pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or “Group” would acquire, directly or indirectly, more than 50% of the Common Stock or assets of the Company and the Company Subsidiaries, taken as a whole; (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (B) the conditions to the consummation of which are all reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.

(iii)    “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive in the aggregate to the counterparty than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.04.

ARTICLE VI

Additional Agreements

Section 6.01       Preparation of the Information Statement; Stockholder Written Consent.

(a)    Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall seek and shall use its reasonable best efforts to obtain as promptly as practicable, and in any event, within 24 hours following the execution and delivery of this Agreement by the parties hereto (the “Stockholder Consent Delivery Period”), an irrevocable written consent in the form attached as Exhibit B hereto from the holders of record of at least 67.8% of the aggregate voting power of the Common Stock (such written consent, as duly executed and delivered by all such record holders, the “Stockholder Written Consent”). In connection with the Stockholder Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Charter and the Company Bylaws. As soon as practicable upon receipt of the Stockholder Written Consent by the corporate secretary of the Company and, in any event, prior to the expiration of the Stockholder Consent Delivery Period, if the Stockholder Written Consent is duly executed and delivered to the Company, the Company will provide Parent with a copy thereof (including by facsimile or other electronic image scan transmission), certified as true and complete by the corporate secretary of the Company.

(b)    As reasonably promptly as practicable following the date of this Agreement (and in any event on or before the date that is 20 Business Days after the date hereof), the Company shall prepare and cause to be filed with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Written Consent, the Merger and the other transactions contemplated by this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”), (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. In the event the Stockholder Written Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 8.01(h), then the Company shall, as reasonably promptly as practicable following the date of the Stockholder Consent Delivery Period (and in any event on or before the date that is 20 Business Days after the Stockholder Consent Delivery Period), prepare and file with the SEC a proxy statement to be sent to the Company’s stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement or Proxy Statement, as applicable, and the Information Statement or Proxy Statement, as applicable, shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Information Statement or Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Information Statement or Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Information Statement or Proxy Statement, as applicable (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Information Statement or Proxy Statement, as applicable, or response (including the proposed final version of the Information Statement or Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to cause all documents it files with the SEC under this Section 6.01(a) to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.

(c)    If at any time prior to the date that is 20 days after the Information Statement is first mailed to the Company’s stockholders, or, in the case of the Proxy Statement, prior to the Effective Time, any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Information Statement or Proxy Statement, as applicable, which is required to be described in an amendment of, or a supplement to, the Information Statement or Proxy Statement, as applicable, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Information Statement or Proxy Statement, as applicable, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)    If at any time prior to the date that is 20 days after the Information Statement is first mailed to the Company’s stockholders, or, in the case of the Proxy Statement, prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Information Statement or Proxy Statement, as applicable, which is required to be described in an amendment of, or a supplement to, the Information Statement or Proxy Statement, as applicable, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Information Statement or Proxy Statement, as applicable, with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(d) shall limit the obligations of any party under Section 6.01(a).

(e)    Each of the Company and Parent shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as reasonably promptly as practicable (but in any event within five Business Days thereafter) after the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. In the event the Stockholder Written Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 8.01(h), then the

Company shall, as reasonably promptly as practicable after the SEC clears the Proxy Statement duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of (i) seeking the Company Stockholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. In connection with the foregoing, the Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders; and (ii) subject to Section 5.04(d), solicit proxies in favor of the adoption of this Agreement and obtain the Company Stockholder Approval. The Company shall include the Company Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made an Adverse Recommendation Change in compliance with Section 5.04(d). The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.04(d)(i) occurs less than 10 Business Days prior to the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than 10 Business Days after the later of such event.

Section 6.02       Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, facilities, books, contracts, commitments, personnel (including outside accountants) and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions, (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary), including financial and operating data; provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of January 3, 2017, between KSL Capital Partners Management IV, LLC and the Company (the “Confidentiality Agreement”).

Section 6.03       Efforts to Consummate.

(a)    Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing and filing with a Governmental Entity as reasonably promptly as practicable all applications, notices, petitions, filings, ruling requests, and other documents necessary to consummate the transactions contemplated by this Agreement and to obtain as reasonably promptly as practicable all Consents necessary to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days of the date of this Agreement, unless otherwise agreed by the parties, (B) make all other filings, including with respect to the USFS Permits and Canadian Permits, that are required to be made in order to consummate the transactions contemplated hereby pursuant to other Regulatory Laws with respect to the transactions contemplated hereby as reasonably promptly as practicable, (C) make all other filings, including with respect to the USFS Permits and Canadian Permits, that are required to be made in order to consummate the transactions contemplated hereby pursuant to other Regulatory Laws with respect to the transactions contemplated hereby as reasonably promptly as practicable, and (D) not extend any waiting period under the HSR Act, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”), the Commissioner or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as possible (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to other Regulatory Laws within no greater than 90 days from its date of issuance).

(b)    In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Laws, each of Parent and the Company shall (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ, the Commissioner or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ, the Commissioner or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, the Commissioner or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ, the Commissioner or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and its Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c)    In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), Parent and the Company shall use reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ, the Commissioner or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate impediments under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), provided, however, that none of the Guarantors or any of their Affiliates, Parent or the Company shall be required to, nor shall the Company, without the prior written consent of Parent, (x) agree to the sale, divestiture or disposition of such businesses, product lines, assets, contractual rights, or relationships of the Guarantors or any of their Affiliates, Parent, the Company and their respective Subsidiaries or (y) otherwise take or commit to take actions that after the Closing would limit the Guarantors’ or any of their Affiliates’ or Parent’s or its Subsidiaries’ (including the Company and the Company Subsidiaries) freedom of action with respect to, or its or their ability to operate or retain, one or more of the businesses, product lines or assets of the Guarantors or any of their Affiliates, Parent, the Company or their respective Subsidiaries. Subject to the Parent’s undertakings pursuant to this Section 6.03, the final determination of the appropriate course of action with respect to the actions contemplated in Section 6.03(b) and this Section 6.03(c) shall be made by Parent.

(d)    The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

(e)    The Company acknowledges and agrees that Parent’s taking of any actions contemplated by Section 5.02 shall not be or be deemed a breach of Parent’s obligations under this Section 6.03 (it being acknowledged and understood that neither Section 5.02 nor this Section 6.03(e) shall affect Parent’s obligations with respect to payment of the Regulatory Termination Fee in accordance with Section 8.03 hereof).

(f)    The Company and the Parent shall use commercially reasonable efforts to notify the Forest Service of the transactions contemplated hereby as the same relate to the Winter Park Resort that is operated by the Company, and shall cooperate in good faith to respond to reasonable requests for information from the Forest Service in connection therewith.

Section 6.04       Company Stock Awards.

(a)    Company Stock Options. Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Stock Option, each then outstanding Company Stock Option (whether or not then vested and exercisable) shall terminate and be cancelled in exchange for the right to receive a single lump sum cash payment, equal to (i) the product of (A) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time, whether or not then vested, and (B) the excess, if any, of the Merger Consideration over the exercise price applicable to such shares of Common Stock subject to such Company Stock Option, less (ii) any applicable withholding for Taxes (the “Option Merger Consideration”). If the exercise price applicable to shares of Common Stock subject to such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall terminate and be canceled in exchange for no consideration. As of the Effective Time, each holder of Company Stock Options shall cease to have any rights with respect thereto, except the right to receive the Option Merger Consideration related to the applicable Company Stock Option payable in accordance with Section 2.01(c).

(b)    Company RSUs. Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company RSUs, each then outstanding Company RSU shall become fully vested and shall terminate and be canceled in exchange for the right to receive a single lump sum cash payment, equal to (i) the Merger Consideration, less (ii) any applicable withholding for Taxes (the “RSU Merger Consideration”). As of the Effective Time, each holder of Company RSUs shall cease to have any rights with respect thereto, except the right to receive the RSU Merger Consideration, payable in accordance with Section 2.01(c).

(c)    Termination of Company Stock Plan. As of the Effective Time, the Company Stock Plan shall be terminated, and no further Company Stock Awards or other rights with respect to Common Stock shall be granted thereunder.

(d)    Company Actions. Prior to the Effective Time, the Company shall take all actions as it determines in good faith to be necessary or appropriate to effectuate the actions contemplated by this Section 6.04.

Section 6.05       Indemnification, Exculpation and Insurance.

(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Surviving Company’s certificate of incorporation or bylaws (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such person is not entitled to indemnification and (y) the Surviving Company and such Company Indemnified Party shall cooperate with each other in the defense of any such matter.

(b)    For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable, in the aggregate, to the insured persons than the directors’, officers’ and employees’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating with A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05(b) it shall obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option (following reasonable consultation with Parent), purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for a period of six years for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail insurance exceed the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)    The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d)    In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

Section 6.06       Transaction Litigation. From and after the date of this Agreement until the Closing Date, each of the Company and Parent shall promptly notify the other of any actions, suits, claims, litigations, investigations or proceedings commenced or, to any party’s knowledge, threatened against such party or any of its Subsidiaries, Affiliates, directors or officers in connection with, arising from or otherwise relating to the Merger or the other transactions contemplated by this Agreement. Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense or settlement of any stockholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers (each, a “Company Party”) relating to the Merger and the other transactions contemplated by this Agreement. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding stockholder litigation made or pending against a Company Party, if each of the following conditions are met: (i) the resolution of all such litigation requires payment from the Company or any of its Subsidiaries or Representatives in an amount not to exceed the amount set forth in Section 6.06 of the Company Disclosure Letter and/or the provision of disclosures to the stockholders of the Company relating to the Merger (which disclosures shall be subject to review and comment by Parent); (ii) the settlement provides for no injunctive relief; (iii) the settlement provides that Parent and its Subsidiaries and Representatives are released from all liability in connection therewith; and (iv) none of Parent, HHC, Merger Sub, the Company, and their respective Subsidiaries and Representatives are required to admit any wrongdoing as part of the settlement.

Section 6.07       Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Common Stock (including derivative securities with respect to Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08       Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with Section 5.04 or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.08 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.09       Employment and Company Benefits.

(a)    During the period beginning on the Closing Date and ending on the date that is 12 months after the Closing Date (or, such Company Employee’s shorter period of employment, as the case may be), Parent shall, or shall cause one of its Affiliates to, provide each Company Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) a cash incentive opportunity that is at least equal to the cash incentive opportunity in effect for the Company Employee immediately prior to the Closing Date (it being understood that Parent will cause the Company to make the applicable payment in respect of such cash incentive opportunity that is earned or accrued in the 12 months after the Closing Date, at the time it would be payable in the ordinary course even if such payment date is after the conclusion of such 12-month period); and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Company Employee immediately prior to the Closing Date (excluding the benefits in clause (i) and (ii) and any equity incentive, retention, change in control or transaction-based incentive, defined benefit pension, and retiree health and welfare benefits). For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent immediately following the Closing.

(b)    Parent shall provide each Company Employee who incurs a termination of employment during the period beginning on the Closing Date and ending on the date that is 12 months after the Closing Date with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any Company Subsidiary as in effect immediately prior to the Closing Date or, if greater, the severance benefits provided to similarly situated employees of Parent. Notwithstanding the foregoing, in no event shall this provision modify the terms or conditions of any written severance agreement with a Company Employee that is in effect prior to the Closing, each of which shall remain in full force and effect in accordance with the terms thereof following the Closing. For the avoidance of doubt, no Company Employee who receives severance in the event of termination pursuant to an employment or severance agreement shall also receive severance under any severance policy, practice or guideline after the Closing Date.

(c)    Parent shall, or shall cause the Surviving Company to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for purposes of eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation and severance, but not for purposes of benefit accruals under defined benefit pension plans) under any benefit plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or would result in retroactive application.

(d)    Parent shall, or shall cause one of its Affiliates to use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents an analogous Company Benefit Plans that is a health plan in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e)    To the extent permitted by applicable Law, the Company and Company Subsidiaries and Parent shall reasonably cooperate in good faith in achieving the intended purposes of Section 6.09(c) and Section 6.09(d).

(f)    Parent shall, or shall cause the Surviving Company to, comply with the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, provincial, state or local Law, with respect to “employment losses” which would constitute a “mass layoff” or “plant closing” (each as defined in such Act) occurring at or after the Effective Time.

(g)    Parent shall, or cause the Surviving Company to, honor the terms of each Collective Bargaining Agreement until such Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereto.

(h)    No provision of this Agreement shall (i) create any right in any Company Employee or any other Employee of the Company or any Company Subsidiary to continued employment by or service with Parent or the Company or their respective Affiliates, or preclude the ability of Parent or the Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of this Section 6.09); or (iii) be treated as an amendment to any Company Benefit Plan or any other employee benefit plan, policy, program, agreement or arrangement of Parent or the Company or any of their respective Affiliates.

Section 6.10       Merger Sub; HHC; Parent Subsidiaries. Parent shall cause each of HHC, Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.11       Financing.

(a)    Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, use reasonable best efforts to provide all cooperation with Parent and its Affiliates as is reasonably necessary and customary in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, at Parent’s sole expense, including: (i) participation by members of management of the Company, the Company Subsidiaries and their respective Representatives in a reasonable number of meetings, conference calls, presentations, road shows, due diligence sessions, meetings with prospective lenders and investors, and sessions with rating agencies in connections with the Debt Financing, in each case upon reasonable advance notice and at times and locations to be mutually agreed; (ii) reasonably assisting Parent and the Financing Sources in the preparation of customary rating agency presentations, road show presentations, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information), lender presentations or other marketing and syndication documents and materials, in each case reasonably and customarily required to arrange financings of the type contemplated by the Debt Commitment Letter and otherwise reasonably cooperating with the marketing efforts of Parent and the Financing Sources for any portion of the Debt Financing; (iii) using commercially reasonable efforts to coordinate meetings between the Financing Sources and the current lenders to the Company and its Subsidiaries, (iv) furnishing Parent with (A) financial and other pertinent customary information (which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting, but in any case not including any footnote required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, or any executive compensation or similar information) regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing (including such information as is customary to be included in marketing materials for indebtedness (or any documentation or deliverables in connection therewith) of the type contemplated by the Debt Financing) and (B)(I) all customary financial information of the Company and the Company Subsidiaries that is reasonably required to permit Parent to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and the Company Subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period with respect to which financial statements have been delivered pursuant to clauses (II) and (III) below, prepared after giving effect to the Closing as if the Closing had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting, but in any case not including any footnote required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, or any executive compensation or similar information and without needing to change any fiscal period, (II) the audited consolidated balance sheets and related consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date, (III) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at the end of, and related statements of income and cash flows of the Company and the Company Subsidiaries for each subsequent fiscal quarter (other than the last fiscal quarter of the year) of the Company or the Company Subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (II) and ended at least 45 days before the Bluebird Closing Date (in the case of this clause (III), without footnotes) (all such information in this clause (iii)(B), the “Required Information”); provided that, with respect to any pro forma financial statements or other information included in the Required Information, Parent shall be responsible for identifying to the Company the categories and types of post-Closing or pro forma cost savings, synergies, capitalization and other post-Closing pro forma adjustments desired to be reflected in such pro forma financial statements or other information; (v) at least 5 Business Days prior to the Closing Date, providing all documentation and other information about the Company and the Company Subsidiaries as is reasonably requested in writing by Parent which relates to Customary KYC Material or otherwise required as set forth in paragraph 2 of Exhibit C-1-1 to the Debt Commitment Letter (or substantially similar provisions in any Alternative Debt Financing), in each case, which has been requested at least eight calendar days prior to the Closing Date; (vi) facilitating substantially concurrently with the Closing all organizational actions by the Company and the Company Subsidiaries as may be requested by Parent in order to permit the consummation of such Debt Financing and to permit the proceeds thereof to be made available to Parent, its Subsidiaries, or the Company and the Company Subsidiaries; provided that no member of the board of directors (or equivalent governing body or Person) of the Company or any of the Company Subsidiaries shall be required to enter into any resolutions or take any action approving the Financing or any purchase agreement for any Financing that is effective before the Closing has occurred; (vii) executing customary closing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters in the form attached as Annex C-1 to the Debt Commitment Letter (or substantially similar provisions in any Alternative Debt Financing); (viii) facilitating the pledging of collateral substantially concurrently with the Closing (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and the Company Subsidiaries), including obtaining such documentation and taking such other steps (including lien searches, payoff letters, lien releases and instruments of termination or discharge) reasonably requested by Parent in order to release all Liens over the properties and assets of the Company and the Company Subsidiaries securing obligations under the Indebtedness of the Company and the Company Subsidiaries and taking reasonable actions reasonably necessary to permit the Financing Sources to evaluate the Company and its Subsidiaries assets for the purpose of establishing collateral arrangements; and (ix) cooperating with the Financing Sources’ reasonable requests for due diligence to the extent reasonably available to the Company and as is reasonably required by Parent and customarily delivered in connection with financings of this type; provided, in each case in clauses (i) through (ix), that (W) nothing in this Section 6.11(a) shall involve the Company or the Company Subsidiaries entering into any binding agreement the effectiveness of which agreement is not conditioned on the Closing and does not terminate without liability to the Company or any of the Company Subsidiaries upon the termination of this Agreement if the Closing does not occur, (X) nothing in this Section 6.11(a) shall require cooperation to the extent that it (A) would cause any condition to Closing set forth in Section 7.01 or Section 7.03 to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder), (B) would unreasonably interfere with the ongoing business or operations of the Company and the Company Subsidiaries, taken as a whole, (C) would result in the Company or any Company Subsidiary paying any commitment or other fee prior to the Effective Time (D) would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Laws or under any material contract to which the Company or any Company Subsidiaries is a party, (E) would require the Company to provide access to or disclose information that would otherwise be restricted from disclosure in accordance with the proviso in Section 6.02 or (F) would require the Company to prepare separate financial statements for any Company Subsidiary or accelerate or change any reporting period, or provide any legal opinions, comfort letters, or any other financial statements except as set forth in clauses (iii)(B)(I), (II) or (III) above, (Y) none of the Company or any of the Company Subsidiaries shall be required to execute and deliver any Financing Agreements or other agreements, pledge or security documents, or other certificates or documents in connection with the Financing that are effective prior to the Effective Time and (Z) Parent shall indemnify, defend and hold harmless (and such indemnity obligations shall be guaranteed by each Guarantor pursuant to the Guarantees) the Company and the Company Subsidiaries, and their respective pre-Closing directors, officers, employees and Representatives, from and against any liability or obligation in connection with the arrangement of the Financing and any information provided in connection therewith (other than information furnished by or on behalf of any of the Company and the Company Subsidiaries). If this Agreement is terminated for any reason, Parent shall reimburse the Company and the Company Subsidiaries for all reasonable out-of-pocket costs incurred by the Company and the Company Subsidiaries in connection with this Section 6.11(a) (including attorney fees and expenses). The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing, in accordance with customary practice; provided, that the logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company and the Company Subsidiaries or the reputation or the goodwill of the Company and the Company Subsidiaries. All non-public or otherwise confidential information regarding the Company obtained by Parent, HHC or Merger Sub or any of their respective Representatives pursuant to this Section 6.11(a) shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company agrees that Parent, HHC and Merger Sub may share non-public or otherwise confidential information with the rating agencies and Financing Sources and potential equity investors in connection with the Financing as contemplated by the Commitment Letters if the recipients of such information (A) are rating agencies and Financing Sources in connection with the Debt Financing as contemplated by the Debt Commitment Letter and agree to customary confidentiality arrangements, including customary “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda, provided, in each case, that such confidentiality arrangements shall provide that the Company is a third-party beneficiary thereof and shall satisfy the confidentiality obligations under Regulation FD or (B) or are potential equity investors who agree to comply with the terms of the Confidentiality Agreement applicable to Representatives (as defined in the Confidentiality Agreement) and KSL Capital Partners Management IV, LLC is responsible to the Company for breaches of such agreement by such potential equity investors; provided that the Company is a third-party beneficiary with respect to the document joining such equity investors to the Confidentiality Agreement.

(b)    Parent, HHC and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters (including, as necessary, the “flex” provisions contained in the Redacted Fee Letter), including using its reasonable best efforts with respect to (i) maintaining in effect the Commitment Letters pursuant to their terms, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Financing Agreements”) consistent with the terms and conditions contained in the relevant Commitment Letter (including, as necessary, the “flex” provisions contained in the Redacted Fee Letter) or, if available, on other terms that are acceptable to Parent and would not (and the terms of each side letter and each other agreement, if any, relating to the Commitment Letters or the Financing Agreements will not), (w) reduce the aggregate amount of Financing below the amount required to consummate the transactions contemplated under this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated under this Agreement and to pay all related fees and expenses, (x) impose new or additional conditions precedent to the receipt of the Financing in a manner that would reasonably be expected to delay or prevent Closing in any respect, (y) adversely impact the ability of Parent, HHC or Merger Sub to enforce its rights against the Financing Sources and (z) otherwise adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent, HHC or Merger Sub to consummate the transactions contemplated herein, (iii) complying with all covenants and agreements of Parent, HHC and Merger Sub set forth in the Commitment Letters and the Financing Agreements to the extent a breach thereof could result in a failure of a condition precedent to the Financing or otherwise make the funding of the Financing less likely to occur and (iv) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions applicable to Parent, HHC and Merger Sub to obtaining the Financing. In the event that all conditions contained in the Debt Commitment Letter (other than the availability of the Equity Financing) have been satisfied (or upon funding will be satisfied), each of Parent, HHC and Merger sub shall use its reasonable best efforts to timely cause the Lenders to fund the Debt Financing and to otherwise enforce its rights under the Debt Commitment Letter (including through litigation). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any “flex” provisions applicable thereto), each of Parent, HHC and Merger Sub shall use its reasonable best efforts to arrange to obtain as promptly as practicable, on terms (taking into account any “flex” provisions applicable to such Alternative Debt

Financing (as defined below)) that are not materially less favorable to Parent in any respect than the Debt Financing contemplated by such Debt Commitment Letters (including any “flex” provisions applicable thereto), as applicable, alternative sources of financing in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated herein and pay any other amounts required to be paid in connection with the consummation of the transactions contemplated herein and to pay all related fees and expenses (“Alternative Debt Financing”) and to obtain, and, when obtained, to provide the Company with a copy of, a new financing commitment that provides for such Alternative Debt Financing (the “Alternative Debt Financing Commitment Letter”). For the purposes of this Agreement, the terms “Debt Commitment Letter” and “Redacted Fee Letter” shall be deemed to include any Alternative Debt Financing Commitment Letter or any fee letter referred to in such Alternative Debt Financing Commitment Letter with respect to any Alternative Debt Financing arranged in compliance with this Section 6.11(b) (and any Debt Commitment Letter and Redacted Fee Letter remaining in effect at the time in question) and the term “Debt Financing” shall be deemed to include any such Alternative Debt Financing. Notwithstanding anything in this Agreement to the contrary, each of Parent, HHC and Merger Sub expressly acknowledges and agrees that neither the availability nor terms of the Debt Financing or any Alternative Debt Financing are conditions to the obligations of Parent, HHC and Merger Sub to consummate the Merger.

(c)    Parent, HHC and Merger Sub shall provide to the Company prompt written notice (i) of any breach or threatened breach by any party of the Commitment Letters or the Financing Agreements of which Parent, HHC or Merger Sub has Knowledge that would reasonably be expected to adversely affect (including, with respect to timing, taking into account the expected timing of the Marketing Period) the Financing or the ability of Parent, HHC or Merger Sub to consummate the transactions contemplated herein, (ii) of any termination or threatened termination of the Commitment Letters or the Financing Agreements, and (iii) of any material dispute or disagreement between or among any parties to the Commitment Letters with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or the Financing Agreements). Parent, HHC and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of all material developments concerning the status of the Debt Financing, including its efforts to arrange the Debt Financing and provide the Company copies of the material definitive agreements for the Debt Financing and such other information and documentation available to them as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities. Parent, HHC and Merger Sub shall not permit any amendment, modification or supplement to be made to, or any waiver of, any provision or remedy under or any replacement of the Commitment Letters or the Financing Agreements or side letters or other agreements, if applicable, that (w) reduce the aggregate amount of Financing below the amount required to consummate the transactions contemplated under this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated under this Agreement and to pay all related fees and expenses, (x) that expands on or imposes new conditions precedent to the funding of the Financing on the Closing Date that would reasonably be expected to adversely affect (including, with respect to timing, taking into account the expected timing of the Marketing Period) the Financing or the ability of Parent, HHC or Merger Sub to consummate the transactions contemplated herein, (y) adversely impact the ability of Parent, HHC or Merger Sub to enforce its rights against its Financing Sources or (z) otherwise reasonably be expected to make it less likely that the Financing would be funded or consummated or to impair, delay or prevent the transactions contemplated by this Agreement, or otherwise adversely affect, in any respect, the ability of Parent, HHC or Merger Sub to consummate the transactions contemplated by this Agreement, without the Company’s prior written consent (it being understood and agreed that, in any event, Parent may, (i) subject to the terms and restrictions set forth in the Debt Commitment Letter as in effect on the date of this Agreement, amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and (ii) increase the size of the Debt Financing in order to, among other things, provide for the financing of one or more additional transactions; provided that any agreements, amendments, modifications or supplements relating to such increase shall not expand on or impose new conditions precedent to the funding of the Debt Financing on the Closing Date that would reasonably be expected to adversely affect (including, with respect to timing, taking into account the expected timing of the Marketing Period) the Debt Financing or the ability of Parent, HHC or Merger Sub to consummate the transactions contemplated herein, (y) adversely impacts the ability of Parent, HHC or Merger Sub to enforce its rights against its Financing Sources or (z) could otherwise reasonably be expected to make it less likely that the Debt Financing would be funded or impair, delay or prevent the transactions contemplated by this Agreement, or otherwise adversely affect, in any respect, the ability of Parent, HHC or Merger Sub to consummate the transactions contemplated by this Agreement. Upon any such amendment, modification, supplement, waiver or replacement of the Debt Commitment Letter, the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so amended, modified, supplemented, waived or replaced, and Parent, HHC and Merger Sub shall promptly provide copies thereof to the Company.

Section 6.12       PassCo Surrender. The Company will use its reasonable best efforts after the date hereof to seek a waiver from the members of PASSCO LLC, a Delaware limited liability company (“PassCo”) with respect to the exclusivity period applicable to a party that withdraws from PassCo, pursuant to the Amended and Restated Limited Liability Company Agreement of PassCo, dated as of October 20, 2015 (the “PassCo Waiver”); provided that in the event that the PassCo Waiver is not obtained within two Business Days from the date hereof, the Company shall promptly cause Intrawest Operations Group, LLC to resign and withdraw as a member of PassCo effective as of the date hereof (the “Withdrawal”); provided further, that such resignation and the Withdrawal may be conditional upon the Closing. In the event that the members of PassCo do not accept such condition to the Withdrawal within one Business Day prior to Closing, the Company shall deliver the unconditioned Withdrawal upon Closing.

Section 6.13       Termination of Fortress Stockholders Agreement. The Company shall take all action necessary to terminate the Stockholder Agreement, dated as of January 30, 2014, by and among the Company, Intrawest Europe Holdings S.À.R.L. and Intrawest S.À.R.L. at the Closing.

ARTICLE VII

Conditions Precedent

Section 7.01       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)    Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)    No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order, decree, or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

Section 7.02       Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent, HHC and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.02, 3.03(c) and 3.06) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the representations and warranties of Parent, HHC and Merger Sub contained in Sections 3.01, 3.02, 3.03(c) and 3.06 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount and (iii) the representations and warranties of Parent and Merger Sub contained in Section 3.03(c) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)    Performance of Obligations of Parent, HHC and Merger Sub. Parent, HHC and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)    Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

Section 7.03       Conditions to Obligations of Parent, HHC and Merger Sub. The obligations of Parent, HHC and Merger Sub to consummate the Merger are further subject to the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 4.01(a), 4.01(b), 4.03(a) and Section 4.04, the first sentence of Section 4.08 and Section 4.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.01(a), 4.01(b), 4.03(a), 4.04 and 4.19 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount, and (iii) the representations and warranties of the Company contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, occurrence, effect, change, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)    Required USFS Permit. The Company or its Subsidiaries shall have obtained any consent, transfer, renewal, or reissuance with respect to the Required USFS Permit of the Company Disclosure Letter as required by the USFS in connection with the consummation of the Merger; provided, however, that if the USFS requires that the Company or its Subsidiaries obtain a renewal or reissuance of any Required USFS Permit, the renewed or reissued Required USFS Permit shall either (i) have the same terms and conditions as the current Required USFS Permit, (ii) have the same terms and conditions as those terms and conditions set forth in Exhibit C, or (iii) have terms and conditions, that when compared to the terms and conditions set forth in Exhibit C, do not result in a Steamboat Material Adverse Effect.

(e)    Required Canadian Permits. The Company or its Subsidiaries shall have obtained the consent, transfer, renewal, or reissuance, as applicable, with respect to at least thirteen of the Required Canadian Permits as required by any Governmental Entity in Canada in connection with the consummation of the Merger.

(f)    Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01       Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Stockholder Approval):

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:

(i)    if the Merger is not consummated on or before the End Date. The “End Date” shall mean February 1, 2018; provided, that the right to terminate this Agreement under this

Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes, or results in, the failure of the Closing to be consummated by the End Date; provided, further, that if the Marketing Period has not expired by the End Date, then Parent may elect, in its sole discretion, to extend the End Date to the last day of the Marketing Period (but in no event shall such extension be more than five Business Days);

(ii)    if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii)    if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken on the Merger.

(c)    by the Company, if Parent, HHC or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent, HHC or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within 45 days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d)    by the Company prior to the receipt of the Company Stockholder Approval in order to enter into a definitive written agreement providing for a Superior Proposal in compliance with Section 5.04(d); provided that the Company shall not enter into a Superior Proposal without first complying with the terms of Section 5.04(d); provided, further that the Company pays the Termination Fee prior to or simultaneously with such termination and enters into such definitive written agreement for the Superior Proposal simultaneously with such termination of this Agreement;

(e)    by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured within 45 days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect;

(f)    by Parent prior to the receipt of the Company Stockholder Approval, in the event that an Adverse Recommendation Change shall have occurred;

(g)    by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any party, but subject to the satisfaction (or waiver) of such conditions at the Closing), (ii) Parent fails to consummate the transactions contemplated by this Agreement on the date which the Closing should have occurred pursuant to Section 1.02, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to effect the Closing (subject to the satisfaction of all of the conditions set forth in Section 7.01 and Section 7.03), and (iv) Parent fails to consummate the Closing within three Business Days after the delivery of the notice described in the immediately preceding clause (iii); or

(h)    by Parent, if a copy of the Stockholder Written Consent evidencing that the Company Stockholder Approval has been obtained has not been delivered to Parent at the expiration of the Stockholder Consent Delivery Period.

Section 8.02       Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent, HHC or Merger Sub, other than the final sentence of Section 6.02, any expense reimbursement obligations and indemnification obligations of Parent contained in Section 6.11, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 8.03, no such termination shall relieve any party from any liability or damages for any willful breach of this Agreement, except in the event that the Company pays to Parent the Termination Fee or Parent pays to the Company the Reverse Termination Fee. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement.

Section 8.03       Fees and Expenses. Except as specifically provided for herein (including Section 6.11(a)), all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a)    The Company shall pay to Parent (or its designees) a fee of $28,373,610 (the “Termination Fee”) if:

(i)    the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f) or Section 8.01(h); or

(ii)    (A) after the date hereof, an Alternative Proposal shall have been made, disclosed, announced, commenced or submitted by a third party to the Company and not publicly withdrawn at least five Business Days prior to the receipt of the Company Stockholder Approval or shall have been made, disclosed or announced directly to the Company’s stockholders generally by a third party and not publicly withdrawn at least five Business Days prior to the receipt of the Company Stockholder Approval; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or Section 8.01(e); and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate such Alternative Proposal and such Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(a)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above.

(b)    In the event this Agreement is terminated by the Company pursuant to Section 8.01(c) or Section 8.01(g), Parent shall promptly pay or cause to be paid to the Company an amount equal to $66,205,091 (the “Reverse Termination Fee”). The Reverse Termination Fee shall be paid by wire transfer of same-day funds promptly (but in any event within two Business Days) after the termination of this Agreement. In no event shall Parent or any of its Affiliates be required to pay the Reverse Termination Fee on more than one occasion.

(c)    In the event that this Agreement is terminated or deemed terminated by the Company or the Parent pursuant to Section 8.01(b)(i) (solely to the extent that, at the time of such termination, the condition in Section 7.01(b) shall not have been satisfied) or Section 8.01(b)(ii) (solely to the extent that the Legal Restraint giving rise to such termination right relates to the HSR Act or Competition Act), and at the time of either such termination all of the other conditions set forth in Section 7.01 (other than Section 7.01(b) or Section 7.01(c) (solely to the extent that the Legal Restraint giving rise to such failure relates to the HSR Act, Competition Act or any other antitrust or competition laws), as applicable) and the conditions set forth in Section 7.03 have been satisfied (other than those conditions which by their terms cannot be satisfied until the Closing), then Parent shall promptly pay or cause to be paid to the Company an amount equal to $66,205,091 (the “Regulatory Termination Fee”). The Regulatory Termination Fee shall be paid by wire transfer of same-day funds promptly (but in any event within two Business Days) after the termination of this Agreement. In no event shall Parent or any of its Affiliates be required to pay (i) the Regulatory Termination Fee on more than one occasion or (ii) more than one of the Reverse Termination Fee, the Regulatory Termination Fee and the Permit Termination Fee.

(d)    In the event that this Agreement is terminated or deemed terminated by the Company or the Parent pursuant to Section 8.01(b)(i) (solely to the extent that, at the time of such termination, either of the conditions in Sections 7.03(d) or Section 7.03(e) (collectively, the “Permits Conditions” shall not have been satisfied)) or Section 8.01(b)(ii) (solely to the extent that the Legal Restraint giving rise to such termination right relates to the Permits Conditions), and at the time of either such termination all of the other conditions set forth in Section 7.01 (other than Section 7.01(b) or Section 7.01(c) (solely to the extent that the Legal Restraint giving rise to such failure relates to one or both of the Permits Conditions), as applicable) and the conditions set forth in Section 7.03 have been satisfied (other than those conditions which by their terms cannot be satisfied until the Closing), then Parent shall promptly pay or cause to be paid to the Company an amount equal to $66,205,091 (the “Permit Termination Fee”). The Permit Termination Fee shall be paid by wire transfer of same-day funds promptly (but in any event within two Business Days) after the termination of this Agreement. In no event shall Parent or any of its Affiliates be required to pay (i) the Permit Termination Fee on more than one occasion or (ii) more than one of the Reverse Termination Fee, the Regulatory Termination Fee and the Permit Termination Fee.

(e)    Notwithstanding any other provision of this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent, HHC and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent, HHC and Merger Sub under this Agreement. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(f)    Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that, if the Reverse Termination Fee or Regulatory Termination Fee is payable pursuant to this Section 8.03, (i) the Company’s receipt of the Reverse Termination Fee or the Regulatory Termination Fee, as applicable, from Parent together with any expense reimbursement obligations and indemnification obligations payable by Parent to the Company pursuant to Section 6.11 (“Recoverable Amounts”) shall be the sole and exclusive remedy of the Company or any of its Affiliates against Parent, the Financing Sources and any of their Affiliates or any of the former, current, or future general or limited partners, shareholders or equityholders, managers, members, directors, officers, employees, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing (collectively, “Parent Related Parties”) in connection with the termination of this Agreement and the transactions, documents and agreement contemplated by this Agreement and (ii) in no event shall Parent Related Parties be subject to (nor shall the Company or any of its Affiliates or any other Person seek to recover) monetary damages in excess of the Recoverable Amounts. Notwithstanding anything herein to the contrary, if Parent fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement or fails to perform in any manner (in any case, whether willfully, intentionally, unintentionally or otherwise), then except for a Judgment of specific performance prior to the termination of this Agreement as and only to the extent permitted by Section 9.10, the Company’s sole and exclusive remedy against Parent Related Parties for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Recoverable Amounts from Parent only if and solely to the extent payable hereunder. Without limiting the foregoing, if Parent fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder in any manner (in any case, whether willfully, intentionally, unintentionally or otherwise), in no event shall the Company, its Subsidiaries or any of their respective former, current or future, direct or indirect, stockholders, directors, officers, employees, agents, representatives, Affiliates or assignees seek, or permit to be sought any monetary damages from Parent Related Parties, other than the payment of the Recoverable Amounts from Parent only if and solely to the extent payable hereunder. The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 9.10 and the payment of the Reverse Termination Fee or the Regulatory Termination Fee under this Section 8.03, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in (i) a Closing and (ii) the Reverse Termination Fee and/or the Regulatory Termination Fee.

Section 8.04       Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s stockholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company. With respect to any amendment or modification to Section 8.03(e), this Section 8.04, Section 8.05, Section 9.07, Section 9.08, Section 9.10, Section 9.11, Section 9.12 or the definition of “Financing Sources” (and any provision of this Agreement to the extent an amendment or modification of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Financing Source, the prior written consent of the adversely affected Financing Source shall be required before any such amendment or modification may become effective.

Section 8.05       Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. With respect to any waiver of, or extension to, this Section 8.05, Section 8.03(e), Section 8.04, Section 9.07, Section 9.08, Section 9.10, Section 9.11, Section 9.12 or the definition of “Financing Sources” (and any provision of this Agreement to the extent an extension or waiver of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Financing Source, the prior written consent of the adversely affected Financing Source shall be required before any such extension or waiver may become effective.

ARTICLE IX

General Provisions

Section 9.01       Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); or (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:
Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300
Denver, Colorado 80202
Email: legal@intrawest.com
Attention: Chief General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Facsimile:	(212) 735-2000
	Email:	joseph.coco@skadden.com
marie.gibson@skadden.com
	Attention:	Joseph A. Coco
Marie L. Gibson

(b)	if to Parent, HHC or Merger Sub, to:

Hawk Holding Company, LLC
c/o KSL Capital Partners, LLC
100 St. Paul St., Suite 800
Denver, CO 80206
	Facsimile:	(720) 284-6401
	Email:	kevin.rohnstock@kslcapital.com
	Attention:	Kevin Rohnstock

and to:

Hawk Holding Company, LLC
c/o Aspen Skiing Company
117 Aspen Airport Business Center
Aspen, CO 81611
Facsimile:
	E-mail:	mkaplan@aspensnowmass.com
rdershowitz@aspensnowmass.com
	Attention:	Mike Kaplan
Rana Dershowitz

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
1601 Wewatta St., Suite 900
Denver, CO 80202
Facsimile: (303) 899-7333
	E-mail:	paul.hilton@hoganlovells.com
kevin.burke@hoganlovells.com
	Attention:	Paul Hilton
Kevin Burke

Section 9.03       Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Canadian Permits” means the park permits and licenses of occupation or other authorizations issued to the Company or any Company Subsidiary by the Province of British Columbia or any other Governmental Entity in Canada and any management or operating plans associated with those permits and licenses.

“Canadian Permitted Property” means the land described in the Canadian Permits.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has (i) resulted or would reasonably be expected to result in a material delay or impediment to the ability of the Company to perform their obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in the case of clause (ii), any circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (j) below, to the extent materially disproportionately affecting the Company and its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States or Canadian economy, or any other national or regional economy or the global economy generally; (b) political conditions (or changes in such conditions) in the United States or Canada or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or Canada or any other country or region of the world occurring after the date hereof; (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates; (d) changes required by GAAP (or interpretations thereof); (e) changes in any Laws (or interpretations thereof); (f) changes that are generally applicable to the industries in which the Company and its Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder (other than its obligations set forth in the first sentence of Section 5.01) or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers on employees of the Company and its Subsidiaries (provided that this clause (h) shall not apply to Section 4.05(a) and solely to the extent taking into account such Section, Section 7.03); (i) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (j) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and its Subsidiaries; (k) stockholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company; (l) any action required by the terms of this Agreement, or with the prior written consent or at the direction of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent); or (m) any comments or other communications by Parent of its intentions with respect to the Surviving Company or the business of the Company, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company RSU” means a restricted stock unit granted under the Company Stock Plan.

“Company Stock Award” means each Company Stock Option, Company RSU, and other award granted under the Company Stock Plan that may be settled in shares of Common Stock.

“Company Stock Option” means an option to purchase shares of Common Stock granted under the Company Stock Plan.

“Company Stock Plan” means the Intrawest Resorts Holdings, Inc. 2014 Omnibus Incentive Plan and any other outstanding equity incentive plan maintained by the Company or any Company Subsidiary.

“Company Subsidiary” means any Subsidiary of the Company.

“Competition Act” means the Competition Act (Canada), as amended.

“Confidential Pass Contract” means any Contract with respect to joint ski passes or lift tickets that provides access to any of the Real Property, on the one hand, and any real property owned or leased by any Person that is not an Affiliate of the Company or any Company Subsidiary.

“Customary KYC Material” means all documentation and other information about the Company and the Company Subsidiaries required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time), that in each case has been reasonably requested in writing by Parent at least ten calendar days prior to the Closing Date.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“Employee” means each current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary.

“Environmental Permits” means any Permit issued pursuant to any Environmental Law, including any USFS Permit and Canadian Permit.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with another Person, is treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Company Debt” means the Credit Agreement, dated as of December 9, 2013, by and among Intrawest Operations Group, LLC, Intrawest Operations Group Holdings, LLC, certain designated subsidiaries of Intrawest Operations Group, LLC specified therein, various financial institutions specified therein, Bank of America, N.A., as successor-in-interest to Goldman Sachs Lending Partners LLC, and Goldman Sachs Bank USA, as amended and supplemented.

“Financing Sources” means the Lenders and the other entities, if any, that have committed to provide or arrange or otherwise enter into agreements in connection with all or any part of the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered into pursuant to the Debt Commitment Letter or relating thereto, together with their respective Affiliates, and their, and their respective Affiliates’, officers, directors, employees, agents and representatives, and their respective successors and assigns.

“Hazardous Substance” means any material, substance, radiation, or waste listed, defined or regulated under applicable Environmental Laws due to its hazardous, harmful, dangerous or deleterious qualities.

“HHC Board” means the Board of Directors of HHC.

“ICA” means the Investment Canada Act (Canada), as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, including if the Company’s assets secure another entity’s Indebtedness, (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person or (v) capitalized lease obligations or (vi) all Indebtedness of any Person other than the Company or its Subsidiaries, the payment of which the Company or its Subsidiaries is liable, directly or indirectly, as obligor, guarantor, surety, or otherwise.

“Information Privacy and Security Laws” shall mean all applicable Laws concerning the privacy, data protection, transfer or security of Personal Information, including, to the extent applicable, the following and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing

and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security laws, state data breach notification laws, state consumer protection laws, applicable laws and regulations relating to the transfer of Personal Information, and any applicable laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing, and e-mail marketing).

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source of origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (vi) Internet domain names; (vii) all rights in the foregoing and in other similar intangible assets; (viii) all applications and registrations for the foregoing; and (ix) all rights and remedies against past, present and future infringement, misappropriation or other violation thereof.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of any one of the executive officers of the Company set forth in Section 9.03(a) of the Company Disclosure Letter, and, in the case of Parent, HHC and Merger Sub, the actual knowledge of any one of the executive officers of Parent set forth in Section 9.03 of the Parent Disclosure Letter, in each case.

“Laws” means all applicable foreign, federal, provincial, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, injunctions, common law rulings, awards (including, without limitation, awards of any arbitrator), and Judgments.

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions on transfer, charges, mortgages, encumbrances, security interests, options, right of first refusal, right of way, servitudes, hypothecs or similar encumbrance.

“Marketing Period” means the first period of 20 consecutive Business Days commencing after the date hereof and throughout and at the end of which (a) Parent shall have received the Required Information from the Company pursuant to Section 6.11(a) and (b) the conditions set forth in Section 7.01 and Section 7.03 are satisfied (except for (i) those conditions that by their nature are to be satisfied at the Closing but subject to such conditions being capable of being satisfied if the Closing were to occur on any date within such period and (ii) the conditions set forth in Section 7.01(a) and Section 7.01(b), each of which must be satisfied no later than three Business Days prior to the final day of the Marketing Period (it being agreed that so long as the requirements of the Marketing Period are otherwise satisfied, the Marketing Period shall be extended until the satisfaction of such conditions)) and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided that (i) July 3, 2017 shall be disregarded for purposes of calculating such 20 consecutive Business Day period, (ii) if such 20 consecutive Business Day period has not ended prior to August 18, 2017, then it will not commence until September 5, 2017) and (iii) November 24, 2017 shall be disregarded for purposes of calculating such 20 consecutive Business Day period and (iv) if such 20 consecutive Business Day period has not ended prior to December 18, 2017, then it will not commence until January 3, 2018. If the Company reasonably believes it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it reasonably believes it completed such delivery). The notice delivered by the Company shall be effective to start the Marketing Period as of the date of delivery of such notice (or such later date specified in such notice), unless on or prior to the second Business Day following delivery of the Company’s notice, Parent delivers written notice to the Company stating that it does not believe the Company has delivered the Required Information and specifying in reasonable detail the Required Information that has not been received (provided that delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has, in fact, been delivered). Notwithstanding anything to the contrary in this Agreement, the Marketing Period shall end on any earlier date on which the proceeds of the Debt Financing are obtained in an amount sufficient to consummate the Closing.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“NYSE” means the New York Stock Exchange.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent, HHC or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to materially prevent or impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable; (iii) requirements and restrictions of zoning, building and other similar requirements or restrictions or applicable land use Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities which are not violated by the current use and operation of the Real Property (except for any violations that would not, individually or in the aggregate, materially affect the use and occupancy of the subject Real Property as currently used and occupied); (iv) licenses in Intellectual Property Rights granted in the ordinary course of business; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from applicable United States federal or state securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) the rights of first refusal and options described in Section 9.03(b) of the Company Disclosure Letter; (xii) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property; (xiii) the items set forth in Section 9.03(c) of the Company Disclosure Letter; (xiv) if any, Liens securing the obligations of the Company and the Company Subsidiaries under existing Indebtedness, which will be released in connection with the Closing; and (xv) with respect to the Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy, use or value of the subject Real Property for the purposes for which it is currently used in connection with the Company’s business, and (B) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy, use or value of the subject Real Property for the purposes for which it is currently used in connection with the Company’s business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means: (i) any information, in any form, that could reasonably be used to identify, contact, or locate a single person; (ii) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws; or (iii) any information that is covered by PCI DSS.

“Real Property” means the Owned Real Property, the Leased Real Property, the Managed Real Property, the USFS Permitted Property, and the Canadian Permitted Property, together with any Facilities located thereon.

“Redacted Fee Letter” means a fee letter from a Financing Source in which the only redactions relate to fee amounts and the “market flex” flex provisions, provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or reduce the aggregate principal amount of the debt financing or other funding being made available by such Financing Source.

“Regulatory Laws” means the HSR Act, the Competition Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the environment.

“Required Canadian Permits” means the Canadian Permits set forth on Section 9.03(d) of the Company Disclosure Letter.

“Required USFS Permit” means the USFS Permit set forth on Section 9.03(e) of the Company Disclosure Letter.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall have the meaning set forth in Credit Agreement, dated December 9, 2013, among Intrawest Operations Group Holdings, LLC, Intrawest Operations Group, LLC, the lenders party thereto, Goldman Sachs Bank USA, as issuing bank, and Goldman Sachs Lending Partner, LLC, as administrative agent, as amended from time to time.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Steamboat Material Adverse Effect” shall have the same meaning as a Company Material Adverse Effect, except that (i) any references to the “Company”, or “the Company and its Subsidiaries” shall instead refer to the Company’s Steamboat ski resort and (ii) clauses (e) and (f), and all references thereto, shall be disregarded.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any supplements or amendments thereto, filed or required to be filed with any Governmental Entity relating to Taxes.

“Taxes” means all federal, state, local, provincial, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, pension, environmental (under Section 59A of the Code), escheat, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts (whether disputed or not).

“USFS Permits” means all special use permits, authorizations, or consents issued or granted to the Company or the Company Subsidiaries by the Forest Service with respect to the real property that the Company or the Company Subsidiaries are entitled to use to conduct their businesses as currently conducted, each of which is listed on Section 4.13(c) of the Company Disclosure Letter, and any master development plans or other operating plans associated with those special use permits, authorizations or consents.

“USFS Permitted Property” means the national forest land described in the USFS Permits.

Section 9.04       Interpretation.

(a)    When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

(b)    For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a resolutory clause, (f) all references to filing, registering or recording under the PPSA or UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of set-off” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”; (l) “joint and several” shall be deemed to include solidary; (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”; (o) “servitude” shall be deemed to include easement; (p) “priority” shall be deemed to include “prior claim”; (q) “survey” shall be deemed to include “certificate of location and plan”; (r) “state” shall be deemed to include “province”; (s) “fee simple title” shall be deemed to include “absolute ownership”; “ground lease” shall be deemed to include “emphyteusis”.

Section 9.05       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding anything to the contrary in this Section 9.05, the parties intend that the remedies and limitations thereon (including provisions that, subject to the terms and limitations set forth in Section 8.03, payment of the Reverse Termination Fee be the exclusive remedy for the recipient thereof and the limitation on liabilities of the Parent Related Party) contained in Article VIII and Section 9.10 to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases any Person’s liability or obligations hereunder or under the Financing or either Guaranty.

Section 9.06       Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07       Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Confidentiality Agreement, the Debt Commitment Letter, the Equity Commitment Letter and each Guaranty, (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.04 and Section 6.05, and except for Section 6.11(a) (with respect to any expense reimbursement obligations and indemnification obligations), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies; provided, that the provisions of this Section 9.07, Section 8.03(e), Section 8.04, Section 8.05, this Section 9.07, Section 9.08, Section 9.10, Section 9.11 and Section 9.12 (in each case as they relate to the Financing Sources) are intended to be for the benefit of, and shall be enforceable by, the Financing Sources. Without limiting the generality of the foregoing, Section 6.09 will not create any third-party beneficiary rights, nor will it be enforceable by any employee or any person representing the interests of employees, nor will anything herein be deemed an amendment to any employee benefit plan. Section 6.09 is solely an agreement between and for the benefit of the Company and Parent and will be enforceable by them. No term of this Agreement will be deemed to create any agreement or contract with any employee or to give any employee the right to be retained in the employment of the Company, its Subsidiaries or any of their Affiliates (including, after the Closing, Parent), or to interfere with the Company’s, its Subsidiaries’ or any of their Affiliates’ (including, after the Closing, Parent) right to terminate the employment of any employee at any time.

Section 9.08       GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE. Notwithstanding the foregoing, the parties hereto agree that any claim, action or proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise involving the Financing Sources in connection with this Agreement or any of the transactions contemplated hereby or that may be based upon, arise out of or relate to the Debt Commitment Letter or the Debt Financing (including the transactions contemplated thereby) shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause application of the Law of any jurisdiction other than the State of New York.

Section 9.09       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent provided, further, that the rights, but not the obligations, of Merger Sub under this Agreement may be collaterally assigned to any agent in connection with the Debt Financing. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.10       Specific Enforcement; Jurisdiction; Venue.

(a)    The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. To the extent any party brings a proceeding to enforce specifically the terms and provisions of this Agreement (other than proceeding to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the 10th Business Day following the resolution of such proceeding or (ii) such other time period established by the court presiding over such proceeding.

(b)    Notwithstanding Section 9.10(a) or anything else to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to the granting of a decree or order of specific performance or other equitable relief of the obligations of Parent, HHC and Merger Sub to cause the Equity Financing to be funded and/or to consummate the Closing only in the event that (i) all conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied at the Closing) at the time Section 1.02 contemplated the Closing to occur, (ii) the Debt Financing has been funded or the Financing Sources have confirmed in writing to Parent and Merger Sub that the Debt Financing will be funded at the Closing if the Equity Financing is funded, in each case at the Closing, and (iii) the Company has irrevocably confirmed in writing to Parent and Merger Sub that if a decree or order of specific performance or other equitable relief is granted and the Equity Financing and Debt Financing are funded, then it would take all such actions required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, the foregoing sentence shall not apply to or otherwise limit the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the obligations of Parent, HHC and Merger Sub to cause the Equity Financing to be funded and the Closing to be consummated. In no event shall the Company or its Subsidiaries be entitled to receive both (x) a grant of specific performance of the consummation of the transactions contemplated by this Section 9.10(b) and (y) monetary damages to which it is entitled to pursuant to this Agreement; provided that the grant of specific performance results in a Closing.

(c)    Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Notwithstanding anything in this Agreement to the contrary, and except as otherwise provided for in the Debt Commitment Letter, each party hereto acknowledges and irrevocably agrees (on behalf of itself and its Affiliates) (x) that any action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Financing (including the transactions contemplated thereby) or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, county of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and the appellate courts thereof) and each party hereto submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and (y) not to bring or permit any of its Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING, IN EACH CASE, ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION THAT INVOLVES THE FINANCING SOURCES). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12       Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth in this Agreement. Other than the Guarantors under their respective Guarantees, no former, current or future direct or indirect equity holders, controlling Persons, stockholders, representatives, members, managers, Affiliates, general or limited partners or assignees of any party hereto, the Guarantors or of any former, current or future direct or indirect equity holder, controlling Person, stockholder, representative, member, manager, general or limited partner, Affiliate, or assignee of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the parties hereto under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the Commitment Letters) or otherwise. Notwithstanding anything to the contrary herein, the Company agrees on behalf of itself and its Affiliates and their respective members, partners, stockholders, agents, attorneys, advisors or representatives that none of the Financing Sources shall have any liability (whether in contract, tort, equity or otherwise) to any such person relating to this Agreement or any of the transactions contemplated herein (including the Debt Financing), waives any rights or claims against any Financing Source in connection with this Agreement (and the transactions contemplated hereby), the Debt Commitment Letter or the Debt Financing (including the transactions contemplated thereby), whether at law or equity, in contract, in tort or otherwise, and agrees not to commence any action, arbitration, audit hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement or the transactions contemplated hereunder (including relating to the Debt Financing (including the transactions contemplated thereby) or the Debt Commitment Letter). This Section 9.12 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successor and assigns of the Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent, HHC and Merger Sub have duly executed this Agreement, all as of the date first written above.

INTRAWEST RESORTS HOLDINGS, INC.

By:	/s/ Thomas F. Marano
Name: Thomas F. Marano
Title: Chief Executive Officer and President

[Signature Page to Merger Agreement]

HAWK HOLDING COMPANY, LLC

By:	/s/ Peter McDermott
Name: Peter McDermott
Title: Manager

HAWK HOLDING COMPANY, INC.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Vice President

HAWK MERGER SUB, INC.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Vice President

[Signature Page to Merger Agreement]

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iii)
Adverse Recommendation Change	Section 5.04(d)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Debt Financing	Section 6.11(b)
Alternative Debt Financing Commitment Letter	Section 6.11(b)
Alternative Proposal	Section 5.04(f)(i)
Book-Entry Shares	Section 2.01(c)
Business Day	Section 9.03
Business IT Assets	Section 4.16(e)
Canadian Permits	Section 9.03
Canadian Permitted Property	Section 9.03
Capital Expenditures Plan	Section 5.01(e)
Capital Stock	Section 4.03(a)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Closing Merger Consideration	Section 2.01(c)
Code	Section 9.03
Collective Bargaining Agreements	Section 4.17(a)
Commitment Letters	Section 3.09
Common Stock	Section 2.01
Company	Preamble
Company Benefit Plan	Section 4.10(a)
Company Board	Section 4.04
Company Bylaws	Section 4.01(a)
Company Charter	Section 4.01(a)
Company Disclosure Letter	Article IV
Company Employee	Section 6.09(a)
Company Financial Advisors	Section 4.19
Company Indemnified Parties	Section 6.05(a)
Company Intellectual Property	Section 4.16(b)
Company Material Adverse Effect	Section 9.03
Company Party	Section 6.06
Company Recommendation	Section 4.04
Company RSU	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Stock Award	Section 9.03
Company Stock Option	Section 9.03
Company Stock Plan	Section 9.03
Company Stockholder Approval	Section 4.04
Company Stockholders Meeting	Section 3.04
Company Subsidiary	Section 9.03
Company Voting Debt	Section 4.03(b)
Competition Act	Section 9.03
Confidential Pass Contract	Section 9.03
Confidentiality Agreement	Section 6.02
Consent	Section 3.03(b)
Consents	Section 3.03(b)

Contract	Section 3.03(a)
Copyrights	Section 9.03
Customary KYC Material	Section 9.03
Debt Commitment Letter	Section 3.09
Debt Financing	Section 3.09
Delaware Secretary	Section 9.03
DGCL	Recitals
Dissenter’s Rights	Section 2.03(a)
Dissenting Shares	Section 2.01(c)
DOJ	Section 6.03(a)
Easements	Section 4.15(f)
Effective Time	Section 1.03
Employee	Section 9.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 4.13(a)
Environmental Permits	Section 9.03
Equity Commitment Letters	Section 3.09
Equity Financing	Section 3.09
Equity Investors	Section 3.09
ERISA	Section 9.03
ERISA Affiliate	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 4.14(b)
Existing Company Debt	Section 9.03
Facilities	Section 4.15(e)
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	Article IV
Financing	Section 3.09
Financing Agreements	Section 6.11(b)
Financing Sources	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 4.06(b)
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.03(b)
Guarantees	Recitals
Guarantors	Recitals
Guaranty	Recitals
Hazardous Substance	Section 9.03
HHC	Preamble
HHC Board	Section 9.03
HSR Act	Section 3.03(b)
ICA	Section 9.03
Indebtedness	Section 9.03
Information Privacy and Security Laws	Section 9.03
Information Statement	Section 6.01(b)
Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
International Benefit Plan	Section 4.10(a)
International Pension Plans	Section 4.10(d)
IRS	Section 4.10(b)
Judgment	Section 3.03(a)

Knowledge	Section 9.03
Laws	Section 9.03
Leased Real Property	Section 4.15(b)
Legal Restraints	Section 7.01(c)
Lenders	Section 3.09
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Management Agreement	Section 4.15(g)
Marketing Period	Section 9.03
Material Contract	Section 4.14(b)
Maximum Amount	Section 6.05(b)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Common Stock	Section 2.01
Notice Period	Section 5.04(d)(i)
NYSE	Section 9.03
Option	Section 4.15(a)
Option Merger Consideration	Section 6.04(a)
Owned Real Property	Section 4.15(a)
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article III
Parent Material Adverse Effect	Section 9.03
Parent Related Parties	Section 8.03(f)
PassCo	Section 6.12
PassCo Waiver	Section 6.12
Patents	Section 9.03
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
PCI DSS	Section 9.03
Pension Plan	Section 4.10(d)
Permit	Section 3.03(b)
Permit Termination Fee	Section 8.03(c)
Permits	Section 3.03(b)
Permits Conditions	Section 8.03(c)
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Information	Section 9.03
Preferred Stock	Section 4.03(a)
Privacy Policies	Section 4.23(b)
Proxy Statement	Section 6.01(b)
Real Estate Leases	Section 4.15(b)
Real Property	Section 9.03
Recoverable Amounts	Section 8.03(f)
Redacted Fee Letter	Section 9.03
Registered Intellectual Property Rights	Section 4.16(a)
Regulatory Laws	Section 9.03
Regulatory Termination Fee	Section 8.03(c)
Release	Section 9.03

Representatives	Section 5.04(a)
Required Information	Section 6.11(a)
Required USFS Permit	Section 9.03
Reverse Termination Fee	Section 8.03(b)
RSU Merger Consideration	Section 6.04(b)
SEC	Section 9.03
Securities Act	Section 9.03
Security Documents	Section 9.03
Solvent	Section 3.11
SOX	Section 9.03
Stockholder Consent Delivery Period	Section 6.01(a)
Stockholder Written Consent	Section 6.01(a)
Subsidiary	Section 9.03
Superior Proposal	Section 5.04(f)(ii)
Surviving Company	Section 1.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(a)
Trademarks	Section 9.03
Tramway Authorities	Section 4.26(a)
USFS Permits	Section 9.03
USFS Permitted Property	Section 9.03
Withdrawal	Section 6.12

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTRAWEST RESORTS HOLDINGS, INC.

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

Intrawest Resorts Holdings, Inc., a corporation organized and existing under the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.          The name of the Corporation is Intrawest Resorts Holdings, Inc. The Corporation was originally formed on August 30, 2013 as Intrawest Holdings, Inc., a Delaware corporation. It subsequently changed its name to Intrawest Resorts Holdings, Inc. on September 23, 2013. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 30, 2013, and a Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on January 30, 2014.

2.          This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

3.          This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

4.          Effective as of the date of its filing with the office of the Secretary of State of the State of Delaware, the text of the certificate of incorporation of the Corporation is restated in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Intrawest Resorts Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle, and the name of the registered agent for service of process at such address is Corporation Service Company.

ARTICLE III
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV
CAPITAL STOCK

The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100) shares, all of which shall be common stock having a par value of $0.001 per share.

ARTICLE V
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors. The directors of the Corporation shall serve until the annual meeting of the stockholders of the Corporation or until their successor is elected and qualified. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of the directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation and the bylaws of the Corporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. The Corporation shall indemnify its directors and officers to the fullest extent permitted by law. The Corporation, by approval of its board of directors, may in its discretion, indemnify the Corporation’s employees and agents. Any repeal or modification of this Article VI shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE VIII
RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this           day of                , 2017.

INTRAWEST RESORTS HOLDINGS, INC.

By:
Name:
Title:

Exhibit B

WRITTEN CONSENT
OF CERTAIN STOCKHOLDERS OF
INTRAWEST RESORTS HOLDINGS, INC.

Pursuant to Section 228 and 251 of the
Delaware General Corporation Law

Pursuant to Section 228 and 251 of the Delaware General Corporation Law (the “DGCL”) and as authorized by the Restated Certificate of Incorporation and the Amended and Restated Bylaws of Intrawest Resorts Holdings, Inc., a Delaware corporation (the “Company”), the undersigned (the “Stockholders”), being the holders of (i) 27,038,250 shares of the common stock of the Company, $0.01 per share (the “Common Stock”) and (ii) constituting at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company, do hereby irrevocably consent in writing to the following actions and the adoption of the following resolutions in lieu of a meeting of stockholders:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2017, among Hawk Holding Company, LLC, a Delaware limited liability company (“Parent”), Hawk Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, a copy of which has been provided to the Stockholders and is attached hereto as Exhibit A, pursuant to which, among other things, Merger Sub will be merged with and into the Company and the Company will continue as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Merger Agreement provides that each share of Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than (i) shares of Common Stock owned by the Company, Parent, HHC, Merger Sub or any of their respective wholly owned subsidiaries and (ii) shares that are held by any person who is entitled to demand and properly demands appraisal in respect of such shares pursuant to, and complies in all respects with, Section 262 of DGCL), shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the Board of Directors of the Company has duly adopted resolutions (i) determining that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommending adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company;

WHEREAS, the undersigned have received a copy of the Merger Agreement and the exhibits and attachments thereto and have reviewed the Merger Agreement and such other information as they believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisors regarding the consequences to them of the Merger, the Merger Agreement and the execution of this written consent;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL; and

WHEREAS, the undersigned desire to waive any rights to appraisal of the fair value of such stockholder’s shares of Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects;

FURTHER RESOLVED, that each of the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise; and

FURTHER RESOLVED, that each of the undersigned hereby waives compliance with any and all notice requirements imposed by the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the DGCL and any other applicable law. This written consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth under its name below.

INTRAWEST EUROPE HOLDINGS S.À R.L.

By:
Name:
Title:

Dated:	, 2017

By:
Name:
Title:

Dated:	, 2017

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth under its name below.

INTRAWEST S.À R.L.

By:
Name:
Title:

Dated:	, 2017

By:
Name:
Title:

Dated:	, 2017

Exhibit C

Auth ID: #AUTH_ID#	FS-2700-5b (v. 12/2015)
Contact ID: #HOLDER_ID#	OMB No. 0596-0082
Expiration Date: #EXPIRATION_DATE#
Use Code: #USE_CODE#

U.S. DEPARTMENT OF AGRICULTURE
FOREST SERVICE
SKI AREA TERM SPECIAL USE PERMIT
AUTHORITY:
National Forest Ski Area Permit Act of 1986 (16 U.S.C. 497b)

<Delete all user notes before printing.>

Holder Name, Address, City, State, and Zip Code.

Holder Name (the holder) is authorized to use and occupy National Forest System (NFS) lands on the National Forest, subject to the terms and conditions of this term special use permit (the permit).

This permit covers number acres in township, range, and section (the permit area), as shown on the map attached as Appendix A. This permit is issued for the purpose of [describe purpose]:

Improvements authorized in the permit area are listed in Appendix B.

Services authorized in the permit area are listed in Appendix C.

TERMS AND CONDITIONS

I. GENERAL TERMS

A. AUTHORITY. This permit is issued pursuant to the National Forest Ski Area Permit Act of 1986, 16 U.S.C. 497b, and

36 CFR Part 251, Subpart B, as amended, and is subject to their provisions.

B. AUTHORIZED OFFICER. The authorized officer is the Forest Supervisor or a subordinate officer with delegated authority.

C. TERM. This permit shall expire at midnight on [date], [number of years (NTE/40)] from the date of issuance. Expiration of this permit shall not require notice, a decision document, or any environmental analysis or other documentation.

D. CONTINUATION OF USE AND OCCUPANCY. Upon expiration of this permit the use and occupancy authorized by this permit may not continue unless a new permit is issued. The authorized officer may prescribe new terms and conditions when a new permit is issued. Prior to expiration of this permit, the holder may apply for a new permit that would renew the use and occupancy authorized by this permit. Applications for a new permit must be submitted at least one year prior to expiration of this permit. Continuation of the use and occupancy authorized by this permit shall be at the sole discretion of the authorized officer. At a minimum, before issuing a new permit the authorized officer shall ensure that (1) the use and occupancy to be authorized by the new permit is consistent with the standards and guidelines in the applicable land management plan; (2) the use and occupancy to be authorized by the new permit is the same as the type of use and occupancy authorized by this permit; and (3) the holder is in compliance with all the terms of this permit.

E. AMENDMENT

1. This permit may be amended in whole or in part by the Forest Service when, at the discretion of the authorized officer, such action is deemed necessary or desirable to incorporate new terms that are required by law, regulation, the applicable land management plan, or projects and activities implementing a land management plan pursuant to 36 CFR Part 218.

2. At the sole discretion of the authorized officer, this permit may be amended to remove authorization to use any NFS lands not specifically covered in the master development plan for this permit or not needed for the use and occupancy authorized by this permit.

3. The holder may apply for an amendment to this permit to cover new or changed uses or areas. In approving or denying an amendment, the authorized officer shall consider, in addition to the requirements in applicable laws and regulations, the findings or recommendations of other affected agencies and whether the new or changed use or area can be accommodated by an amendment to this permit, or whether a new permit should be issued.

F. COMPLIANCE WITH LAWS, REGULATIONS, AND OTHER LEGAL REQUIREMENTS. In exercising the privileges granted by this permit, the holder shall comply with all present and future federal laws and regulations and all present and future state, county, and municipal laws, regulations, and other legal requirements that apply to the permit area, to the extent they do not conflict with federal law, regulation, or policy. The Forest Service assumes no responsibility for enforcing laws, regulations, and other legal requirements that fall under the jurisdiction of other governmental entities.

G. NON-EXCLUSIVE USE. The use and occupancy authorized by this permit are not exclusive. The Forest Service reserves the right of access to the permit area, including a continuing right of physical entry to the permit area for inspection, monitoring, or any other purpose consistent with any right or obligation of the United States under any law or regulation. The Forest Service reserves the right to allow others to use the permit area in any way that is not inconsistent with the holder’s rights and privileges under this permit, after consultation with all parties involved. Except for any restrictions that the holder and the authorized officer agree are necessary to protect the installation and operation of authorized improvements, the permit area shall remain open to the public for all lawful purposes.

H. ASSIGNABILITY. This permit is not assignable or transferable.

I. TRANSFER OF TITLE TO THE IMPROVEMENTS

1. Notification of Transfer. The holder shall notify the authorized officer when a transfer of title to all or part of the improvements is planned.

2. Transfer of Title. Any transfer of title to the improvements covered by this permit shall result in termination of the permit. The party who acquires title to the improvements must submit an application for a permit. The Forest Service is not obligated to issue a new permit to the party who acquires title to the improvements. The authorized officer shall determine that the applicant meets requirements under applicable federal regulations.

<Select the following clause I.I.3 when a direct, wholly owned subsidiary of the holder owns some of the authorized improvements. Otherwise omit the following clause.>

3. Ownership of Certain Personal Property by the Holder’s Subsidiary. To comply with current federal tax law, certain personal property authorized by this permit, i.e., the lift towers and moving parts, which constitute approximately [amount less than 20 percent] percent of the total improvements authorized by this permit, are owned by the holder’s direct, wholly owned subsidiary, [name of subsidiary]. For purposes of this permit, this personal property shall be treated as if it were directly owned by the holder. The construction, operation, and maintenance of this personal property must satisfy all applicable permit requirements. During the term of this permit, the ownership of this personal property shall not be transferred to any individual or entity other than another direct, wholly owned subsidiary of the holder, or, if permitted by changes in federal tax law, the holder. Transfer of the ownership of this personal property from [name of subsidiary] to another direct, wholly owned subsidiary of the holder or to the holder shall not be considered a change in ownership of the authorized improvements for purposes of 36 CFR 251.59 and clause I.J.2 of this permit. Transfer of the ownership of this personal property to any other individual or entity shall be subject to 36 CFR 251.59 and clause I.J.2 of this permit. As long as this personal property is owned by [name of subsidiary] or another direct, wholly owned subsidiary of the holder, the holder shall own all the issued and outstanding common stock of [name of subsidiary] or that other subsidiary.

J. CHANGE IN CONTROL OF THE BUSINESS ENTITY

1. Notification of Change in Control. The holder shall notify the authorized officer when a change in control of the business entity that holds this permit is planned.

a. In the case of a corporation, control is an interest, beneficial or otherwise, of sufficient outstanding voting securities or capital of the business so as to permit the exercise of managerial authority over the actions and operations of the corporation or election of a majority of the board of directors of the corporation.

b. In the case of a partnership, limited partnership, joint venture, or individual entrepreneurship, control is a beneficial ownership of or interest in the entity or its capital so as to permit the exercise of managerial authority over the actions and operations of the entity.

c. In other circumstances, control is any arrangement under which a third party has the ability to exercise management authority over the actions or operations of the business.

2. Effect of Change in Control. Any change in control of the business entity as defined in clause J.1 shall result in termination of this permit. The party acquiring control must submit an application for a special use permit. The Forest Service is not obligated to issue a new permit to the party who acquires control. The authorized officer shall determine whether the applicant meets the requirements established by applicable federal regulations.

II. IMPROVEMENTS

A. LIMITATIONS ON USE. Nothing in this permit gives or implies permission to build or maintain any structure or facility or to conduct any activity unless specifically authorized by this permit. Any use not specifically authorized by this permit must be proposed in accordance with 36 CFR 251.54. Approval of such a proposal through issuance of a new permit or permit amendment is at the sole discretion of the authorized officer.

B. PLANS. All plans for development, layout, construction, reconstruction, or alteration of improvements in the permit area, as well as revisions to those plans, must be prepared by a licensed engineer, architect, landscape architect, or other qualified professional acceptable to the authorized officer. These plans and plan revisions must have written approval from the authorized officer before they are implemented. The authorized officer may require the holder to furnish as-built plans, maps, or surveys upon completion of the work.

C. MASTER DEVELOPMENT PLAN. The holder shall prepare and maintain, in a form acceptable to the Forest Service, a master development plan (MDP) encompassing the entire winter sports resort presently envisioned for development in connection with the NFS lands authorized by this permit. The MDP should encompass all NFS lands authorized for use by this permit. For planning purposes, a capacity for the ski area measured in people-at-one time shall be established in the MDP. Upon acceptance by the authorized officer, the MDP shall become a part of this permit. Overall development at the ski area authorized by the permit shall not exceed the capacity established in the MDP, and additional construction beyond maintenance of existing improvements at the ski area covered by this permit shall not be authorized without amendment of the MDP and without the requisite environmental analysis and documentation needed to support that additional construction or development under the National Environmental Policy Act (NEPA). The holder shall propose any changes to the MDP in a form acceptable to the Forest Service and shall submit the proposed changes to the authorized officer. Once accepted, the revised MDP shall become a part of this permit. Acceptance of the original or revised MDP by the authorized officer does not authorize new development or uses. The authorized officer’s acceptance of the original or revised MDP does not constitute approval of its contents or provide any assurance that any particular item in the original or revised MDP will be authorized by the Forest Service or constructed by the holder. No rights or obligations of the holder or the Forest Service are determined by the authorized officer’s acceptance of the original or revised MDP, nor do any legal consequences, including the requirement to conduct environmental analysis under NEPA, flow from the authorized officer’s acceptance of the original or revised MDP.

D. SITE DEVELOPMENT SCHEDULE. The holder and the Forest Service jointly shall prepare a site development schedule, which shall become part of this permit, before any construction occurs in the permit area. The site development schedule shall list improvements in the master development plan and any amendments to the plan in order of priority, the starting date for their construction, and the due date for their completion. All required plans and specifications for improvements included in the site development schedule shall be properly certified and submitted to the authorized officer at least 45 days before the starting date for their construction. The holder may accelerate the scheduled date for completion of any improvement, as long as the other scheduled improvements are completed on time and to the satisfaction of the authorized officer. Any other changes to the site development schedule must have prior written approval from the authorized officer. Pursuant to clause IV.L, the authorized officer may require a performance bond for improvements constructed under a site development schedule.

E. ROPEWAY PLANS AND SPECIFICATIONS. All plans for uphill equipment and infrastructure shall be properly certified as being in accordance with the American National Standard Institute (ANSI)’s Standard Safety

Requirements for Aerial Passenger Tramways (ANSI B77.1 or B77.2). A complete set of drawings, specifications, and records for each lift shall be maintained by the holder and shall be made available to the Forest Service upon request. These plans, drawings, specifications, and records shall be retained by the holder and kept available for review for 3 years after removal of the uphill equipment and infrastructure from NFS lands.

III. OPERATIONS

A. OPERATING PLAN. The holder shall prepare and annually revise by [date] an operating plan. The operating plan shall be prepared in consultation with the authorized officer or the authorized officer’s designated representative and shall cover all operations authorized by this permit. The operating plan shall outline steps the holder’s will take to protect public health and safety and the environment and shall include sufficient detail and standards to enable the Forest Service to monitor the holder’s operations for compliance with the terms and conditions of this permit. The operating plan shall be submitted by the holder and approved by the authorized officer or the authorized officer’s designated representative prior to commencement of operations and shall be attached to this permit as an appendix. The authorized officer may require an annual meeting with the holder to discuss the terms and conditions of the permit or operating plan, annual use reports, or other concerns either party may have.

A ski area operating plan must address:

1. Ski patrol and first aid.

2. Communications.

3. Signage.

4. Inspections that the holder must obtain.

5. Erosion control.

6. Accident reporting.

7. Avalanche control, including use of military artillery, if applicable.

8. Search and rescue.

9. Boundary management.

10. Vegetation management.

11. Designation of representatives.

12. Trail routes for Nordic skiing, if applicable.

13. Explosives magazine security, if applicable.

14. Procedures for reporting of child abuse, if applicable.

15. Procedures for background checks for employees who supervise children, if applicable.

16. Operation of aerial adventure courses or other summer use facility, if applicable.

17. Performance bond for construction projects and amount of bond, if applicable.

18. Submission of annual use reports.

B. PERIOD OF USE. The use and occupancy authorized by this permit shall be in normal operation at least [ ] days each year or season. Failure of the holder to exercise this minimum use may result in revocation of this permit under clause VII.A.

C. RESPONSIBILITY FOR DAY-TO-DAY ACTIVITIES. As a general rule, the holder shall conduct the day-to-day activities authorized by this permit. A limited amount of activities may be conducted by a party other than the holder, but only with prior written approval of the authorized officer. The holder shall continue to be responsible for compliance with all the terms of this permit.

D. LEASING

1. In General. Subject to clause III.C, the holder may lease authorized concessions and improvements owned by the holder that are located within the permit area with the prior written approval of the authorized officer. The Forest Service reserves the right to disapprove these leases. The holder shall remain responsible for compliance of the leased concessions and improvements with all the terms and conditions of this permit.

<Select the following clause III.D.2 when the operator is different from the owner of the authorized improvements. Otherwise omit this clause.>

2. Lease for Ski Area Operations. Pursuant to clause III.D.1, the authorized officer has approved a lease between the holder and [name of operating entity] for operation of the authorized improvements (the lease) under the terms of this permit. [Name of operating entity] is executing this permit in the capacity of a lessee under the lease, rather than as a holder. [Name of operating entity] is subject to all obligations in sections III, IV, V, and VI and clauses VII.A.1, VII.A.2, VII.C, and VII.G, and is also bound to comply with all terms of the lease in operating the authorized improvements. In signing this permit, [name of operating entity] is not acquiring any rights or privileges under this permit. This clause and [name of operating entity]’s execution of this permit shall not (a) create, enlarge, diminish, or otherwise affect any right or obligation of [name of operating entity] or the holder under the lease or any other agreement or (b) in any way affect the rights of the holder to terminate the lease.

E. CONDITION OF OPERATIONS. The holder shall maintain the authorized improvements and permit area to standards of repair, orderliness, neatness, sanitation, and safety acceptable to the authorized officer and consistent with other provisions of this permit. Standards are subject to periodic change by the authorized officer. The holder shall comply with inspection requirements deemed appropriate by the authorized officer.

F. FOREST SERVICE MONITORING. The Forest Service shall monitor the holder’s operations and reserves the right to inspect the permitted facilities and improvements at any time for compliance with the terms of this permit. The obligations of the holder under this permit are not contingent upon any duty of the Forest Service to inspect the premises. A failure by the Forest Service or other governmental officials to inspect is not a defense to noncompliance with any of the terms and conditions of this permit.

G. REMOVAL AND PLANTING OF VEGETATION. This permit does not authorize the cutting of timber or other vegetation. Trees or shrubbery may be removed or destroyed only after the authorized officer or the authorized officer’s designated representative has approved in writing and marked or otherwise identified what may be removed or destroyed. Timber cut or destroyed shall be paid for at current stumpage rates, as determined in accordance with standard Forest Service appraisal methods in effect for similar timber in the [insert name] National Forest. The Forest Service reserves the right to dispose of the merchantable timber to those other than the holder at no stumpage cost to the holder. Unmerchantable material shall be disposed of as directed by the authorized officer. Trees, shrubs, and other plants may be planted within the permit area with prior written approval of the authorized officer.

H. SIGNAGE. Signage posted on NFS lands must have prior written approval of the authorized officer.

I. REFUSE DISPOSAL. The holder shall comply with all applicable federal, state, and local requirements related to the disposal of refuse resulting from the use and occupancy authorized by this permit.

J. SANITATION. The operation and maintenance of all sanitation, food service, and water-supply methods, systems, and facilities shall comply with applicable standards set by state and local health departments.

K. DRINKING WATER SYSTEM. The holder, as the water supplier and owner or operator of the drinking water system for the facilities authorized by this permit, is responsible for compliance with all applicable federal, state, and local drinking water laws and regulations governing operation and maintenance of a public drinking water system, including but not limited to developing, operating, and maintaining the system and conducting drinking water testing and taking appropriate corrective and follow-up actions in accordance with federal, state, and any other applicable requirements. For purposes of this permit, public water systems are defined in accordance with the Safe Drinking Water Act, as amended (42 U.S.C. 300f et seq.), and the National Primary Drinking Water Regulations, 40 CFR Part 141, or state regulations, if more stringent. The holder shall retain all drinking water system records as required by applicable laws and regulations. The holder agrees to make the records available to the Forest Service and to any other regulatory agency authorized to review Forest Service activities.

L. ROPEWAY INSPECTIONS. The holder at its expense shall have all passenger ropeways inspected by a qualified engineer or ropeway specialist before commencement of operations each year. The holder shall have the inspection documented in a report that is certified by the qualified engineer or ropeway specialist and that contains the following statement:

This is a report of the audiovisual field survey of [holder’s name]’s passenger ropeways on National Forest System lands per ANSI B77.1 or B77.2. The survey has been performed in accordance with the general inspection provisions of ANSI B77.1 or B77.2 as interpreted by Accredited Standards Committee (ASC) B77. This survey is not intended to provide engineering information, advice, or consultation to [holder’s name] beyond that required by the general inspection provisions of ANSI B77.1 or B77.2 as interpreted by ASC B77.

Inspections shall be made in accordance with the current edition of ANSI B77.1 or B77.2. The most current edition of ANSI B77.1 or B77.2 becomes effective 1 year from the ANSI Board of Standards Review approval date. A certificate of inspection, signed by an officer of the holder’s company, attesting to the adequacy and safety of the installations and equipment authorized by this permit for public use shall be received by the Forest Service prior to commencement of operations each year. At a minimum, the certificate of inspection shall state:

Pursuant to [holder’s name]’s permit for passenger ropeways, [holder’s name] has had an inspection of the passenger ropeways performed to determine their compliance with ANSI B77.1 or B77.2. [Holder’s name] has received the results of that inspection and has made and documented corrections of all deficiencies noted in the inspection report. The passenger ropeways authorized by [holder’s name]’s permit are ready for public use.

M. HOLDER’S REPRESENTATIVE. The holder or the holder’s designated representative shall be within the permit area at all times when the facilities are open to the public. The holder shall notify the authorized officer in writing who the holder’s representative will be.

N. NONDISCRIMINATION

1. The holder and its employees shall not discriminate against any person on the basis of race, color, sex (in educational and training programs), national origin, age, or disability or by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally. In addition, the holder and its employees shall comply with the provisions of Title VI of the Civil Rights Act of 1964 as amended, Section 504 of the Rehabilitation Act of 1973, as amended, Title IX of the Education Amendments of 1972, as amended, and the Age Discrimination Act of 1975, as amended.

2. The holder shall include and require compliance with the above nondiscrimination provisions in any third-party agreement made with respect to the operations authorized under this permit.

3. The Forest Service shall furnish signs setting forth this policy of nondiscrimination. These signs shall be conspicuously displayed at the public entrance to the premises and at other exterior or interior locations, as directed by the Forest Service.

4. The Forest Service shall have the right to enforce the foregoing nondiscrimination provisions by suit for specific performance or by any other available remedy under the laws of the United States or the state in which the violation occurs.

O. EQUAL ACCESS TO FEDERAL PROGRAMS. In addition to the above nondiscrimination policy, the holder agrees to insure that its programs and activities are open to the general public on an equal basis and without regard to any non-merit factor.

P. PROHIBITION OF TIME-SHARE ARRANGEMENTS. No commercial lodging facilities on NFS lands authorized under this permit shall be operated under a time-share or interval-ownership arrangement. All authorized commercial lodging facilities on NFS lands, except for employee housing authorized pursuant to Forest Service Manual 2341.5, shall be made available to the general public on a short-term rental basis.

<USER NOTES FOR CLAUSE III.Q>
<Select the following clause III.Q when liquor sales are permitted.>

Q. LIQUOR SALES. The sale of [liquor or other intoxicating beverages] [beer and wine] is allowed in the permit area contingent upon a valid State license. However, in the event of a violation of any liquor law or regulation the authorized officer may require that the sale of [liquor or beer and wine] shall cease. The holder shall be informed in writing by the authorized officer if the sale of [liquor or beer and wine] must cease.

<Select the following clause III.Q when liquor sales are prohibited.>

Q. LIQUOR SALES. The sale of liquor or other intoxicating beverages is prohibited in the permit area.

R. GAMBLING. Gambling and gambling machines and devices are prohibited on NFS lands, regardless of whether they are lawful under state or local law.

IV. RIGHTS AND LIABILITIES

A. LEGAL EFFECT OF THE PERMIT. This permit, which is revocable and terminable, is not a contract or a lease, but rather a federal license. The benefits and requirements conferred by this permit are reviewable solely under the procedures set forth in 36 CFR Part 214, and 5 U.S.C. 704. This permit does not constitute a contract for purposes of the Contract Disputes Act, 41 U.S.C. 601. The permit is not real property, does not convey any interest in real property, and may not be used as collateral for a loan.

B. VALID OUTSTANDING RIGHTS. This permit is subject to all valid outstanding rights. Valid outstanding rights include those derived under mining and mineral leasing laws of the United States. The United States is not liable to the holder for the exercise of any such right.

C. ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. The parties to this permit do not intend to confer any rights on any third party as a beneficiary under this permit.

D. NO WARRANTY OF ACCESS, SITE SUITABILITY, OR SERVICES. This permit authorizes the use and occupancy of National Forest System lands by the holder for the purposes identified in this permit. The Forest Service does not make any express or implied warranty of access to the permit area, of the suitability of the site for the permitted use, or for the furnishing of road maintenance, water, fire protection, or any other such service by a government agency, utility, association, or individual.

E. RISKS. The holder assumes all risk of loss to the improvements resulting from natural or catastrophic events, including but not limited to, avalanches, rising waters, high winds, falling limbs or trees, and other hazardous events. If the improvements authorized by this permit are destroyed or substantially damaged by natural or catastrophic events, the authorized officer shall conduct an analysis to determine whether the improvements can be safely occupied in the future and whether rebuilding should be allowed. The analysis shall be provided to the holder within six (6) months of the event.

<USER NOTES FOR CLAUSE IV.F>
<Select the following clause IV.F for ski areas in prior appropriation States. Permit administrator must read FSH 2709.11, 52.4 clause D-30 for instructions on how to use this clause.>

F. WATER FACILITIES AND WATER RIGHTS.

“Used primarily for operation of the ski area” in relation to a water facility or water right means that the water facility or water right provides significantly more water for operation of the permitted portion of the ski area than for any other use.

“Sufficient quantity of water to operate the ski area” means that under typical conditions, taking into account fluctuations in utilization of the authorized improvements, fluctuations in weather and climate, changes in technology, and other factors deemed appropriate by the holder’s qualified hydrologist or licensed engineer, the holder has sufficient water rights or access to a sufficient quantity of water to operate the permitted facilities, and to provide for the associated activities authorized under the ski area permit in accordance with the approved operating plan.

1. Water Facilities.

a. The term “water facility” means a facility located on NFS lands that diverts withdraws, stores, or distributes water, such as a diversion, ditch, pipeline, reservoir, well, tank, impoundment structure, or similar facility or feature.

b. The term “ski area water facility” means any water facility on NFS lands that is authorized by this permit and used primarily for operation of the ski area authorized by this permit (hereinafter “ski area”).

c. The authorized officer may place conditions, as necessary to protect public property, public safety, cultural resources, and natural resources on NFS lands, on the installation, operation, maintenance, and removal of any water facility, but only in accordance with applicable law. This clause D-30 does not expand or contract the agency’s authority to place conditions on the installation, operation, maintenance, and removal of water facilities at issuance or reissuance of the permit, throughout the permit term, or otherwise. The holder must comply with present and future laws, regulations, and other legal requirements in accordance with section I of this permit.

d. Only ski area water facilities may be authorized by this permit.

e. If due to a change (e.g., due to a change in the ownership of the water facility or the associated water rights or a change in the beneficial use, location, or season of use of the water) a ski area water facility will primarily be used for purposes other than operation of the ski area, the authorization for that ski area water facility under this permit shall terminate. Unless the holder has a valid existing right for the water facility to be situated on NFS lands, the holder must obtain a separate special use authorization to operate that water facility or to develop any new water facility on NFS lands that is used primarily for purposes other than operation of the ski area. When such facilities continue to support approved ski area operations at any time of year, the separate special use authorization for these water facilities shall not contain any possessory interest policy based on FSM 2541.32, paragraph 2 (or similar clauses), any waiver provision, or any power of attorney provision. Unless the holder has a valid existing right for the water facility to be situated on NFS lands, if the holder does not obtain a separate special use authorization for these water facilities, the holder shall remove them from NFS lands.

<USER NOTE FOR PARAGRAPH F.1.f>

<Insert paragraph F.1.f in permits issued in California, which has both prior appropriation doctrine and riparian doctrine systems. Otherwise, omit this paragraph.>

f. This permit does not convey, dispose of, extinguish, or otherwise effect a transfer of any title, rights, or interest of the United States or the holder as a riparian or littoral landowner. The United States and the holder retain all rights, title, and interests they have as riparian or littoral landowners.

2. Water Rights. The term “water right” as used below means a right to use water that is recognized under state law under the prior appropriation doctrine. This permit does not confer any water rights.

3. Acquisition and Maintenance of Water Rights.

a. Terms.

(1) The term “ski area water right” means any water right for use of water from a point of diversion on NFS lands, either inside or outside the permit boundary, that is primarily for operation of the ski area.

(2) The term “original water right” means any existing or new ski area water right with a point of diversion that was or is, at all times during its use, located within the permit boundary for this ski area and originally established under state law through an application for a decree to state water court, permitting, beneficial use, or otherwise recognized method of establishing a new water right, in each case by the holder or a prior holder of the ski area permit. The term “original water right” shall not include any “acquired water right” and shall not be deemed to become an “acquired water right” by virtue of the sale of the original water right to a subsequent holder of the ski area permit.

(3) The term “acquired water right” means any ski area water right that is purchased, bartered, exchanged, leased, or contracted by the holder or by any prior holder, except as expressly provided in the last sentence of paragraph F.3.a(2).

b. An inventory of all ski area water facilities and original water rights is included in Appendix _ of this permit and shall be updated by the holder upon reissuance of this permit, upon installation or removal of a ski area water facility, when a listed ski area water facility is no longer authorized by this permit, or when an original water right is no longer used for operation of the ski area.

c. Original water rights must be established in accordance with applicable state law. The holder, not the United States, shall bear the cost of establishing, acquiring, maintaining, and perfecting original water rights, including any original water rights owned solely or jointly by the United States.

d. Original water rights owned solely by the United States and the United States’ interest in jointly owned original water rights shall remain in federal ownership. Notwithstanding the holder’s obligation to maintain original water rights owned by the United States, the United States reserves the right to take any action necessary to maintain and protect those water rights, including submitting any applications or other filings that may be necessary to protect the water rights.

4. Ensuring Sufficiency of Water Rights and Water for Permitted Ski Area Operations.

a. Where the United States solely or jointly owns water rights used by the holder, the Forest Service shall not divide or transfer ownership of or seek any change in those water rights that would adversely affect their availability for operation of the ski area during the term of this permit, unless required to comply with a statute or an involuntary court order that is binding on the Forest Service.

b. Where the holder solely or jointly owns original water rights, the holder shall not divide or transfer ownership of or seek any change in those water rights that would adversely affect their availability for operation of the ski area during the term of this permit, unless approved in writing in advance by the authorized officer. In deciding whether to grant this approval, the authorized officer shall consider any documentation prepared by the holder’s qualified hydrologist or licensed engineer demonstrating that such action will not result in a lack of a sufficient quantity of water to operate the permitted portion of the ski area.

c. At any time and solely within its discretion, the holder may seek to change, abandon, lease, divide, or transfer ownership of or take other actions with respect to acquired water rights. Following such actions, paragraph F.1.e shall apply to the associated ski area water facilities.

5. Transfer of Certain Water Rights With Sale of the Ski Area Improvements.

a. Upon termination or revocation of this permit, the holder shall offer to sell the holder’s interest in any solely or jointly owned original water rights at market value to the succeeding permit holder. If the succeeding permit holder declines to purchase original water rights owned solely by the holder, the holder may transfer them to a third party. If the succeeding permit holder declines to purchase the holder’s interest in original water rights jointly held with the United States, the holder shall offer to sell that interest at market value to the United States. If the United States declines to purchase that interest, the holder may abandon, divide, lease, or transfer its interest at its sole discretion. This clause imposes no restrictions on acquired water rights. There are no restrictions on the transfer or abandonment of acquired water rights. In all instances, the holder shall retain the full amount of any consideration paid for water rights. Following such actions, paragraph F.1.e shall apply to the associated ski area water facilities.

b. If the Forest Service does not reauthorize the ski area, the holder may submit a proposal to the Forest Service for a permit authorizing a different use for the ski area water facilities. If a different use is not authorized for those water facilities, the holder shall remove them from NFS lands. The holder may, in its sole discretion, abandon, divide, lease, or transfer any water rights solely owned by the holder. The holder shall offer to sell to the United States the holder’s interest in original water rights jointly owned with the United States at market value. If the United States declines to purchase that interest, the holder may abandon, divide, lease, or transfer its interest at its sole discretion.

<USER NOTES FOR CLAUSE IV.F>
<Select the following clause IV.F for ski areas in riparian States. Permit administrator must read FSH 2709.11, 52.4, clause D-31 for instructions on how to use this clause >

F. WATER FACILITIES AND WATER RIGHTS.

“Used primarily for operation of the ski area” in relation to a water facility or water right means that the water facility or water right provides significantly more water for operation of the permitted portion of the ski area than for any other use.

“Sufficient quantity of water to operate the ski area” means that under typical conditions, taking into account fluctuations in utilization of the authorized improvements, fluctuations in weather and climate, changes in technology, and other factors deemed appropriate by the holder’s qualified hydrologist or licensed engineer, the holder has sufficient water rights or access to a sufficient quantity of water to operate the permitted facilities, and to provide for the associated activities authorized under the ski area permit in accordance with the approved operating plan.

1. Water Facilities.

a. The term “water facility” means a facility located on NFS lands that diverts, withdraws, stores, or distributes water, such as a diversion, ditch, pipeline, reservoir, well, tank, impoundment structure, or similar facility or feature.

b. The term “ski area water facility” means any water facility on NFS lands that is authorized by this permit and used primarily for operation of the ski area authorized by this permit (hereinafter “ski area”).

c. The authorized officer may place any conditions, as necessary to protect public property, public safety, cultural resources, and natural resources on NFS lands, on the installation, operation, maintenance, and removal of any water facility, but only in accordance with applicable law. This clause D-31 does not expand or contract the agency’s authority to place conditions on the installation, operation, maintenance, and removal of water facilities at issuance or reissuance of the permit, throughout the permit term, or otherwise. The holder must comply with present and future laws, regulations and other legal requirements in accordance with section I of this permit.

d. Only ski area water facilities may be authorized by this permit.

e. An inventory of all ski area water facilities is included in Appendix _ of this permit and shall be updated by the holder upon reissuance of this permit, upon installation or removal of a ski area water facility, or when a listed ski area water facility is no longer authorized by this permit.

f. If due to a change (e.g., due to change in ownership of the water facility or the associated water rights or a change in the use, location, or season of use of the water) a ski area water facility will primarily be used for purposes other than operation of the ski area, the authorization for that water facility under this permit shall terminate. Unless the holder has a valid existing right for the water facility to be situated on NFS lands, the holder must obtain a separate special use authorization to operate that water facility or to develop any new water facility on NFS lands that is used primarily for purposes other than operation of the ski area. When such facilities continue to support approved ski area operations at any time of year, the separate special use authorization for these water facilities shall not contain any possessory interest policy based on FSM 2541.32, paragraph 2 (or similar clauses), any waiver provision, or any power of attorney provision. Unless the holder has a valid existing right for the water facility to be situated on NFS lands, if the holder does not obtain a separate special use authorization for these water facilities, the holder shall remove them from NFS lands.

g. Upon termination or revocation of this permit, if the Forest Service does not reauthorize the ski area, the holder may submit a proposal to the Forest Service for a permit authorizing a different use for the ski area water facilities. If a different use is not authorized for those water facilities, the holder shall remove them from NFS lands.

2. Water Rights. This permit does not convey, dispose of, extinguish, or otherwise effect a transfer of any title, rights, or interest of the United States or the holder as a riparian or littoral landowner. The United States and the holder retain all rights, title, and interest they have as riparian or littoral landowners.

G. DAMAGE TO UNITED STATES PROPERTY. The holder has an affirmative duty to protect from damage the land, property, and other interests of the United States that are associated with the use and occupancy authorized by this permit. Damage includes but is not limited to destruction of or damage to NFS lands covered by this permit, fire suppression costs, and destruction of or damage to government-owned improvements covered by this permit

1. The holder shall be liable for all injury, loss, or damage, including fire suppression, or other costs in connection with rehabilitation or restoration of natural resources associated with the use and occupancy authorized by this permit. Compensation shall include but not be limited to the value of resources damaged or destroyed, the costs of restoration, cleanup, or other mitigation, fire suppression or other types of abatement costs, and all administrative, legal (including attorney’s fees), and other costs in connection therewith.

2. The holder shall be liable for damage to all roads and trails of the United States open to public use caused by use of the holder or the holder’s heirs, assigns, agents, employees, contractors, or lessees to the same extent as provided under clause IV.G.1, except that liability shall not include reasonable and ordinary wear and tear.

H. HEALTH AND SAFETY. The holder shall address the health and safety ofits employees, agents, and clients by having trained and qualified staff, and utilizing properly maintained equipment. The holder in accordance with applicable federal and state law, shall avoid situations, or conditions that cause or threatens to cause a hazard to public health or the safety of the holder’s employees, agents,or clients. This clause does not alter in any way the statutory protections afforded to ski areas with respect to inherent risk or common law protections afforded to ski areas through the assumption of risk doctrine. The holder shall as soon as practicable notify the authorized officer of all serious incidents that occur in connection with such activities . The Forest Service has no duty under the terms of this permit to inspect the permit area or operations and activities of the holder for hazardous conditions or compliance with health and safety standards.

I. ENVIRONMENTAL PROTECTION

1. For purposes of clauses IV.I and V, “hazardous material” shall mean (a) any hazardous substance under section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. § 9601(14); (b) any pollutant or contaminant under section 101(33) of CERCLA, 42 U.S.C. § 9601(33); (c) any petroleum product or its derivative, including fuel oil, and waste oils; and (d) any hazardous substance, extremely hazardous substance, toxic substance, hazardous waste, ignitable, reactive or corrosive materials, pollutant, contaminant, element, compound, mixture, solution or substance that may pose a present or potential hazard to human health or the environment under any applicable environmental laws.

2. The holder shall avoid damaging or contaminating the environment, including but not limited to the soil, vegetation (such as trees, shrubs, and grass), surface water, and groundwater, during the holder’s use and occupancy of the permit area. Environmental damage includes but is not limited to all costs and damages associated with or resulting from the release or threatened release of a hazardous material occurring during or as a result of activities of the holder or the holder’s heirs, assigns, agents, employees, contractors, or lessees on, or related to, the lands, property, and other interests covered by this permit. If the environment or any government property covered by this permit becomes damaged in connection with the holder’s use and occupancy, the holder shall as soon as practicable repair the damage or replace the damaged items to the satisfaction of the authorized officer and at no expense to the United States.

3. The holder shall as soon as practicable, as completely as possible, and in compliance with all applicable laws and regulations abate any activity or condition arising out of or relating to the authorized use and occupancy that causes or threatens to cause harm to the environment, including areas of vegetation or timber, fish or other wildlife populations, their habitats, or any other natural resources.

J. INDEMNIFICATION OF THE UNITED STATES. The holder shall indemnify, defend, and hold harmless the United States for any costs, damages, claims, liabilities, and judgments arising from past, present, and future acts or omissions of the holder in connection with the use and occupancy authorized by this permit. This indemnification provision includes but is not limited to acts and omissions of the holder or the holder’s heirs, assigns, agents, employees, contractors, or lessees in connection with the use and occupancy authorized by this permit which result in (1) violations of any laws and regulations which are now or which may in the future become applicable, including but not limited to the environmental laws listed in clause V.A of this permit; (2) judgments, claims, demands, penalties, or fees assessed against the United States; (3) costs, expenses, and damages incurred by the United States; or (4) the release or threatened release of any solid waste, hazardous waste, hazardous materials, pollutant, contaminant, oil in any form, or petroleum product into the environment. The authorized officer may prescribe terms that allow the holder to replace, repair, restore, or otherwise undertake necessary curative activities to mitigate damages in addition or as an alternative to monetary indemnification.

<USER NOTES FOR CLAUSE IV.K>

<READ ALL USER NOTES BEFORE MAKING A SELECTION.>

<Delete clause IV.K from permits that do not authorize public services and for which the authorized officer has determined, based on a risk assessment, that insurance is not required. Include clause IV.K in permits that authorize public services. Select the appropriate clause IV.K based on the type of insurance obtained or the type of holder.>

<Select the following clauses IV.K, IV.K.1, and IV.K.2 for insurance policies with separate limits of coverage for personal injury or death and third-party property damage.>

K. INSURANCE. The holder shall furnish proof of insurance, such as a certificate of insurance, to the authorized officer prior to issuance of this permit and each year thereafter that this permit is in effect. The Forest Service reserves the right to review the insurance and require any changes needed to ensure adequate coverage of the United States inconnection with the authorized use and occupancy. The holder shall send an authenticated copy of any insurance policy obtained pursuant to this clause to the authorized officer immediately upon issuance of the policy. Any insurance policies obtained by the holder pursuant to this clause shall name the United States as an additional insured, and the additional insured provision shall provide for insurance coverage for the United States as required under this clause. The holder shall give 30 days prior written notice to the authorized officer of cancellation of the insurance policy by the holder or any modification to the insurance policy by the holder. Additionally, the holder shall immediately notify the authorized officer of cancellation of the policy by the insurance company. The certificate of insurance, the authenticated copy of the insurance policy, and written notice of cancellation or modification of insurance policies should be sent to [mailing address of administering office]. Minimum amounts of coverage and other insurance requirements are subject to change at the sole discretion of the authorized officer on the anniversary date of this permit.

1. The holder shall have in force liability insurance covering losses associated with the use and occupancy authorized by this permit arising from personal injury or death and third-party property damage in the minimum amount of:

$ [amount] for injury or death to one person per occurrence;

$ [amount] for injury or death to more than one person per occurrence; and

$ [amount] for third-party property damage per occurrence.

2. Depending on the holder’s operations, the Forest Service may require the holder to demonstrate the availability of funds to address any release or threatened release of hazardous materials that may occur in connection with the holder’s use and occupancy. Any requirements imposed would be established case by case by the authorized officer based on the degree of environmental risk from the holder’s operations. The storage and use of normal maintenance supplies in nominal amounts generally would not trigger financial assurance requirements.

<Select the following clauses IV.K, IV.K.1, and IV.K.2 for insurance policies with combined single limits of coverage for personal injury or death and third-party property damage.>

K. INSURANCE. The holder shall furnish proof of insurance, such as a certificate of insurance, to the authorized officer prior to issuance of this permit and each year thereafter that this permit is in effect. The Forest Service reserves the right to review the insurance and require any changes needed to ensure adequate coverage of the United States inconnection with the authorized use and occupancy. The holder shall send an authenticated copy of any insurance policy obtained pursuant to this clause to the authorized officer immediately upon issuance of the policy. Any insurance policies obtained by the holder pursuant to this clause shall name the United States as an additional insured, and the additional insured provision shall provide for insurance coverage for the United States as required under this clause. The holder shall give 30 days prior written notice to the authorized officer of cancellation of the insurance policy by the holder or any modification to the insurance policy by the holder. Additionally, the holder shall immediately notify the authorized officer of cancellation of the policy by the insurance company. The certificate of insurance, the authenticated copy of the insurance policy, and written notice of cancellation or modification of insurance policies should be sent to [mailing address of administering office]. Minimum amounts of coverage and other insurance requirements are subject to change at the sole discretion of the authorized officer on the anniversary date of this permit.

1. The holder shall have in force liability insurance covering losses associated with the use and occupancy authorized by this permit arising from personal injury or death and third-party property damage in the minimum amount of $ [amount] as a combined single limit per occurrence.

2. Depending on the holder’s operations, the Forest Service may require the holder to demonstrate the availability of funds to address any release or threatened release of hazardous materials that may occur in connection with the holder’s use and occupancy. Any requirements imposed would be established case by case by the authorized officer based on the degree of environmental risk from the holder’s operations. The storage and use of normal maintenance supplies in nominal amounts generally would not trigger financial assurance requirements.

L. BONDING. The authorized officer may require the holder to furnish a surety bond or other security for any of the obligations imposed by the terms and conditions of this permit or any applicable law, regulation, or order.

<USER NOTES FOR CLAUSES IV.L.1, IV.L.2, and IV.L.3>
<Delete clauses IV.L.1, IV.L.2, and IV.L.3 when a bond is not required.>

1. As a further guarantee of compliance with the terms and conditions of this permit, the holder shall deliver and maintain a surety bond or other acceptable security, such as cash deposited and maintained in a federal depository or negotiable securities of the United States, in the amount of bond amount for specify obligations covered. The authorized officer may periodically evaluate the adequacy of the bond or other security and increase or decrease the amount as appropriate. If the bond or other security becomes unsatisfactory to the authorized officer, the holder shall within 30 days of demand furnish a new bond or other security issued by a surety that is solvent and satisfactory to the authorized officer. If the holder fails to meet any of the requirements secured under this clause, money deposited pursuant to this clause shall be retained by the United States to the extent necessary to satisfy the obligations secured under this clause, without prejudice to any other rights and remedies of the United States.

2. The bond shall be released or other security returned 30 days after (a) the authorized officer certifies that the obligations covered by the bond or other security are met and (b) the holder establishes to the satisfaction of the authorized officer that all claims for labor and material for the secured obligations have been paid or released.

3. Prior to undertaking additional construction or alteration not covered by the bond or other security, or when the authorized improvements are to be removed and the permit area restored, the holder may be required to obtain additional bonding or security.

V. RESOURCE PROTECTION

A. COMPLIANCE WITH ENVIRONMENTAL LAWS. The holder shall in connection with the use and occupancy authorized by this permit comply with all applicable federal, state, and local environmental laws and regulations, including but not limited to those established pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Oil Pollution Act, as amended, 33 U.S.C. 2701 et seq., the Clean Air Act, as amended, 42 U.S.C. 7401 et seq., CERCLA, as amended, 42 U.S.C. 9601 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. 136 et seq., and the Safe Drinking Water Act, as amended, 42 U.S.C. 300f et seq.

B. WATER POLLUTION. No waste or by-product shall be discharged into water if it contains any substance in concentrations which will result in harm to fish and wildlife, or to human water supplies. Storage facilities for materials capable of causing water pollution, if accidentally discharged, shall be located so as to prevent any spillage into waters or channels leading into water that would result in harm to fish and wildlife or to human water supplies.

C. ESTHETICS. The holder shall protect the scenic esthetic values of the permit area and the adjacent land to the greatest extent possible during construction, operation, and maintenance of the authorized improvements.

D. VANDALISM. The holder shall take reasonable measures to prevent and discourage vandalism or disorderly conduct and when necessary shall contact the appropriate law enforcement officer to address these problems.

E. HERBICIDE AND PESTICIDE USE. Herbicides and pesticides may not be used outside of buildings to control undesirable woody and herbaceous vegetation, aquatic plants, insects, rodents, or fish without the prior written approval of the authorized officer. A request for approval of planned uses of pesticides shall be submitted annually by the holder on the due date established by the authorized officer. The report shall cover a 12-month period of planned use beginning 3 months after the reporting date. Information essential for review shall be provided in the form specified. Exceptions to this schedule may be allowed, subject to emergency request and approval, only when unexpected outbreaks of pests require control measures which were not anticipated at the time an annual report was submitted. Only those materials registered by the U.S. Environmental Protection Agency for the specific purpose planned shall be authorized for use on NFS lands. Label instructions and all applicable laws and regulations shall be strictly followed in the application of pesticides and disposal of excess materials and containers.

F. ARCHAEOLOGICAL AND PALEONTOLOGICAL DISCOVERIES. The holder shall immediately notify the authorized officer of all antiquities or other objects of historic or scientific interest, including but not limited to historic or prehistoric ruins, fossils, or artifacts discovered in connection with the use and occupancy authorized by this permit. The holder shall leave these discoveries intact and in place until directed otherwise by the authorized officer. Protective and mitigative measures specified by the authorized officer shall be the responsibility of the holder.

G. NATIVE AMERICAN GRAVES PROTECTION AND REPATRIATION (NAGPRA). In accordance with 25 U.S.C. 3002(d) and 43 CFR 10.4, if the holder inadvertently discovers human remains, funerary objects, sacred objects, or objects of cultural patrimony on NFS lands, the holder shall immediately cease work in the area of the discovery and shall make a reasonable effort to protect and secure the items. The holder shall immediately notify the authorized officer by telephone of the discovery and shall follow up with written confirmation of the discovery. The activity that resulted in the inadvertent discovery may not resume until 30 days after the authorized officer certifies receipt of the written confirmation, if resumption of the activity is otherwise lawful, or at any time if a binding written agreement has been executed between the Forest Service and the affiliated Indian tribes that adopts a recovery plan for the human remains and objects.

H. PROTECTION OF HABITAT OF THREATENED, ENDANGERED SPECIES. The location of sites within the permit area needing special measures for protection of plants or animals listed as threatened or endangered under the Endangered Species Act (ESA) of 1973, 16 U.S.C. 531 et seq., as amended, may be identified on the ground or shown on a separate map. The map shall be attached to this permit as an appendix. The holder shall take any protective and mitigative measures specified by the authorized officer. If protective and mitigative measures prove inadequate, if other sites within the permit area containing threatened or endangered species are discovered, or if new species are listed as threatened or endangered, or if critical habitat is designated under the ESA the authorized officer may specify additional protective and mitigative measures. Discovery of these areas by the holder or the Forest Service shall be promptly reported to the other party.

I. CONSENT TO STORE HAZARDOUS MATERIALS. The holder shall not store any hazardous materials at the site without prior written approval from the authorized officer. This approval shall not be unreasonably withheld. If the authorized officer provides approval, this permit shall include (or in the case of approval provided after this permit is issued, shall be amended to include) specific terms addressing the storage of hazardous materials, including the specific type of materials to be stored, the volume, the type of storage, and a spill plan. Such terms shall be proposed by the holder and are subject to approval by the authorized officer.

<USER NOTES FOR CLAUSES V.I.1, V.I.2, and V.I.3>
< Include clauses V.I.1, V.I.2, and V.I.3 when consenting to store hazardous materials. Otherwise, delete them.>

1. If the holder receives consent to store hazardous material, the holder shall identify to the Forest Service any hazardous material to be stored at the site. Such identification information shall be consistent with column (1) of the table of hazardous materials and special provisions enumerated at 49 CFR 172.101 whenever the hazardous material appears in that table. For hazard communication purposes, the holder shall maintain Material Safety Data Sheets for any stored hazardous chemicals, consistent with 29 CFR 1910.1200(c) and (g). In addition, all hazardous materials stored by the holder shall be used, labeled, stored, transported, and disposed of in accordance with all applicable federal, state, and local laws and regulations.

2. If hazardous materials are used or stored at the site, the authorized officer may require the holder to deliver and maintain a surety bond in accordance with clause IV.L.

3. The holder shall not release any hazardous material as defined in clause IV.I onto land or into rivers, streams, impoundments, or natural or man-made channels leading to them. All prudent and safe attempts must be made to contain any release of these materials. The authorized officer may specify conditions that must be met, including conditions more stringent than those imposed by federal, state, and local regulations, to prevent releases and protect natural resources.

J. CLEANUP AND REMEDIATION

1. The holder shall immediately notify all appropriate response authorities, including the National Response Center and the Forest Service authorized officer or the authorized officer’s designated representative, of any oil discharge or of the release of a hazardous material in the permit area in an amount greater than or equal to its reportable quantity, in accordance with 33 CFR Part 153, Subpart B, and 40 CFR Part 302. For the purposes of this requirement, “oil” is defined by section 311(a)(1) of the Clean Water Act, 33 U.S.C. 1321(a)(1). The holder shall immediately notify the authorized officer or the authorized officer’s designated representative of any release or threatened release of any hazardous material in or near the permit area which may be harmful to public health or welfare or which may adversely affect natural resources on federal lands.

2. Except with respect to any federally permitted release as that term is defined under section 101(10) of CERCLA, 42 U.S.C. 9601(10), the holder shall clean up or otherwise remediate any release, threat of release, or discharge of hazardous materials that occurs either in the permit area or in connection with the holder’s activities in the permit area, regardless of whether those activities are authorized under this permit. The holder shall perform cleanup or remediation immediately upon discovery of the release, threat of release, or discharge of hazardous materials. The holder shall perform the cleanup or remediation to the satisfaction of the authorized officer and at no expense to the United States. Upon revocation or termination of this permit, the holder shall deliver the permit area to the Forest Service free and clear of contamination.

K. CERTIFICATION UPON REVOCATION OR TERMINATION. If the holder uses or stores hazardous materials at the site, upon revocation or termination of this permit the holder shall provide the Forest Service with a report certified by a professional or professionals acceptable to the Forest Service that the permit area is uncontaminated by the presence of hazardous materials and that there has not been a release or discharge of hazardous materials upon the permit area, into surface water at or near the permit area, or into groundwater below the permit area during the term of the permit. If a release or discharge has occurred, the professional or professionals shall document and certify that the release or discharge has been fully remediated and that the permit area is in compliance with all applicable federal, state, and local laws and regulations.

L. ENVIRONMENTAL SITE REPORT. An environmental site report prepared by the holder prior to              [insert date within 6 months of issuance of this permit] documenting the known history of the permit area with regard to the storage, release, or disposal of hazardous materials is attached to and made a part of this permit as Appendix ] Upon revocation or termination of this permit, the holder shall prepare another environmental site report, which shall document the environmental condition of the permit area at that time and describe any storage, release, or disposal of hazardous materials during the holder’s use and occupancy of the permit area. Both environmental site reports prepared by the holder shall be subject to written approval by the authorized officer. A comparison of the two reports shall assist the authorized officer in determining whether any environmental cleanup or restoration is required. Any cleanup or restoration shall be completed promptly by the holder in accordance with all applicable federal, state, and local laws and regulations.

M. WATER WELLS AND ASSOCIATED PIPELINES

1. Other Jurisdictional Requirements. Clause IV.D governs water facilities and water rights. The holder shall obtain all required state and local water permits, licenses, registrations, certificates, or rights and shall provide a copy of them to the authorized officer. For new wells, this information shall be provided prior to disturbing NFS lands for the purpose of water use or development.

2. Well Construction or Development. For new or reconstruction of existing wells, the holder shall prepare a well construction and development plan and submit it to the authorized officer for approval. The well development and construction plan must have prior written approval from the authorized officer before well construction or development is initiated. The holder shall follow applicable federal, state, and local standards for design, construction, and development of new wells or reconstruction of existing wells. If such standards do not exist, the holder shall follow applicable standards issued by the American Society for Testing and Materials (ASTM), American Water Works Association (AWWA), or National Ground Water Association (NGWA). The construction and development plan must identify all potential sources for any proposed water injection during well construction or development. Only non-chlorinated, potable water may be injected during construction or development of wells to be used for monitoring or water withdrawal. Copies of all documentation for drilling, constructing, or developing wells, including all drilling, boring, and well construction logs, shall be provided to the authorized officer within 60 days of completion of work.

3. Water Conservation Plan. The holder shall prepare and submit for written approval by the authorized officer a water conservation plan utilizing appropriate strategies to limit the amount of water removed from NFS lands.

4. Well Decommissioning. The holder shall properly decommission and abandon all wells that are no longer needed or maintained in accordance with applicable federal, state, and local standards for water well abandonment. If such standards do not exist, the holder shall follow applicable standards issued by the ASTM,

AWWA, or NGWA. At least 30 days prior to initiation of well decommissioning, the holder shall submit a well decommissioning plan to the authorized officer. The well decommissioning plan shall have written approval from the authorized officer before well decommissioning is initiated. All documentation of well decommissioning shall be provided to the authorized officer within 60 days of completion of the work.

VI. LAND USE FEES

A. NEW LAND USE FEE SYSTEM. The Forest Service shall adjust and calculate land use fees authorized by this permit to reflect any revisions to land use fee provisions in 16 U.S.C. 497c or to comply with any new land use fee system based on market value that may be adopted by statute or otherwise after issuance of this permit.

B. SKI AREA PERMIT FEE CALCULATION. The annual ski area permit fee (SAPF) due the United States for the activities authorized by this permit shall be calculated using the following formula:

SAPF	=	(.015 x AGR in bracket 1) + (.025 x AGR in bracket 2) + (.0275 x AGR in bracket 3) + (.04 x AGR in bracket 4), where:

SAPF	=	the ski area permit fee for use of NFS lands;

AGR	=	adjusted gross revenue;

AGR	=	[(LT + SS) x (proration %)] + GRAF, prorated as applicable;

LT	=	revenue from sales of alpine and Nordic lift tickets and passes;

SS	=	revenue from alpine and Nordic ski school operations;

Proration %	=	the factor used to prorate LT and SS revenue between NFS lands and private land in the ski area; and

GRAF	=	gross year-round revenue from ancillary facilities located on NFS lands, prorated as applicable.

1. SAPF Formula. The SAPF shall be calculated by summing the products of the amount of the holder’s AGR that falls into each of the four revenue brackets multiplied by the applicable percentage rate, as shown in the table below. AGR shall be determined in accordance with clause VI.B.2. The SAPF shall be calculated based on the holder’s fiscal year, unless mutually agreed otherwise by the holder and the authorized officer.

The four revenue brackets shall be adjusted annually using the consumer price index (CPI-U) issued in FSH 2709.11, chapter 30. The revenue brackets shall be indexed for the previous calendar year. The holder’s AGR for any fiscal year shall not be split into more than one set of indexed brackets. Only the revenue in each bracket shall be updated annually. The percentage rates shall not change.

The revenue brackets and percentages in FSH 2709.11, 38.12, exhibit 01, shall be used as shown in the preceding formula to calculate the SAPF. The revenue brackets for FY2011 through 2016 are shown below.

Revenue Brackets* and Corresponding Percentage Rates

Holder FY	Bracket 1 1.5%	Bracket 2 2.5%	Bracket 3 2.75%	Bracket 4 4%
FY 2011 CPI: 1.012	All revenue below $4,285,000	$4,285,000 to <$21,431,000	$21,431,000 to $71,437,000	All revenue over $71,437,000

FY 2012 CPI: 1.036	All revenue below $4,439,000	$4,439,000 to <$22,203,000	$22,203,000 to $74,009,000	All revenue over $74,009,000

FY 2013 CPI: 1.014	All revenue below $4,501,000	$4,501,000 to <$22,514,000	$22,514,000 to $75,045,000	All revenue over $75,045,000

FY 2014 CPI: 1.020	All revenue below $4,591,000	$4,591,000 to <$22,964,000	$22,964,000 to <$76,546,000	All revenue over $76,546,000

FY2015 CPI: 1.020	All revenue below $4,683,000	$4,683,000 to <$23,423,000	$23,423,000 to $78,077,000	All revenue over $78,077,000

FY2016 CPI: 1.002	All revenue below $4,692,000	$4,692,000 to <$23,470,000	$23,470,000 to $78,233,000	All revenue over $78,233,000
*	The Washington Office, Director of Recreation, Heritage, and Volunteer Resources, updates the revenue brackets annually, based on the Consumer Price Index (CPI-U), Table A which is published monthly at http://www.bls.gov. The CPI is revised and issued annually in section 97. Currently the table is located at ftp://ftp.bls.gov/pub/special.requests/cpi/cpiai.txt.

The bracket update is accomplished by using the change in the CPI-U for “All Urban Consumers” index for the month of July and is based on the percentage increase or decrease for the preceding calendar year. This index base period is 1982-84=100. For example, the 2011 adjustment uses the change between July 2009 and July 2010, “Not Seasonally Adjusted” values.

2. Calculation of AGR. AGR shall be calculated by summing the year-round revenue from the sale of lift tickets and ski school operations prorated for use of NFS lands and from GRAF, prorated as applicable.

a. The following shall be included in AGR:

(1) Prorated LT. Year-round revenue from sales of alpine and Nordic ski area passes and lift tickets, including revenue generated on private land (such as from lift tickets sold on private land), prorated according to the percentage of use between NFS lands and private land in the ski area per clause VI.B.3.a and VI.B.3.b;

(2) Prorated SS. Revenue from alpine and Nordic ski school operations, including lessons provided to teach alpine or Nordic skiing or other winter sports activities, such as racing, snowboarding, or snowshoeing, even if the lessons are purchased on private land, prorated according to the percentage of use between NFS lands and private land in the ski area per clause VI.B.3.a and VI.B.3.b;

(3) GRAF, Prorated As Applicable. Gross year-round revenue from temporary and permanent ancillary facilities, including all the holder’s or subholder’s lodging, food service, rental shops, parking, and other ancillary operations, located on NFS lands in the permit area, prorated, as applicable, according to the percentage of use between NFS lands and private land in the ski area per clause VI.B.3.c. Revenue generated from ancillary facilities on private land shall not be included in AGR;

(4) Bartered Goods and Complimentary Lift Tickets. The market price of bartered goods and complimentary lift tickets offered for commercial or other promotional purposes, such as for advertising. The value of bartered goods and complimentary lift tickets offered for commercial or other promotional purposes shall be categorized as LT, SS, or GRAF, as appropriate; and

(5) Special Event Revenue. Revenue from events such as food festivals, foot races, and concerts on NFS lands in the permit area. Special event revenue shall be included in the AGR formula as LT, SS, or GRAF, as applicable. The revenue shall be prorated according to the percentage of use between NFS lands and private land per clause VI.B.3.

Discriminatory pricing, e.g., pricing based solely on race, religion, sex, national origin, or place of residence, is prohibited under clause III.N or III.O, but if it occurs, the amount that would have been received had discriminatory pricing not occurred shall be included in AGR.

b. The following shall be excluded from AGR:

(1) Revenue from sales of operating equipment;

(2) Refunds;

(3) Rent paid to the holder by subholders or lessees;

(4) Sponsor contributions to special events;

(5) Employee gratuities and employee lift tickets;

(6) Lift tickets and passes provided for public safety or public service purposes (such as for the National Ski Patrol or for volunteers to assist in the Special Olympics);

(7) Discounts; and

(8) Any other goods and services (other than bartered goods and complimentary lift tickets offered for commercial or other promotional purposes) for which the holder receives no money.

3. Proration of Revenue. Alpine and Nordic revenue shall be prorated separately. Prorated revenues shall be added together and summed with GRAF to produce AGR. One or more of the following methods, as appropriate, shall be used to prorate revenue:

a. Alpine revenue shall be prorated using the slope transport feet percentage (STFP), per the direction in FSM 2715.11c, effective in 1992. Only uphill devices (lifts, tows, and tramways) that are fundamental to the winter sports operation (usually those located on both federal and private land) shall be included in the calculation. People movers whose primary purpose is to shuttle people between parking areas or between parking areas and lodges and offices shall not be included.

b. Nordic revenue shall be prorated using the percentage of Nordic trail length on NFS lands to total Nordic trail length.

c. For ancillary facilities that are partially located on NFS lands, the ratio of the facility square footage located on NFS lands to the total facility square footage shall be calculated, and the revenue for ancillary facilities shall be prorated in accordance with this ratio. Special event revenue allocatable to GRAF shall be prorated by the ratio of use on NFS lands to the total use.

4. Absence of AGR. In cases when the holder has no AGR for a given fiscal year, the holder shall pay a land use fee of $2 per acre for NFS lands under permit or a percentage of the appraised value of NFS lands under permit, at the discretion of the authorized officer.

C. SAPF PAYMENTS. Reports and deposits shall be sent or delivered to the collection officer, USDA, Forest Service, at the address furnished by the authorized officer. Checks or money orders shall be made payable to USDA, Forest Service.

1. The holder shall calculate and submit an advance payment which is due by the beginning of the holder’s payment cycle. The advance payment shall equal 20 percent of the holder’s average SAPF for 3 operating years, when available. When past SAPF information is not available, the advance payment shall equal 20 percent of the SAPF, based on the prior holder’s average SAPF or projected AGR. For ski areas not expected to generate AGR for a given payment cycle, advance payment of the SAPF as calculated in clause VI.B.4 shall be made. The advance payment shall be credited toward the total SAPF for the payment cycle.

2. The holder shall report sales, calculate the SAPF due based on a tentative percentage rate, and make interim payments each calendar, except for periods in which no sales take place and the holder has notified the authorized officer that the operation has entered a seasonal shutdown for a specific period. Reports and payments shall be made by the end of the month following the end of each reportable period. Interim payments shall be credited toward the total SAPF for the payment cycle.

3. Within 90 days after the close of the ski area’s payment cycle, the holder shall provide a financial statement, including a completed SAPF information form, Form FS-2700-19a, representing the ski area’s financial condition at the close of its business year and an annual operating statement reporting the results of operations, including a final payment which includes year-end adjustments for the holder and each subholder for the same period. Any balance that exists may be credited and applied against the next payment due or refunded, at the discretion of the holder.

4. Within 30 days of receipt of a statement from the Forest Service, the holder shall make any additional payment required to ensure that the correct SAPF is paid for the past year’s operations.

5. All SAPF calculations and records of sales are subject to review or periodic audit as determined by the authorized officer. Errors in calculation or payment shall be corrected as needed for conformance with those reviews or audits. In accordance with clause VI.E, interest and penalties shall be assessed on additional fees due as a result of reviews or audits.

D. CORRECTION OF ERRORS. Correction of errors includes any action necessary to calculate the holder’s sales or slope transport feet percentage or to make any other determination required to calculate SAPFs accurately. For SAPF calculation purposes, an error may include:

1. Misreporting or misrepresentation of amounts;

2. Arithmetical mistakes;

3. Typographical mistakes; or

4. Variation from generally accepted accounting principles (GAAP), when such variations are inconsistent with the terms of this permit.

Correction of errors shall be made retroactively to the date the error was made or to the previous audit period, whichever is more recent, and past SAPFs shall be adjusted accordingly.

E. FEE PAYMENT ISSUES

1. Crediting of Payments. Payments shall be credited on the date received by the deposit facility, except that if a payment is received on a non-workday, the payment shall not be credited until the next work day.

2. Disputed Fees. Fees are due and payable by the due date. Disputed fees must be paid in full. Adjustments will be made if dictated by settlement terms or an appeal decision.

3. Late Payments

(a) Interest. Pursuant to 31 U.S.C. 3717 et seq., interest shall be charged on any fee amount not paid within 30 days from the date it became due. The rate of interest assessed shall be the higher of the Prompt Payment Act rate or the rate of the current value of funds to the Treasury (i.e., the Treasury tax and loan account rate), as prescribed and published annually or quarterly by the Secretary of the Treasury in the Federal Register and the Treasury Fiscal Requirements Manual Bulletins. Interest on the principal shall accrue from the date the fee amount is due.

(b) Administrative Costs. If the account becomes delinquent, administrative costs to cover processing and handling the delinquency shall be assessed.

(c) Penalties. A penalty of 6% per annum shall be assessed on the total amount that is more than 90 days delinquent and shall accrue from the same date on which interest charges begin to accrue.

(d) Termination for Nonpayment. This permit shall terminate without the necessity of prior notice and opportunity to comply when any permit fee payment is 90 calendar days from the due date in arrears. The holder shall be responsible for the delinquent fees, as well as any other costs of restoring the site to its original condition, including hazardous waste cleanup.

4. Administrative Offset and Credit Reporting. Delinquent fees and other charges associated with the permit shall be subject to all rights and remedies afforded the United States pursuant to 31 U.S.C. 3711 et seq. and common law. Delinquencies are subject to any or all of the following:

(a) Administrative offset of payments due the holder from the Forest Service.

(b) If in excess of 60 days, referral to the Department of the Treasury for appropriate collection action as provided by 31 U.S.C. 3711(g)(1).

(c) Offset by the Secretary of the Treasury of any amount due the holder, as provided by 31 U.S.C. 3720 et seq.

(d) Disclosure to consumer or commercial credit reporting agencies.

F. ACCESS TO RECORDS. For the purpose of administering this permit (including ascertaining that the correct land use fee was paid), the holder shall make all accounting books and supporting records for the authorized operations, as well as those of lessees operating in the permit area, available for review by the Forest Service or other federal agencies authorized to review the Forest Service activities. Review of accounting books and supporting records shall be made at dates convenient to the holder and reviewers. Financial information so obtained shall be kept confidential to the extent permitted by law. The holder shall retain these records and keep them available for review for 5 years after they were generated, unless otherwise approved by the authorized officer in writing.

G. ACCOUNTING RECORDS. The holder shall follow GAAP or other comprehensive bases of accounting acceptable to the Forest Service in recording financial transactions and in reporting results to the authorized officer. When requested by the authorized officer, the holder at its own expense shall have the annual accounting reports audited or prepared by a licensed independent accountant acceptable to the Forest Service. The holder shall require lessees to comply with these same requirements. At a minimum, the holder’s or lessees’ accounting system shall include:

1. Systematic internal controls, including recording by type of business the gross receipts derived from all operations conducted under this permit. Gross receipts should be recorded daily and, if possible, deposited into a bank account without reduction by disbursements. Receipt entries shall be documented by cash-register tapes, sale invoices, rental records, cash accounts from other sources, or some other means.

2. A permanent record of capital investments in facilities (including a depreciation schedule).

3. Generation and maintenance of such other records and accounts as may be specified by the authorized officer.

VII. REVOCATION, SUSPENSION, AND TERMINATION

A. REVOCATION AND SUSPENSION. The authorized officer may revoke or suspend this permit in whole or in part:

1. For noncompliance with federal, state, or local law.

2. For noncompliance with the terms and conditions of this permit.

3. For abandonment or other failure of the holder to exercise the privileges granted.

4. With the consent of the holder.

5. For specific and compelling reasons in the public interest.

Prior to revocation or suspension, other than immediate suspension under clause VII.C, the authorized officer shall give the holder (and if applicable, the operator) written notice of the grounds for revocation or suspension. In the case of revocation or suspension based on clause VII.A.1, VII.A.2, or VII.A.3, the authorized officer shall give the holder a reasonable period, not to exceed 90 days, to cure any noncompliance.

B. REVOCATION FOR SPECIFIC AND COMPELLING REASONS IN THE PUBLIC INTEREST

The authorized officer may revoke this permit during its term if the Forest Service determines through the process of amending or revising the applicable land management plan that the use and occupancy authorized by this permit should be changed for specific and compelling reasons in the public interest, other than a determination under clause IV.E. that the authorized improvements or the permit area cannot be safely occupied. Prior to revoking the permit under this clause, the authorized officer shall give the holder 90 days written notice to the holder, provided that the authorized officer may prescribe a shorter notice period if justified by the public interest. The Forest Service shall then have the right to purchase the holder’s authorized improvements, remove them or require the holder to relocate or remove them. The Forest Service shall be obligated to pay the lesser of (1) the cost of relocation of the authorized improvements and damages resulting from their relocation that are caused by the Forest Service or (2) the value of the authorized improvements as determined by the Forest Service through an appraisal of the market value of the improvements based on the Uniform Appraisal Standards for Federal Land Acquisitions (Uniform Standards). Where appropriate under the Uniform Standards, the potential of the improvements to generate income over the remainder of the term of the permit may be considered, but any consideration of future potential for income production shall be limited to the remainder of the permit term. If this amount is fixed by agreement between the authorized officer and the holder, that amount shall be accepted by the holder in full satisfaction of all claims against the United States under this clause. If agreement is not reached, the authorized officer shall determine the amount to be paid, which shall be set forth in the revocation decision. A payment made pursuant to this clause is subject to the availability of appropriations. Nothing in this permit implies that Congress will appropriate funds to cover a deficiency in appropriations.

C. IMMEDIATE SUSPENSION. The authorized officer may immediately suspend this permit in whole or in part when necessary to protect public health or safety or the environment. The suspension decision shall be in writing. The holder may request an on-site review with the authorized officer’s supervisor of the adverse conditions prompting the suspension. The authorized officer’s supervisor shall grant this request within 48 hours. Following the on-site review, the authorized officer’s supervisor shall promptly affirm, modify, or cancel the suspension.

D. APPEALS AND REMEDIES. Written decisions made by the authorized officer relating to administration of this permit are subject to administrative appeal pursuant to 36 CFR Part 214. Revocation or suspension of this permit shall not give rise to any claim for damages by the holder against the Forest Service, other than as provided in clause VII.B.

E. TERMINATION. This permit shall terminate when by its terms a fixed or agreed upon condition, event, or time occurs without any action by the authorized officer. Examples include but are not limited to expiration of the permit by its terms on a specified date and termination upon change of control of the business entity. Termination of this permit is not subject to administrative appeal and shall not give rise to any claim for damages by the holder against the Forest Service.

F. RIGHTS AND RESPONSIBILITIES UPON REVOCATION OR TERMINATION WITHOUT RENEWAL. Except as provided in clause VII.B, upon revocation of this permit or termination of this permit without renewal of the authorized use, the authorized officer has the discretion to require the holder to sell or remove all structures and improvements, except those owned by the United States, within a reasonable period prescribed by the authorized officer and to restore the site to the satisfaction of the authorized officer. If the holder fails to sell or remove all structures or improvements within the prescribed period, they shall become the property of the United States and may be sold, destroyed, or otherwise disposed of without any liability to the United States. However, the holder shall remain liable for all costs associated with their removal, including costs of sale and impoundment, cleanup, and restoration of the site.

G. CONTINUATION OF OBLIGATIONS AND LIABILITIES BEYOND EXPIRATION OR REVOCATION. Notwithstanding the termination or revocation of this permit, its terms and conditions shall remain in effect and shall be binding on the holder and the holder’s personal representative, successors, and assignees until all the holder’s obligations and liabilities accruing before or as a result of termination or revocation of this permit have been satisfied.

<USER NOTES FOR CLAUSE VIII.H>
<Include clause VIII.H when the lands authorized for use are withdrawn for hydroelectric power or reclamation purposes. Otherwise, delete it.>

H. TERMINATION FOR THE DEVELOPMENT OF HYDROELECTRIC POWER OR RECLAMATION PURPOSES. Any lands covered by this permit which have been withdrawn for hydroelectric power under the act of March 3, 1879, or the act of June 25, 1910, or are covered by an application or license governed by the Federal Power Act of June 10, 1920, are subject at any time to use for the development of hydroelectric power. Any lands covered by this permit which have been withdrawn under the Reclamation Act of June 17, 1902, are subject at any time to use for reclamation purposes. This permit is issued with the specific understanding that (1) the use and occupancy authorized by this permit shall not interfere with such development of hydroelectric power or reclamation and that (2) the permit shall terminate after 90 days written notice when, in the judgment of the Federal Power Commission, the lands in question are needed for the development of hydroelectric power or, in the judgment of the Bureau of Reclamation, the lands in question are needed for reclamation purposes. The holder shall have 90 days to remove the authorized improvements. Termination under this clause shall not give rise to any claim by the holder against the Federal Power Commission, the Bureau of Reclamation, the Forest Service, or hydroelectric power licensees for damages, including lost profits and damage to improvements, due to such development of hydroelectric power or reclamation.

VIII. MISCELLANEOUS PROVISIONS

A. MEMBERS OF CONGRESS. No member of or delegate to Congress or Resident Commissioner shall benefit from this permit either directly or indirectly, except to the extent the authorized use provides a general benefit to a corporation.

B. REGULATING SERVICES AND RATES. The authorized officer shall have the authority to regulate the adequacy and type of services provided the public under this permit and to require that these services conform to satisfactory standards. The holder may be required to furnish a schedule of prices for sales and services authorized by the permit. These prices may be regulated by the authorized officer, provided that the holder shall not be required to charge prices significantly different from those charged by comparable or competing enterprises.

C. ADVERTISING. The holder, either orally or in advertisements, signs, circulars, brochures, letterheads, and like materials, shall not misrepresent in any way the accommodations provided, the status of the permit, or the ownership of the permit area or adjacent lands. The fact that the authorized facilities and services are located on the [ ] National Forest shall be explicitly stated in all the holder’s brochures and print advertising regarding the operations authorized by this permit.

D. CURRENT ADDRESSES. The holder and the authorized officer shall keep each other informed of current mailing addresses, including those necessary for billing and payment of land use fees.

E.  SUPERSEDED PERMIT. This permit supersedes a special use permit designated #PREV_REISSUE_HOLDER#, #PREV_AUTH_ID#, dated #PREV_REIS_ISSUE_DATE#.

F. SUPERIOR CLAUSES. If there is a conflict between any of the preceding printed clauses and any of the following clauses, the preceding printed clauses shall control.

<If necessary, add clauses to address site-specific circumstances.>

THIS PERMIT IS ACCEPTED SUBJECT TO ALL ITS TERMS AND CONDITIONS.

BEFORE ANY PERMIT IS ISSUED TO AN ENTITY, DOCUMENTATION MUST BE PROVIDED TO THE AUTHORIZED OFFICER OF THE AUTHORITY OF THE SIGNATORY FOR THE ENTITY TO BIND IT TO THE TERMS AND CONDITIONS OF THE PERMIT.

ACCEPTED:

HOLDER NAME, PRECEDED BY NAME AND TITLE          SIGNATURE DATE

OF PERSON SIGNING ON BEHALF OF HOLDER,

IF HOLDER IS AN ENTITY

<Select the following signature block when the operator is different from the owner of the authorized improvements. Otherwise omit this signature block.>

AGREED TO BY THE HOLDER’S LESSEE, [ENTER NAME OF LESSEE], FOR THE LIMITED PURPOSES OF OBLIGATING [ENTER NAME OF LESSEE] TO OPERATE THE AUTHORIZED IMPROVEMENTS IN COMPLIANCE WITH SECTIONS III, IV, V, AND VI AND CLAUSES VII.A.1, VII.A.2, VII.C, AND VII.G OF THIS PERMIT AND ENABLING THE FOREST SERVICE TO ENFORCE THOSE OBLIGATIONS DIRECTLY AGAINST [ENTER NAME OF LESSEE].

LESSEE NAME, PRECEDED BY NAME AND TITLE OF PERSON SIGNING ON BEHALF OF LESSEE,
IF LESSEE IS AN ENTITY	DATE

APPROVED:

NAME AND TITLE OF AUTHORIZED OFFICER	SIGNATURE
DATE

According to the Paperwork Reduction Act of 1995, an agency may not conduct or sponsor, and a person is not required to respond to a collection of information unless it displays a valid OMB control number. The valid OMB control number for this information collection is 0596-0082. The time required to complete this information collection is estimated to average 1 hour per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information.

The U.S. Department of Agriculture (USDA) prohibits discrimination in all its programs and activities on the basis of race, color, national origin, age, disability, and where applicable, sex, marital status, familial status, parental status, religion, sexual orientation, genetic information, political beliefs, reprisal, or because all or part of an individual’s income is derived from any public assistance. (Not all prohibited bases apply to all programs.) Persons with disabilities who require alternative means for communication of program information (Braille, large print, audiotape, etc.) should contact USDA’s TARGET Center at 202-720-2600 (voice and TDD).

To file a complaint of discrimination, write USDA, Director, Office of Civil Rights, 1400 Independence Avenue, SW, Washington, DC 20250-9410 or call toll free (866) 632-9992 (voice). TDD users can contact USDA through local relay or the federal relay at (800) 877-8339 (TDD) or (866) 377-8642 (relay voice). USDA is an equal opportunity provider and employer.

The Privacy Act of 1974 (5 U.S.C. 552a) and the Freedom of Information Act (5 U.S.C. 552) govern the confidentiality to be provided for information received by the Forest Service.

APPENDIX A

MAP OF THE PERMIT AREA

APPENDIX B

AUTHORIZED FACILITIES

The following facilities are authorized by this permit:

A. On Land

B. On Water

APPENDIX C

AUTHORIZED SERVICES

The services authorized under this permit are:

<USER NOTES FOR APPENDIX D>
<Select the following Appendix D for ski areas in prior appropriation States. Re-designate the appendix if necessary. Permit administrators must read FSH 2709.11, 52.4 clause D-30 for instructions on how to use this appendix.>

APPENDIX D_

INVENTORY OF SKI AREA WATER FACILITIES AND ORIGINAL WATER RIGHTS

<List only ski area water facilities authorized by this permit and original water rights.>

SKI AREA WATER FACILITIES (if none, so state)

Facility Name	Facility Location	Type of Facility	Capacity	Purpose of Use

ORIGINAL WATER RIGHTS (if none, so state)

State ID #	Owner	Purpose of Use	Decree, License, or Certificate #	Point of Diversion	State Approved Place of Use

<USER NOTES FOR APPENDIX D>
<Select the following appendix D for ski areas in riparian States. Re-designate the appendix if necessary. Permit administrators must read FSH 2709.11, 52.4, clause D-31 for instructions on how to use this appendix. >

APPENDIX_D

INVENTORY OF SKI AREA WATER FACILITIES

<List only ski area water facilities authorized by this permit.>

SKI AREA WATER FACILITIES (if none, so state)

Facility Name	Facility Location	Facility Type	Capacity	Purpose of Use

Deutsche Bank
Corporate & Investment Banking

ANNEX B

OPINION OF DEUTSCHE BANK SECURITIES INC.

April 7, 2017

Board of Directors
Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300
Denver, Colorado 80202

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Intrawest Resorts Holdings, Inc. (the “Company”) in connection with an Agreement and Plan of Merger, dated as of April 7, 2017 (the “Merger Agreement”), among the Company, Hawk Holding Company, LLC (“Parent”), Hawk Holding Company, Inc. (“HHC”), a subsidiary of Parent, and Hawk Merger Sub, Inc., a subsidiary of HHC (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than (i) shares (a) owned by the Company as treasury stock or owned directly by Parent, HHC or Merger Sub or (b) owned by any direct or indirect wholly-owned subsidiary of the Company, Parent (including HHC but excluding Merger Sub) or Merger Sub and (ii) dissenting shares, will be converted into the right to receive $23.75 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding Fortress Investment Group LLC (“Fortress”) and its affiliates.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for two other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of two recent business combinations which we deemed relevant, (iv) reviewed the results of the Company’s exploration of interest in the acquisition of the Company, (v) reviewed the Merger Agreement, and (vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors
Intrawest Resorts Holdings, Inc.	April 7, 2017
Page 2

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. At your direction, we have valued the Company’s interest in Mammoth Hospitality Management, L.L.C. in our analyses at the $22 million book value provided to us by the Company’s management (the “Mammoth Valuation”). We have not independently verified the Mammoth Valuation and have assumed, at your direction, that the Mammoth Valuation has been reasonably prepared, and we express no view as to the reasonableness of the Mammoth Valuation. At your direction, we have valued approximately 1,113 acres of undeveloped land owned by the Company in our analyses at the $136 million book value provided to us by the Company’s management (the “Undeveloped Land Valuation”). We have not independently verified the Undeveloped Land Valuation and have assumed, at your direction, that the Undeveloped Land Valuation has been reasonably prepared, and we express no view as to the reasonableness of the Undeveloped Land Valuation. We have not conducted a physical inspection of any of the properties (including real property) or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed at your direction that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. Among other things, we note that such financial forecasts (i) assume that each ski facility experiences favorable weather conditions for every year during the projection period even though such assumption is contrary to historical experience and (ii) do not include incremental or other remedial capital expenditures (a) at the level suggested by extrapolating from the capital expenditure level of the primary operator of comparable ski facilities (among operators with publicly-available information), nor (b) at the level identified by certain prospective buyers, including Parent. We express no view as to the reasonableness of such forecasts or the assumptions upon which they are based. However, for purposes of our analyses and the opinion expressed herein, in light of the results of the Company’s exploration of interest in the acquisition of the Company, we have taken into consideration certain downside risks to such financial forecasts. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

Board of Directors
Intrawest Resorts Holdings, Inc.	April 7, 2017
Page 3

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (other than Fortress and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to Fortress and its affiliates or to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of Company Common Stock.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation, including acting as (i) joint bookrunner on a follow-on offering of shares for Club Corp Holdings Inc. in May 2015 (at which time Club Corp Holdings Inc. was an affiliate of Parent) and (ii) joint bookrunner on a $600 million term loan, a $225 million term loan, and a $125 million revolving credit facility to finance the acquisition of Apple Leisure Group by an affiliate of Parent in March 2017. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking , commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including acting as (i) advisor to the Company on the sale of its subsidiary Intrawest Resorts Club Group to Diamond Resorts International Inc. in January 2016 and (ii) lead bookrunner on the repricing of a $555 million term loan for the Company in October 2016. The DB Group may also provide investment and commercial banking services to Parent and the Company in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Fortress and its affiliates.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

ANNEX C

OPINION OF MOELIS & COMPANY LLC

April 7, 2017

Board of Directors
Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300
Denver, CO 80202
Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Intrawest Resorts Holdings, Inc. (the “Company”), other than Fortress Investment Group LLC (“Fortress”) and its affiliates (collectively, “Excluded Holders”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Hawk Holding Company, LLC (the “Acquiror”), Hawk Holding Company, Inc. and Hawk Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted into the right to receive $23.75 in cash (the “Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company, including publicly available research analysts’ financial forecasts; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts (including certain sensitivity analyses with respect thereto) provided to or discussed with us by the management of the Company which reflected forecasts for the current business of the Company, without giving effect to any potential illustrative investment projects that were provided to third parties in connection with the possible acquisition of all or a portion of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) considered the results of efforts by or on behalf of the Company, including by us at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vii) reviewed a draft, dated April 7, 2017, of the Agreement; (viii) participated in certain discussions and negotiations among representatives of the Company and KSL Capital Partners, LLC (“KSL”), an affiliate of the Acquiror, and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, except for several real estate appraisals of certain developed and undeveloped real estate owned by the Company.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). In addition, at your direction, we have not been asked to, nor do we, offer any opinion or express any views (i) regarding any projections reflecting the impact of potential illustrative investment projects that were provided to third parties in connection with the possible acquisition of all or a portion of the Company, or (ii) the effect on our opinion of the evaluation of the Company based in whole or in part on such projections. We are not expressing any opinion as to fair value or the solvency of the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, the Acquiror or certain of their respective affiliates. We have provided investment banking services to Fortress and affiliates of Fortress in the past unrelated to the Transaction and currently are providing, and in the future may provide, such services to Fortress and/or its affiliates and we have received and may receive compensation for such services. In the past two years prior to the date hereof, we acted as financial advisor to Fortress in connection with a sale transaction for which we received compensation. We are currently acting as financial advisor to an affiliate of Fortress in connection with a potential sale transaction for which we expect to receive compensation if such transaction is completed.

In the future we may provide investment banking and other services to the Acquiror and/or its affiliates and may receive compensation for such services. In addition, in the past two years prior to the date hereof, including during the term of our engagement by the Company, certain of our representatives, including senior members of the deal team representing the Company in connection with the Transaction, have from time to time introduced representatives of KSL to third parties outside of the ski resort industry, and otherwise have had discussions with representatives of KSL regarding potential acquisition and investment transactions outside of the ski resort industry.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.

Very truly yours,

MOELIS & COMPANY LLC

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights.

(a)      Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)      Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b) (3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, §257, § 258, § 263 or § 264 of this title:

(1)      Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)      Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.        Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.        Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.        Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.        Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)      In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)      In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)      Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d)      Appraisal rights shall be perfected as follows:

(1)      If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)      If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)      Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)      Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)      At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)      After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)      The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)      The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)      From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)      The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11.

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